As filed with the Securities and Exchange Commission on October 26, 2012

File No. 333-182482

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECT AMENDMENT NO. 2

ON

FORM S-1

TO

REGISTRATION STATEMENT on FORM S-4 (FILE NO. 333-182482)

Under

The Securities Act of 1933

TILE SHOP HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	5713	45-5538095
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

14000 Carlson Parkway

Plymouth, Minnesota 55441

(763) 852-2901

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

with a copy to:
Robert A. Rucker	Susan E. Pravda, Esq.
Chief Executive Officer	Paul D. Broude, Esq.
14000 Carlson Parkway	Foley & Lardner LLP
Plymouth, Minnesota 55441	111 Huntington Avenue
(763) 852-2901	Boston, Massachusetts 02199
(617) 342-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form S-4 (File No. 333-182482) relates to the public offering of common stock of the registrant upon exercise of certain warrants, as contemplated by the Registration Statement on Form S-4 (File No. 333-182482) (the “Prior Registration Statement”), and is being filed in order to maintain the effectiveness of the Prior Registration Statement to the extent that such Prior Registration Statement pertains to the shares of the registrant’s common stock issuable upon exercise of such warrants.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2012

PROSPECTUS

12,500,000 Shares

TILE SHOP HOLDINGS, INC.

Common Stock

This prospectus relates to the issuance by us of up to 12,500,000 shares of our common stock, par value $0.0001 per share, upon the exercise of warrants that were originally issued by JWC Acquisition Corp., a Delaware corporation (“JWCAC”), in connection with its initial public offering and that became exercisable for shares of our common stock upon the consummation of the transactions contemplated by that certain Contribution and Merger Agreement (the “Business Combination”), dated as of June 27, 2012, by and among JWCAC, on the one hand, and The Tile Shop, LLC, a Delaware limited liability company (“The Tile Shop”), the members of The Tile Shop (the “Members”), Nabron International Inc., a Bahamas corporation (“Nabron” and, together with the Members other than ILTS, LLC the “Sellers”), Tile Shop Holdings, Inc., a Delaware corporation (the “Company”), Tile Shop Merger Sub, Inc., Delaware corporation and wholly owned subsidiary of TS Holdings, and Peter Jacullo, in his capacity as Sellers’ Representative, on the other hand, at an exercise price of $11.50 per share (each, a “Public Warrant” and collectively, the “ Public Warrants”).

Each Warrant entitles the holder thereof to purchase one share of our common stock upon payment of the exercise price of $11.50 per share. We will receive the proceeds from the exercise of the Public Warrants, but not from the sale of the underlying shares of common stock.

Our common stock is listed on The Nasdaq Stock Market under the symbol “TTS.” The Public Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “TTSAW.” On October 23, 2012, the closing sale prices of our common stock and Public Warrants were $14.38 and $3.59, respectively.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

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You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document.

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INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify these statements by forward-looking words such as “may,” “might,” “will,” “will likely result,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward-looking statements are expressed differently.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the level of demand for our products;

•	our ability to grow and remain profitable in the highly competitive retail tile industry;

•	our ability to access additional capital;

•	our ability to attract and retain qualified personnel;

•	changes in general economic, business and industry conditions;

•	our ability to introduce new products that satisfy market demand; and

•	legal, regulatory, and tax developments, including additional requirements imposed by changes in domestic and foreign laws and regulations.

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents incorporated by reference herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context requires otherwise, the words “Tile Shop Holdings,” “we,” “company,” “us,” and “our” refer to Tile Shop Holdings, Inc. and our consolidated subsidiaries.

Overview

We are a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. We offer a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. We sell over 4,000 products from around the world, including ceramic, porcelain, glass, and stainless steel manufactured tiles and, marble, granite, quartz, sandstone, travertine, slate, and onyx natural tiles, primarily under our proprietary Rush River, Fired Earth, and Superior brand names. We purchase our tile products and accessories directly from producers and manufacture our own setting and maintenance materials, such as thinset, grout, and sealers. We operate 62 stores in 20 states, with an average size of 23,000 square feet. We also sell our products on our website.

We believe that our long-term producer relationships, together with our design, manufacturing and distribution capabilities, enable us to offer a broad assortment of high-quality products to our customers, who are primarily homeowners, at competitive prices. We have invested significant resources to develop our proprietary brands and product sources and believes that we are a leading retailer of stone tiles, accessories, and related materials in the United States.

In 2011, we reported net sales and income from operations of $152.7 million and $32.6 million, respectively. From December 31, 2007 to December 31, 2011, our net sales and income from operations increased at compounded annual growth rates of 8.2% and 14.0%, respectively. During that period, our growth has been driven by a combination of opening 14 new retail locations and an increase in same store sales. We have opened nine new stores in 2012 and intend to open an additional three stores during the remainder of 2012 and no fewer than 15 stores in 2013.

Competitive Strengths

We believe that the following factors differentiate us from our competitors and position us to continue to grow our specialty tile business.

Inspiring Customer Experience.  Our showrooms bring our products to life. Each showroom features up to 60 different mockups, or vignettes, of bathrooms, kitchens, fireplaces, foyers, and other settings that showcase our broad array of products. Each store also features over 1,400 hand-crafted display boards showing tile that we offer for sale. Our stores are spacious, well-lit, and organized by product type to make our customers’ shopping experience easy.

Broad Product Assortment at Attractive Prices.  We offer over 4,000 manufactured and natural tile products, setting and maintenance materials, and accessories. We are able to maintain every-day low prices by purchasing tile and accessories directly from producers and manufacturing our own setting and maintenance materials.

Customer Service and Satisfaction.  Our sales personnel are highly-trained and knowledgeable about the technical and design aspects of our products. We offer weekly do-it-yourself classes in all of our showrooms. In addition, we provide one-on-one installation training as required to meet customer needs. We offer a liberal return policy, with no restocking fees.

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Worldwide Sourcing Capabilities.  We have long-standing relationships with producers of our tiles throughout the world and work with them to design products exclusively for us. We believe that these direct relationships differentiate us from our competitors, who generally purchase commodity products through distributors. We are often the largest or exclusive customer for many of our producers.

Proprietary Branding.  We sell the majority of our products under our proprietary brand names, which helps us to differentiate our products from those of our competitors. We offer products across a range of price points and quality levels that allow us to target discrete market segments and to appeal to diverse groups of customers.

Centralized Distribution System.  We service our retail locations from three distribution centers. Our distribution centers can cost-effectively service stores within a 700-mile radius, providing us with the ability to open new locations in markets where we believe that we have a competitive advantage or see attractive demographics.

Experienced Team.  Our management team has substantial experience in the specialty tile industry and retail sales operations. Robert Rucker, our founder and chief executive officer, has over 25 years of experience in the tile industry. Both Carl Randazzo, senior vice president—retail, and Joseph Kinder, senior vice president—operations, have been with us for over 20 years. William Watts, who serves as our the chairman of our board of directors, is the former chief executive officer of General Nutrition Corporation, the chairman of Mattress Firm, Inc. and a director of Brookstone, Inc.

Historically Attractive Returns on New Store Investment.  Our new stores have historically begun generating operating profit within the first year of operations and we generally recoup our initial net capital investment from a new store’s four-wall profitability within the first 36 months of operations. We measure four-wall profitability as store level operating profit before pre-opening costs and depreciation and amortization.

Growth Strategy

We intend to increase our net sales and profitability through a combination of new store openings and same store sales growth. In the five years ended December 31, 2011, we grew through a combination of opening 20 new retail locations and increases in same store sales. We expect to continue to gain market share. Specific elements of our strategy for continued growth include the following:

Open New Stores.  We believe that the highly-fragmented U.S. retail tile market provides us with a significant opportunity to expand our store base. Since January 1, 2012, we have opened nine new stores and plan to open an additional three stores during the remainder of 2012. We intend to open no fewer than 15 new stores in 2013, primarily in our existing markets and the mid-Atlantic, south eastern, and southern New England regions of the United States. We believe that there will continue to be additional expansion opportunities in the United States and Canada. We expect our store base growth to increase operational efficiencies.

Increase Sales and Profitability of Existing Stores.  We believe that our ongoing investment in new products and our enhanced training program for our sales associates, together with our associate incentive compensation structure, will result in continued same store sales growth.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business.

Corporate Information

We were incorporated in the State of Delaware in June 2012 in order to become the parent company of The Tile Shop, LLC (“The Tile Shop”) following the consummation of a business combination (the “Business Combination”) with JWC Acquisition Corp. (“JWCAC”), a blank check company incorporated in the State of Delaware in July 2010. On August 21, 2012, we consummated the Business Combination and, in connection therewith, became a successor issuer to JWCAC by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Our principal executive offices are located 14000 Carlson Parkway, Plymouth, Minnesota, 55441, and our telephone number is (763) 852-2901. Our website address is www.tileshop.com. We had approximately 744 employees as of September 30, 2012. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical financial information derived from (i) our unaudited financial statements included elsewhere in this prospectus as of and for the six months ended June 30, 2012 and 2011, (ii) The Tile Shop’s audited financial statements included elsewhere in this prospectus as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and (iii) The Tile Shop’s audited financial statements not included in this report as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007. You should read the following selected financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, or for the six months ended June 30,		As of December 31, or for the year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Statement of Income Data
Net sales	$92,175	$77,931	$152,717	$135,340	$116,247	$118,960	$111,607
Cost of sales	24,828	20,425	40,321	36,124	31,706	34,001	33,588
Gross profit	67,347	57,506	112,396	99,216	84,541	84,959	78,019
Selling, general and administrative expenses	45,980	38,825	79,783	68,555	60,171	61,582	58,689
Income from operations	21,367	18,681	32,613	30,661	24,370	23,377	19,330
Other income (expense)	(154)	(171)	(520)	(343)	(472)	83	(409)
Provision for income taxes	424	425	733	609	675	724	461
Net income	$20,789	$18,085	$31,360	$29,709	$23,223	$22,736	$18,460
Earnings per unit	$0.54	$0.46	$0.80	$0.76	$0.59	$0.58	$0.47
Weighted average units outstanding	38,800	39,200	39,113	39,200	39,200	39,200	39,200
Balance Sheet Data
Cash and cash equivalents	$16,918	$16,329	$6,283	$14,117	$17,850	$3,631	$638
Inventories	41,787	42,883	43,744	35,358	26,342	28,046	22,891
Total assets	137,683	123,363	119,005	108,890	93,954	80,225	78,873
Total debt and capital lease obligations, including current maturities	4,307	5,057	4,853	5,582	4,574	5,035	5,562
Total members’ equity	86,416	77,319	75,147	69,437	62,000	49,586	39,084
Working capital	40,572	39,464	34,852	34,895	31,851	18,949	9,980
Cash Flow Data
Net cash provided by operating activities	$32,687	$20,259	$34,723	$32,461	$34,729	$25,156	$27,885
Net cash used in investing activities	(12,138)	(8,022)	(18,561)	(14,376)	(8,267)	(9,435)	(12,928)
Net cash used in financing activities	(9,915)	(10,025)	(23,994)	(21,819)	(12,243)	(12,728)	(14,330)
Other Selected Financial Data (unaudited)
Adjusted EBITDA (1)	$27,455	$23,339	$42,602	$38,472	$31,576	$30,818	$25,832
Adjusted EBITDA margin (1)	29.8%	29.9%	27.9%	28.4%	27.2%	25.9%	23.1%
Gross margin (2)	73.1%	73.8%	73.6%	73.3%	72.7%	71.4%	69.9%
Operating income margin (3)	23.2%	24.0%	21.4%	22.7%	21.0%	19.7%	17.3%
Same stores sales growth (4)	6.3%	6.7%	6.4%	11.4%	(4.6)%	(3.4)%	3.4%
Average ticket sales (5)	$260	$242	$249	$234	$227	$239	$233

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(1) We calculate Adjusted EBITDA by taking net income calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock-based compensation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

	Six Months Ended
	June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Net Income	$20,789	$18,085	$31,360	$29,709	$23,223	$22,736	$18,460
Interest expense	176	199	443	467	545	592	972
Income taxes	424	425	733	609	675	724	461
Depreciation and amortization	4,793	4,037	8,651	7,237	7,013	6,506	5,789
Stock-based compensation	1,273	593	1,415	450	120	260	150
Adjusted EBITDA	$27,455	$23,339	$42,602	$38,472	$31,576	$30,818	$25,832

(2) Gross margin is gross profit divided by net sales.

(3) Operating income margin is income from operations divided by net sales.

(4) Same store sales growth is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th month of operation. Same store sales growth amounts include total charges to customers less any actual returns. We do not include estimated return provisions or sale allowances in the same store sales calculation, as return reserves are calculated on a consolidated level, and the analysis does not include website sales. Same store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing our results to those of other businesses.

(5) Average ticket sales are net sales divided by the number of sales for the period.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Our business is dependent on general economic conditions in our markets.

Our revenues depend, in part, on discretionary spending by our customers. Pressure on discretionary income brought on by economic downturns and slow recoveries, including housing market declines, rising energy prices, and weak labor markets, may cause consumers to reduce the amount that they spend on discretionary items. If recovery from the current economic downturn continues to be slow or prolonged, our growth, prospects, results of operations, cash flows, and financial condition could be adversely impacted. General economic conditions and discretionary spending are beyond our control and are affected by, among other things:

•	consumer confidence in the economy;

•	unemployment trends;

•	consumer debt levels;

•	consumer credit availability;

•	the housing market;

•	gasoline and fuel prices;

•	interest rates and inflation;

•	price deflation, including due to low-cost imports;

•	slower rates of growth in real disposable personal income;

•	natural disasters;

•	national security concerns;

•	tax rates and tax policy; and

•	other matters that influence consumer confidence and spending.

Increasing volatility in financial markets may cause some of the above factors to change with an even greater degree of frequency and magnitude than in the past.

Our ability to grow and remain profitable may be limited by direct or indirect competition in the retail tile industry, which is highly competitive.

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The retail tile industry in the United States is highly competitive. Participants in the tile industry compete primarily based on product variety, customer service, store location, and price. There can be no assurance that we will be able to continue to compete favorably with our competitors in these areas. Our store competitors include large national home centers (such as Home Depot and Lowe’s), regional and local specialty retailers of tile (such as Tile America, World of Tile, Century Tile, and Floor and Décor), factory direct stores (such as Dal-Tile and Florida Tile) and privately-owned, single-site stores. We also compete indirectly with companies that sell other types of floor coverings, including wood floors, carpet, and vinyl sheet. In the past, we have faced periods of heightened competition that materially affected our results of operations. Certain of our competitors have greater name recognition, longer operating histories, more varied product offerings, and substantially greater financial and other resources than us. Accordingly, we may face periods of intense competition in the future that could have a material adverse effect on our planned growth and future results of operations. In addition, the barriers to entry into the retail tile industry are relatively low. New or existing retailers could enter our markets and increase the competition that we face. In addition, manufacturers and vendors of tile and related products, including those whose products we currently sell, could enter the U.S. retail tile market and start directly competing with us. Competition in existing and new markets may also prevent or delay our ability to gain relative market share. Any of the developments described above could have a material adverse effect on our planned growth and future results of operations.

If we fail to successfully manage the challenges that our planned growth poses or encounter unexpected difficulties during our expansion, our revenues and profitability could be materially adversely affected.

One of our long term objectives is to increase revenues and profitability through market share leadership. Our ability to achieve market share leadership, however, is contingent upon our ability to open new stores and achieve operating results in new stores at the same level as our similarly situated current stores. There can be no assurance that we will be able to open stores in new markets at the rate required to achieve market leadership in such markets, identify and obtain favorable store sites, arrange favorable leases for stores, or obtain governmental and other third-party consents, permits, and licenses needed to open or operate stores in a timely manner, train and hire a sufficient number of qualified managers for new stores, attract a strong customer base and brand familiarity in new markets, or successfully compete with established retail tile stores in the new markets that we enter. Failure to open new stores in an effective and cost-efficient manner could place us at a competitive disadvantage as compared to retailers who are more adept than us at managing these challenges, which, in turn, could negatively affect our overall operating results.

Our same store sales fluctuate due to a variety of economic, operating, industry and environmental factors and may not be a fair indicator of our overall performance.

Our same store sales have experienced fluctuations, which can be expected to continue. Numerous factors affect our same store sales results, including among others, the timing of new and relocated store openings, the relative proportion of new and relocated stores to mature stores, cannibalization resulting from the opening of new stores in existing markets, changes in advertising and other operating costs, the timing and level of markdowns, changes in our product mix, weather conditions, retail trends, the retail sales environment, economic conditions, inflation, the impact of competition, and our ability to execute our business strategy efficiently. As a result, same store sales or operating results may fluctuate, and may cause the price of our securities to fluctuate significantly. Therefore, we believe that period-to-period comparisons of our same store sales may not be a fair indicator of our overall operating performance.

We intend to open additional stores in our existing markets, which may diminish sales by existing stores in those markets and strain our ability to find qualified personnel or divert our resources from our existing stores, negatively affecting our overall operating results.

Our expansion strategy includes plans to open additional stores in our existing markets as part of our plan to open three additional new stores in the remainder of 2012 and no fewer than 15 new stores in 2013. Because our stores typically draw customers from their local areas, additional stores may draw customers away from nearby existing stores and may cause same store sales performance at those existing stores to decline, which may adversely affect our overall operating results. In addition, our ability to open additional stores will be dependent on our ability to promote and/or recruit enough qualified field managers, store managers, assistant store managers, and sales associates. The time and effort required to train and supervise a large number of new managers and associates and integrate them into our culture may divert resources from our existing stores. If we are unable to profitably open additional stores in existing markets and limit the adverse impact of those new stores on existing stores, it may reduce our same store sales and overall operating results during the implementation of our expansion strategy.

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Our expansion strategy will be dependent upon, and limited by, the availability of adequate capital.

Our expansion strategy will require additional capital for, among other purposes, opening new stores and entering new markets. Such capital expenditures will include researching real estate and consumer markets, lease, inventory, property and equipment costs, integration of new stores and markets into company-wide systems and programs, and other costs associated with new stores and market entry expenses and growth. If cash generated internally is insufficient to fund capital requirements, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. In addition, our credit facility may limit the amount of capital expenditures we may make annually, depending on our leverage ratio. If we fail to obtain sufficient additional capital in the future or we are unable to make capital expenditures under our credit facility, we could be forced to curtail our expansion strategies by reducing or delaying capital expenditures relating to new stores and new market entry. As a result, there can be no assurance that we will be able to fund our current plans for the opening of new stores or entry into new markets.

We depend on a number of suppliers, and any failure by any of them to supply us with products may impair our inventory and adversely affect our ability to meet customer demands, which could result in a decrease in revenues and/or gross margin.

Our current suppliers may not continue to sell products to us on acceptable terms or at all, and we may not be able to establish relationships with new suppliers to ensure delivery of products in a timely manner or on terms acceptable to us. We do not have long-term contractual supply agreements with our suppliers which obligate them to supply us with products at specified quantities or prices. We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. We are also dependent on suppliers for assuring the quality of merchandise supplied to us. Our inability to acquire suitable merchandise in the future or the loss of one or more of our suppliers and our failure to replace them may harm our relationship with our customers and our ability to attract new customers, resulting in a decrease in net sales.

We source the approximately 4,000 products that we stock and sell from over 100 domestic and international vendors. We source a large number of those products from foreign manufacturers, including approximately 55% of our products from a group of 10 suppliers located primarily in Asia. We generally take title to these products overseas and are responsible for arranging shipment to our distribution centers. Financial instability among key vendors, political instability, trade restrictions, tariffs, currency exchange rates, and transport capacity and costs are beyond our control and could negatively impact our business if they seriously disrupt the movement of products through our supply chain or increased the costs of our products.

If our suppliers do not use ethical business practices or comply with applicable laws and regulations, our reputation could be harmed due to negative publicity and we could be subject to legal risk.

We do not control the operations of our suppliers. Accordingly, we cannot guarantee that our suppliers will comply with applicable environmental and labor laws and regulations or operate in a legal, ethical, and responsible manner. Violation of environmental, labor or other laws by our suppliers or their failure to operate in a legal, ethical, and responsible manner, could reduce demand for our products if, as a result of such violation or failure, we attract negative publicity. Further, such conduct could expose us to legal risks as a result of the purchase of products from non-compliant suppliers.

If customers are unable to obtain third-party financing at satisfactory rates, sales of our products could be materially adversely affected.

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Our business, financial condition, and results of operations have been, and may continue to be affected, by various economic factors. Deterioration in the current economic environment could lead to reduced consumer and business spending, including by our customers. It may also cause customers to shift their spending to products that we either do not sell or that generate lower profitably for us. Further, reduced access to credit may adversely affect that ability of consumers to purchase our products. This potential reduction in access to credit may adversely impact our ability to offer customers credit card financing through third party credit providers on terms similar to those offered currently, or at all. In addition, economic conditions, including decreases in access to credit, may result in financial difficulties leading to restructuring, bankruptcies, liquidations and other unfavorable events for our customers, which may adversely impact our industry, business, and results of operations.

Any failure by us to successfully anticipate consumer trends may lead to loss of consumer acceptance of our products, resulting in reduced revenues.

Our success depends on our ability to anticipate and respond to changing trends and consumer demands in a timely manner. If we fail to identify and respond to emerging trends, consumer acceptance of our merchandise and our image with current or potential customers may be harmed, which could reduce our revenues. Additionally, if we misjudge market trends, we may significantly overstock unpopular products and be forced to reduce the sales price of such products, which would have a negative impact on our gross profit and cash flow. Conversely, shortages of products that prove popular could also reduce our revenues.

We depend on a few key employees, and if we lose the services of certain of our executive officers, we may not be able to run our business effectively.

Our future success depends in part on our ability to attract and retain key executive, merchandising, marketing, and sales personnel. Our executive officers include Robert Rucker, president and chief executive officer; Carl Randazzo, senior vice president—retail; and Joseph Kinder, senior vice president—operations. We have employment and non-compete arrangements with each of Messrs. Rucker, Randazzo, and Kinder. If any of these executive officers ceases to be employed by us, we would have to hire additional qualified personnel. Our ability to successfully hire other experienced and qualified executive officers cannot be assured, and may be difficult because we face competition for these professionals from our competitors, our suppliers and other companies operating in our industry. As a result, the loss or unavailability of any of our executive officers could have a material adverse effect on us.

We have entered into a $100 million credit facility. The burden of this additional debt could adversely affect us, make us more vulnerable to adverse economic or industry conditions, and prevent us from fulfilling our debt obligations or from funding our expansion strategy.

In connection with the Business Combination, we issued promissory notes in an aggregate principal amount of approximately $70 million. We have entered into a credit facility with Bank of America, N.A., as administrative agent and The Huntington National Bank, as syndication agent, for $100 million, including a term loan of $25 million and a revolving credit facility of $75 million, which we have used, in part, to repay the promissory notes issued in connection with the Business Combination. The terms of our credit facility and the burden of the indebtedness incurred thereunder could have serious consequences for us, such as :

•          limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements, expansion strategy, or other needs;

•          placing us at a competitive disadvantage compared to competitors with less debt;

•          increasing our vulnerability to, and reducing our flexibility in planning for, adverse changes in economic, industry, and competitive conditions; and

•          increasing our vulnerability to increases in interest rates if borrowings under the credit facility are subject to variable interest rates.

Our credit facility also contains negative covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

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•          incur indebtedness;

•          create liens;

•          engage in mergers or consolidations;

•          sell assets;

•          make investments, acquisitions, loans, or advances;

•          make capital expenditures;

•          repay, prepay, or redeem certain indebtedness;

•          engage in certain transactions with affiliates;

•          enter into agreements limiting subsidiary distributions;

•          enter into agreements limiting the ability to create liens;

•          amend our organizational document in a way that has a material effect on the lenders or administrative agent under our credit facility; and

•          change our lines of business.

A breach of any of these covenants could result in an event of default under our credit facility. Upon the occurrence of an event of default, the lender could elect to declare all amounts outstanding under such facility to be immediately due and payable and terminate all commitments to extend further credit, or seek amendments to our debt agreements that would provide for terms more favorable to such lender and that we may have to accept under the circumstances. If we were unable to repay those amounts, the lender under our credit facility could proceed against the collateral granted to them to secure that indebtedness.

If we fail to hire, train, and retain qualified managers, sales associates, and other employees, our enhanced customer service could be compromised and we could lose sales to our competitors.

A key element of our competitive strategy is to provide product expertise to our customers through its extensively trained, commissioned sales associates. If we are unable to attract and retain qualified personnel and managers as needed in the future, including qualified sales personnel, our level of customer service may decline, which may decrease our revenues and profitability.

If we are unable to renew or replace current store leases or if we are unable to enter into leases for additional stores on favorable terms, or if one or more of our current leases is terminated prior to expiration of its stated term, and we cannot find suitable alternate locations, our growth and profitability could be negatively impacted.

We currently lease all of our store locations. Many of our current leases provide us with the unilateral option to renew for several additional rental periods at specific rental rates. Our ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and our ability to negotiate favorable lease terms for additional store locations, could depend on conditions in the real estate market, competition for desirable properties, our relationships with current and prospective landlords, or on other factors that are not within our control. Any or all of these factors and conditions could negatively impact our growth and profitability.

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Compliance with laws or changes in existing or new laws and regulations or regulatory enforcement priorities could adversely affect our business.

We must comply with various laws and regulations at the local, regional, state, federal, and international levels. These laws and regulations change frequently and the changes can impose significant costs and other burdens of compliance on our business and vendors. Any changes in regulations, the imposition of additional regulations, or the enactment of any new legislation that affect employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, or environmental issues, or compliance with Foreign Corrupt Practices Act, could have an adverse impact on our financial condition and results of operations. Changes in enforcement priorities by governmental agencies charged with enforcing existing laws and regulations can increase our cost of doing business.

We may also be subject to audits by various taxing authorities. Changes in tax laws in any of the multiple jurisdictions in which we operate, or adverse outcomes from tax audits that we may be subject to in any of the jurisdictions in which we operate, could result in an unfavorable change in our effective tax rate, which could have an adverse effect on our business and results of operations.

As our stores are generally concentrated in the mid-western and mid-Atlantic regions of the United States, we are subject to regional risks.

We have a high concentration of stores in the mid-western and mid-Atlantic regions. If these markets individually or collectively suffer an economic downturn or other significant adverse event, there could be an adverse impact on same store sales, revenues, and profitability, and the ability to implement our planned expansion program. Any natural disaster or other serious disruption in these markets due to fire, tornado, hurricane, or any other calamity could damage inventory and could result in decreased revenues.

Our results may be adversely affected by fluctuations in raw material and energy costs.

Our results may be affected by the prices of the components and raw materials used in the manufacture of tile, setting and maintenance materials, and related accessories that we sell. These prices may fluctuate based on a number of factors beyond our control, including: oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates, and government regulation. In addition, energy costs have fluctuated dramatically in the past and may fluctuate in the future. These fluctuations may result in an increase in our transportation costs for distribution from our regional distribution centers to our retail stores, utility costs for our distribution and manufacturing centers and retail stores, and overall costs to purchase products from our vendors.

We may not be able to adjust the prices of our products, especially in the short-term, to recover these cost increases in raw materials and energy. A continual rise in raw material and energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our financial condition and results of operations.

Our success is highly dependent on our ability to provide timely delivery to our customers, and any disruption in our delivery capabilities or our related planning and control processes may adversely affect our operating results.

Our success is due in part to our ability to deliver products quickly to our customers, which relies on successful planning and distribution infrastructure, including ordering, transportation and receipt processing, and the ability of suppliers to meet distribution requirements. Our ability to maintain this success depends on the continued identification and implementation of improvements to our planning processes, distribution infrastructure, and supply chain. We also need to ensure that our distribution infrastructure and supply chain keep pace with our anticipated growth and increased number of stores. The cost of these enhanced processes could be significant and any failure to maintain, grow, or improve them could adversely affect our operating results. Our business could also be adversely affected if there are delays in product shipments due to freight difficulties, strikes, or other difficulties at our suppliers’ principal transport providers, or otherwise.

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Damage, destruction, or disruption of our distribution and manufacturing centers could significantly impact our operations and impede our ability to produce and distribute our products.

We rely on three regional distribution centers to supply products to all of our retail stores. In addition, we rely on our two manufacturing centers, located at two of our distribution centers, to manufacture our setting and maintenance materials. If any of these facilities, or the inventory stored in these facilities, were damaged or destroyed by fire or other causes, our distribution or manufacturing processes would be disrupted, which could cause significant delays in delivery. This could negatively impact our ability to stock our stores and deliver products to our customers, and cause our revenues and operating results to deteriorate.

Our ability to control labor costs is limited, which may negatively affect our business.

Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates, the impact of legislation or regulations governing healthcare benefits or labor relations, such as the Employee Free Choice Act, and health and other insurance costs. If our labor and/or benefit costs increase, we may not be able to hire or maintain qualified personnel to the extent necessary to execute our competitive strategy, which could adversely affect our results of operations.

Our business exposes us to personal injury and product liability claims, which could result in adverse publicity and harm to our brands and our results of operations.

We are from time to time subject to claims due to the injury of an individual in our stores or on our property. In addition, we may be subject to product liability claims for the products that we sell. Our purchase orders generally do not require the manufacturer to indemnify us against any product liability claims arising from products purchased by us. Any personal injury or product liability claim made against us, whether or not it has merit, could be time consuming and costly to defend, resulting in adverse publicity or damage to our reputation, and have an adverse effect on our results of operations. In addition, any negative publicity involving our vendors, employees, and other parties who are not within our control could negatively impact us.

Our business operations could be disrupted if our information technology systems fail to perform adequately or we are unable to protect the integrity and security of our customers’ information.

We depend upon our information technology systems in the conduct of all aspects of our operations. If our information technology systems fail to perform as anticipated, we could experience difficulties in virtually any area of our operations, including but not limited to replenishing inventories or delivering products to store locations in response to consumer demands. It is also possible that our competitors could develop better online platforms than us, which could negatively impact our internet sales. Any of these or other systems-related problems could, in turn, adversely affect our revenues and profitability.

In addition, in the ordinary course of its business, we collect and store certain personal information from individuals, such as our customers and suppliers, and we process customer payment card and check information. We also store credit card information and other personal information about our customers and we are currently assessing our compliance laws associated with the collection, security, and handling of personal information and intend to make any required changes in our systems and policies in response to this assessment. Our failure to comply with such laws, a breach of our network security and systems, or other events that cause the loss or public disclosure of, or access by third parties to, our customers’ personal information could have serious negative consequences for our business, including possible fines, penalties and damages, an unwillingness of customers to provide us with their credit card or payment information, harm to our reputation and brand, loss of our ability to accept and process customer credit card orders, and time-consuming and expensive litigation.

Computer hackers may attempt to penetrate our computer systems and, if successful, misappropriate personal information, payment card or check information, or confidential business information. In addition, an employee, contractor, or other third party with whom we do business may attempt to circumvent our security measures in order to obtain such information. The techniques used to obtain unauthorized access or sabotage systems change frequently and may originate from less regulated or remote areas around the world. As a result, we may be unable to proactively address these techniques or to implement adequate preventative measures.

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Many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and could cause the loss of customers.

Our management and auditors have identified a material weakness in our internal controls over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements.

Prior to the Business Combination, we were not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. As such, we did not make an assessment of the effectiveness of our internal controls over financial reporting nor did we engage our auditors to express, nor have our auditors expressed, an opinion on the effectiveness of our internal controls over financial reporting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2011, our auditors informed us that they had identified a material weakness in our internal controls over financial reporting related to deficiencies in the financial statement close process. Under the standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis. If we are unable to remediate our historical material weakness or if additional material weaknesses are identified in the future, a material weakness may exist in our internal controls over financial reporting.

The primary factors contributing to the material weakness in our financial statement close process were:

•          We lacked sufficient personnel with requisite competencies within our finance function for a company of our size and complexity.

•          We did not maintain financial close processes, procedures, and reporting systems that were adequately designed to support the accurate and timely reporting of our financial results.

We have begun taking measures and plan to take additional measures to remediate the underlying causes of the historical material weakness, primarily through the development and implementation of formal policies, improved processes, improved systems and documented procedures, as well as hiring of additional finance personnel. We plan to complete this remediation process as quickly as possible. However, we cannot at this time estimate how long it will take or if it can successfully remediate the historical material weakness. If we are unable to successfully remediate the historical weakness, we may be unable to produce accurate and timely financial statements. Any failure to timely provide required financial information could materially and adversely impact our financial condition and the market value of our securities.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that are applicable to us.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for us as a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of us as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us. If management is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, management may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities

Concentration of ownership may have the effect of delaying or preventing a change in control.

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Our directors, executive officers, and holders of more than 5% of our common stock, together with their affiliates, beneficially hold a majority of our outstanding shares of common stock. As a result, these stockholders, if acting together, have the ability to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our securities.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

In accordance with lock-up agreements executed in connection with the consummation of the Business Combination, the former direct and indirect holders of equity interests in The Tile Shop and the JWCAC founders and their affiliates will be permitted to sell an aggregate of 34,014,536 shares of our common stock that they received in the Business Combination (other than 290,697 earnout shares, the treatment of which is described below) on the earlier of (i) the first anniversary of the consummation of the Business Combination, (ii) the date on which the trading price of our common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination and (iii) the date on which we consummate a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property. The JWCAC founders will be permitted to sell the 290,697 earnout shares if, prior to the second anniversary of the consummation of the Business Combination, (i) the trading price of our common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar events) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination or (ii) we consummate a liquidation, merger, stock exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property, the value of which equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar events). The terms of the lock-up agreements may be amended by us and the other parties to such agreements.

In addition, the former direct and indirect holders of equity interests in The Tile Shop and the JWCAC founders hold registration rights, subject to certain limitations, with respect to our common stock that they received in the Business Combination pursuant to a registration rights agreement. The holders of a majority in interest of our common stock held by the former direct and indirect holders of equity interests in The Tile Shop will be entitled to require us, on up to four occasions, to register under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock that they received in the Business Combination. The holders of a majority in interest of our common stock held by the JWCAC founders will be entitled to require us, on up to two occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination, and any shares that may be issued pursuant to the exercise of certain warrants held by them. The presence of these additional securities trading in the public market may have an adverse effect on the market price of our common stock.

Although our common stock is currently listed on the Nasdaq Stock Market, there can be no assurance that we will be able to comply with the continued listing standards.

The Nasdaq Stock Market may delist our common stock from trading on its exchange for failure to meet the continued listing standards. If our common stock were delisted from the Nasdaq Stock Market, we and our stockholders could face significant material adverse consequences including:

•          a limited availability of market quotations for our common stock;

•          a determination that our common stock is a “penny stock” would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•          a limited amount of analyst coverage; and

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•          a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our securities may decline and/or be volatile.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there had not been a public market for our securities or The Tile Shop’s securities, and trading in JWCAC’s securities had not been active. Accordingly, the valuation ascribed to The Tile Shop and the shares of JWCAC’s common stock in the Business Combination may not have been indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price that you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•          actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•          changes in the market’s expectations about our operating results;

•          the effects of seasonality on our business cycle;

•          success of competitive retailers;

•          our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•          changes in financial estimates and recommendations by securities analysts concerning us, the housing market, the retail specialty tile market, or the retail market in general;

•          operating and stock price performance of other companies that investors deem comparable to us

•          our ability to market new and enhanced products on a timely basis;

•          changes in laws and regulations affecting our business;

•          commencement of, or involvement in, litigation involving us;

•          changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•          the volume of shares of our common stock available for public sale;

•          any major change in our board of directors or management;

•          sales of substantial amounts of common stock by our directors, executive officers, or significant stockholders or the perception that such sales could occur; and

•          general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism.

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Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The Nasdaq Stock Market and the stock market in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these securities, and of our securities, may not be predictable. A loss of investor confidence in the market for retail securities or the securities of other companies that investors perceive to be similar to us could depress the price of our securities regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who covers us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

The exercise of warrants to purchase shares of our common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our existing stockholders.

There are outstanding warrants to purchase an aggregate of 17,771,232 shares of our common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our management will have broad discretion over the use of the proceeds that we receive from the exercise of the warrants to purchase shares of our common stock and might not apply the proceeds in ways that increase the value our securities.

Our management will have broad discretion to use the proceeds that we receive from the exercise of warrants to purchase shares of our common stock, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply these proceeds in ways that increase the value our securities. We intend to use these proceeds primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of these proceeds to acquire or invest in complementary products or businesses. Until we use these proceeds, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the proceeds that we receive from the exercise of warrants in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our securities to decline. You will not have the opportunity to influence our decisions on how we use our the proceeds that we receive from the exercise of warrants.

We may redeem certain outstanding warrants to purchase shares of our common stock prior to their exercise at a time that it is disadvantageous to the holders thereof, thereby making such warrants worthless.

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We have the ability to redeem certain outstanding warrants to purchase shares of our common stock at any time prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date that we give notice of redemption and during the entire period thereafter until the time all such warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of such warrants and a current prospectus relating to them is available. Redemption of such warrants could force the holders thereof:

•          to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•          to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•          to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Registration of the shares of common stock underlying outstanding warrants and a current prospectus may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

Under the agreement governing certain of our outstanding warrants to purchase shares of our common stock, we are obligated to use our best efforts to maintain the effectiveness of a registration statement under the Securities Act for the shares of common stock issuable exercise of such warrants, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we are obligated to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

In connection with the Business Combination, we registered the shares of common stock issuable upon exercise of such warrants on our registration statement on Form S-4 and intend to continue the effectiveness of such registration statement by filing any necessary post-effective amendments thereto. Nevertheless, if such registration statement is not effective on the 60th business day following the closing of the Business Combination or afterward, we will be required to permit holders to exercise their warrants on a cashless basis, under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the shares issuable upon such exercise are registered or qualified under the Securities Act and securities laws of the state of the exercising holder to the extent an exemption is unavailable. In no event will we be required to issue cash, securities, or other compensation in exchange for the warrants in the event that the shares underlying such warrants are not registered or qualified under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

We are a holding company with no business operations of our own and depend on cash flow from The Tile Shop to meet our obligations.

We are a holding company with no business operations of our own or material assets other than the equity of our subsidiaries. All of our operations are conducted by our subsidiary, The Tile Shop. As a holding company, we will require dividends and other payments from our subsidiaries to meet cash requirements. The terms of any credit facility may restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation, or other reorganization of any of our subsidiaries, our stockholders likely will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before us, as an equityholder, would be entitled to receive any distribution from that sale or disposal. If The Tile Shop is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

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Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•          a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•          no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•          the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•          the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•          a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•          the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•          limiting the liability of, and providing indemnification to, our directors and officers;

•          controlling the procedures for the conduct and scheduling of stockholder meetings;

•          providing the board of directors with the express power to postpone previously scheduled annual meetings of stockholders and to cancel previously scheduled special meetings of stockholders;

•          providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•          advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

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USE OF PROCEEDS

We will receive the proceeds from the exercise of the Public Warrants, but not from the sale of the underlying shares of common stock. We intend to use the proceeds from the exercise of the Public Warrants primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses. Our management will have broad discretion over the uses of the proceeds from the exercise of the Public Warrants. Pending these uses, we intend to invest the net proceeds from the exercise of Public Warrants in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

PLAN OF DISTRIBUTION

The shares of common stock offered and sold pursuant to this prospectus will be issued directly to the holders of Public Warrants upon payment of the exercise price therefore to us. We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.

PRICE RANGE OF SECURITIES

Our common stock has been traded on The NASDAQ Global Market under the symbol “TTS” since the consummation of the Business Combination on August 21, 2012. Prior to this time, there was no public market for our common stock. Our Public Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “TTSAW.” The following table shows the high and low sale prices per share of our common stock and Public Warrants as reported on The NASDAQ Global Market and the Over-the-Counter Bulletin Board for the periods indicated:

	Common Stock		Public Warrants
	High	Low	High	Low

Third Quarter 2012 (beginning August 21, 2012)	16.99	11.75	3.60	1.10

Fourth Quarter 2012 (through October 23, 2012)	15.26	13.50	3.94	2.95

On October 23, 2012, the closing prices of our common stock and Public Warrants were $14.38 and $3.59, respectively. As of October 23, 2012 we had approximately 32 holders of record of our common stock and 15 holders of record of our Public Warrants. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

DIVIDENDS

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our common stock in the foreseeable future. While our board of directors may consider whether or not to institute a dividend policy, it our present intention to retain any earnings for use in our business operations.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012. This table should be read in conjunction with the information provided in “Selected Consolidated Financial Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes.

As of September 30, 2012
(in thousands)

Cash and cash equivalents	$5,961

Long-term liabilities:
Long-term debt, net of current portion	1,085
Deferred rent	17,751
Capital lease obligations, net of current portion	1,479
Deferred tax liability - current
Promissory notes	66,271
Total long-term liabilities	86,586

Stockholders’ equity:
Common stock, par value $0.0001 per share; authorized: 50,000,000 shares; issued: 42,891,985 shares	4
Additional paid-in-capital	25,160
Retained earnings	28,133
Total stockholders’ equity	53,297

Total capitalization	$139,883

The outstanding share information set forth above is as of September 30, 2012 and excludes:

•        450,000 shares of common stock, subject to increase on an annual basis, reserved for issuance under our 2012 Equity Award Plan;

•        1,755,000 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock granted pursuant to our 2012 Equity Award Plan at a weighted average exercise price of $10.00 per share; and

•        17,771,232 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock at an exercise price of $11.50 per share.

25

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical financial information derived from (i) our unaudited financial statements included elsewhere in this prospectus as of and for the six months ended June 30, 2012 and 2011, (ii) The Tile Shop’s audited financial statements included elsewhere in this prospectus as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and (iii) The Tile Shop’s audited financial statements not included in this report as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007. You should read the following selected financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, or for the six months ended June 30,		As of December 31, or for the year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Statement of Income Data
Net sales	$92,175	$77,931	$152,717	$135,340	$116,247	$118,960	$111,607
Cost of sales	24,828	20,425	40,321	36,124	31,706	34,001	33,588
Gross profit	67,347	57,506	112,396	99,216	84,541	84,959	78,019
Selling, general and administrative expenses	45,980	38,825	79,783	68,555	60,171	61,582	58,689
Income from operations	21,367	18,681	32,613	30,661	24,370	23,377	19,330
Other income (expense)	(154)	(171)	(520)	(343)	(472)	83	(409)
Provision for income taxes	424	425	733	609	675	724	461
Net income	$20,789	$18,085	$31,360	$29,709	$23,223	$22,736	$18,460
Earnings per unit	$0.54	$0.46	$0.80	$0.76	$0.59	$0.58	$0.47
Weighted average units outstanding	38,800	39,200	39,113	39,200	39,200	39,200	39,200
Balance Sheet Data
Cash and cash equivalents	$16,918	$16,329	$6,283	$14,117	$17,850	$3,631	$638
Inventories	41,787	42,883	43,744	35,358	26,342	28,046	22,891
Total assets	137,683	123,363	119,005	108,890	93,954	80,225	78,873
Total debt and capital lease obligations, including current maturities	4,307	5,057	4,853	5,582	4,574	5,035	5,562
Total members’ equity	86,416	77,319	75,147	69,437	62,000	49,586	39,084
Working capital	40,572	39,464	34,852	34,895	31,851	18,949	9,980
Cash Flow Data
Net cash provided by operating activities	$32,687	$20,259	$34,723	$32,461	$34,729	$25,156	$27,885
Net cash used in investing activities	(12,138)	(8,022)	(18,561)	(14,376)	(8,267)	(9,435)	(12,928)
Net cash used in financing activities	(9,915)	(10,025)	(23,994)	(21,819)	(12,243)	(12,728)	(14,330)
Other Selected Financial Data (unaudited)
Adjusted EBITDA (1)	$27,455	$23,339	$42,602	$38,472	$31,576	$30,818	$25,832
Adjusted EBITDA margin (1)	29.8%	29.9%	27.9%	28.4%	27.2%	25.9%	23.1%
Gross margin (2)	73.1%	73.8%	73.6%	73.3%	72.7%	71.4%	69.9%
Operating income margin (3)	23.2%	24.0%	21.4%	22.7%	21.0%	19.7%	17.3%
Same stores sales growth (4)	6.3%	6.7%	6.4%	11.4%	(4.6)%	(3.4)%	3.4%
Average ticket sales (5)	$260	$242	$249	$234	$227	$239	$233

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(1) We calculate Adjusted EBITDA by taking net income calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock-based compensation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Net Income	$20,789	$18,085	$31,360	$29,709	$23,223	$22,736	$18,460
Interest expense	176	199	443	467	545	592	972
Income taxes	424	425	733	609	675	724	461
Depreciation and amortization	4,793	4,037	8,651	7,237	7,013	6,506	5,789
Stock-based compensation	1,273	593	1,415	450	120	260	150
Adjusted EBITDA	$27,455	$23,339	$42,602	$38,472	$31,576	$30,818	$25,832

(2) Gross margin is gross profit divided by net sales.

(3) Operating income margin is income from operations divided by net sales.

(4) Same store sales growth is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th month of operation. Same store sales growth amounts include total charges to customers less any actual returns. We do not include estimated return provisions or sale allowances in the same store sales calculation, as return reserves are calculated on a consolidated level, and the analysis does not include website sales. Same store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing our results to those of other businesses.

(5) Average ticket sales are net sales divided by the number of sales for the period.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2012 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and for the year ended December 31, 2011 are based on the historical financial statements of JWCAC and The Tile Shop after giving effect to the Business Combination.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and for the year ended December 31, 2011 give pro forma effect to the Business Combination as if it had occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of June 30, 2012 assumes that the Business Combination was effective on June 30, 2012.

The unaudited pro forma condensed combined balance sheet and statement of operations as of and for the six months ended June 30, 2012 were derived from JWCAC’s unaudited condensed consolidated financial statements and The Tile Shop’s unaudited condensed consolidated financial statements, in each case, as of and for the six months ended June 30, 2012.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 was derived from JWCACs audited consolidated statement of operations and The Tile Shop’s audited consolidated statement of operations, in each case, for the year ended December 31, 2011.

The Tile Shop is considered to be the acquirer for accounting purposes because it retains effective control of the combined entity. The Tile Shop does not have a change in control since The Tile Shop’s operations will comprise the ongoing operations of the combined entity, its senior management will serve as the senior management of the combined entity, and its former equity owners will own a majority voting interest in the combined entity and be able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805. As a result, the assets and liabilities of The Tile Shop and JWCAC will be carried at historical cost and the Company will not record any step-up in basis or any intangible assets or goodwill as a result of the Business Combination. All direct costs of the Business Combination will be offset to additional paid-in capital.

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Tile Shop Holdings, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2012

	The Tile Shop LLC (Historical)	JWC Acquisition Corp (Historical)	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$16,917,963	$90,466	$124,950,000	A	$599,489
			(75,000,000)	B
			(4,375,000)	F
			(55,000,000)	D
			(584,250)	H
			(16,358,940)	E
			(5,040,750)	H
			15,000,000	K
Cash equivalents held in trust account	—	124,950,000	(124,950,000)	A	—
Trade receivables	1,126,300	—			1,126,300
Inventories	41,787,066	—			41,787,066
Prepaid expenses	7,083,352	20,453	(1,450,000)	H	5,653,805
Other current assets	570,647	2,591			573,238
Total current assets	67,485,328	125,063,510	(142,808,940)		49,739,898
Property, plant and equipment, net	69,405,648	—			69,405,648
Deferred tax asset	—	—	38,400,000	J	38,400,000
Other noncurrent assets	791,640	—			791,640
Total assets	$137,682,616	$125,063,510	$(104,408,940)		$158,337,186
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,625,102	$536,201	$(1,986,201)	H	$14,175,102
Current maturities of long term debt	574,286	—			574,286
Accrued wages and salaries	3,228,347	—			3,228,347
Other accrued liabilities	3,771,921	—			3,771,921
Current portion of capital lease obligation	216,589	—			216,589
Loan payable to related party	—	30,049	(30,049)	H	—
Franchise tax payable	—	18,000	(18,000)	H	—
Distribution payable to members	3,496,940	—	(3,496,940)	E	—
Total current liabilities	26,913,185	584,250	(5,531,190)		21,966,245
Long-term debt, less current maturities	1,977,857	—			1,977,857
Capital lease obligation – non current	1,538,257	—			1,538,257
Deferred rent	16,736,308	—			16,736,308
Deferred compensation and other liabilities	4,100,620	—	2,123,092	G	6,152,191
			(71,521)	G
Deferred offering cost	—	4,375,000	(4,375,000)	F	—
Promissory note	—	—	69,771,000	B	69,771,000
Total liabilities	51,266,227	4,959,250	61,916,381		118,141,858
Common stock subject to possible redemption	—	115,104,250	(115,104,250)	C	—
Shareholders’ equity:
Common stock	—	1,453	3,200	B	4,253
			(550)	D
			150	K
Additional paid-in capital	8,177,885	6,333,474	(92,236,637)	B	23,514,705
			115,104,250	C
			90,347,937	D
			(145,347,387)	D
			572,168	G
			(5,040,750)	H
			(261,168)	I
			(1,334,917)	M
			14,999,850	K
			32,200,000	J
Treasury stock	(261,168)	—	261,168	I	—
Accumulated deficit		(1,334,917)	1,334,917	M	—
Retained earnings	78,499,672	—	(52,537,563)	B	16,676,370
			(12,862,000)	E
			(2,123,092)	G
			(500,647)	G
			6,200,000	J
Total shareholders’ equity	86,416,389	5,000,010	(51,221,071)		40,195,328
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$137,682,616	$125,063,510	$(104,408,940)		$158,337,186

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Tile Shop Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
for the six months ended June 30, 2012

	The Tile Shop LLC (Historical)	JWC Acquisition Corp (Historical)	Pro Forma Adjustments		Combined Pro Forma
Net sales	$92,174,629	$—	$—		$92,174,629
Cost of sales	24,828,251	—	—		24,828,251
Gross profit	67,346,378	—	—		67,346,378
Selling, general and administrative expenses	45,979,490	941,264	950,000	P	47,870,754
Income from operations	21,366,888	(941,264)	(950,000)		19,475,624
Other expenses (income), net	(21,665)	(119,744)	119,744	L	(21,665)
Interest expense	175,616	—	1,394,071	N	1,569,687
Income before income taxes	21,212,937	(821,520)	(2,463,815)		17,927,602
Provision for income taxes	423,620	—	6,747,420	O	7,171,040
Net income	$20,789,317	$(821,520)	$(9,211,235)		$10,756,562
Earnings (loss) per share – basic and diluted	$0.54	$(0.06)			$0.25
Weighted average number of shares outstanding – basic and diluted	38,800,000	14,534,884 (1)			42,534,884

(1)	The presentation of weighted average shares outstanding includes all issued and outstanding shares of common stock.

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Tile Shop Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2011

	The Tile Shop LLC (Historical)	JWC Acquisition Corp (Historical)	Pro Forma Adjustments		Combined Pro Forma
Net sales	$152,717,010	$—	$—		$152,717,010
Cost of sales	40,320,790	—	—		40,320,790
Gross profit	112,396,220	—	—		112,396,220
Selling, general and administrative expenses	79,782,947	636,726	1,900,000	P	82,319,673
Income from operations	32,613,273	(636,726)	(1,900,000)		30,076,547
Other expenses (income), net	77,773	(157,297)	157,297	L	77,773
Interest expense	442,613	—	2,788,142	N	3,230,755
Income before income taxes	32,092,887	(479,429)	(4,845,439)		26,768,019
provision for income taxes	733,007	—	9,974,201	Q	10,707,208
Net income	$31,359,880	$(479,429)	$(14,819,640)		$16,060,811
Earnings (loss) per share basic and diluted	$0.80	$(0.03)			$0.38
Weighted average number of shares outstanding
Basic and diluted	39,113,000	14,540,738 (1)			42,534,884

(1)	The presentation of weighted average shares outstanding includes all issued and outstanding shares of common stock.

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1. Description of the Business Combination and Basis of Presentation

In connection with the Business Combination:

•	The members of The Tile Shop other than ILTS, LLC (collectively, the “Sellers”) contributed their membership interests in The Tile Shop to the Company and Nabron International, Inc. (“Nabron”) contributed its membership interest in ILTS, LLC to the Company, in exchange for (i) a cash payment of $75,000,000 (the “Cash Consideration”), (ii) 32,000,000 shares of the Company common stock (the “Stock Consideration”) and (iii) promissory notes issued by the Company in the aggregate principal amount of $69,771,000 (“Promissory Notes”). This component of the Business Combination is referred to as the Contribution. The Promissory Notes had a three year term, be subject to pre-payment at any time without penalty, and bore interest at a rate of 4% per annum, payable quarterly. The Promissory Notes have been repaid in full.
•	Concurrently with the Contribution, Merger Sub mergeed with and into JWCAC, with JWCAC surviving, and (i) each outstanding share of JWCAC common stock was exchanged for one share of the Company’s common stock and (ii) each outstanding JWCAC warrant which was exercisable for one share of JWCAC common stock became exercisable for one share of the Company’s common stock. Prior to the closing each outstanding unit of JWCAC was separated into its component common stock and warrant, each of which was treated as described above. This component of the Business Combination is referred to as the Merger.
•	JWCAC stockholders exercised redemption rights with respect to a maximum of 5,500,000 public shares.
•	Members of the Sponsor purchased 1,500,000 shares of the Company’s common stock at a price of $10 per share.

The following summarizes tabularly the Business Combination consideration, resultant ownership and related transactions:

Business Combination Transaction
Business Combination consideration payable to Sellers
Cash Consideration	$75,000,000
Stock Consideration(1)	320,000,000
Promissory Notes	69,771,000
Total	$464,771,000
Cash distributed to Sellers
Settlement of distribution payable to members	$3,496,940
Dividend	12,872,000
$16,368,940
Redemption of JWCAC shares	$(55,000,000)
Additional shares issuable to JWCAC sponsor	$15,000,000
Shares
Shares issuable to The Tile Shop members	32,000,000
Shares issuable to JWCAC’s shareholders	9,034,884
Additional shares issuable to members of JWCAC	1,500,000
Total	42,534,884
Ownership interest of former members of The Tile Shop (in %)	75.23%
Ownership interest of former shareholders of JWCAC (in %)	24.77%

(1)	Value of $10.00 per share for each share of the Company common stock to be received by the Sellers in the Business Combination.

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The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that would have been achieved had the Business Combination actually taken place at the dates indicated and does not purport to be indicative of future position or operating results.

2. Pro Forma Adjustments and Assumptions

A)	Reflects the reclassification of $124.95 million of cash and cash equivalents held in the JWCAC trust account that become available for transaction consideration, transaction expenses, redemption of public shares and the operating activities of the Company following the Business Combination.

B)	As a part of the Business Combination, the Company tendered to the Sellers $75.0 million of cash, 32,000,000 shares of common stock of the Company and Promissory Notes with an aggregate principal amount equal to $69.8 million.

The portion of the Promissory Notes that is attributable to the Sellers (i.e. 75% of $69.8 million = $52.4 million) is considered a leveraged dividend and accordingly has been reflected as a distribution of retained earnings in the accompanying pro forma balance sheet.

the Company obtained a credit facility in October 2012 which was sufficient for it to repay the Promissory Notes.

C)	Reflects the reclassification of $115.1 million of JWCAC common stock subject to conversion to permanent equity.

D)	Reflects the issuance of 9,034,884 shares of common stock of the Company to JWCAC’s shareholders as consideration for their public shares of JWCAC. This number of shares takes into consideration the redemption of 5,500,000 JWCAC public shares for $55.0 million. Based on the historical accounting for the public shares and considering Pro Forma Adjustment C), the entire redemption price is allocated to common stock and additional paid-in capital in the accompanying unaudited pro forma condensed combined balance sheet.

E)	As part of the Business Combination the Sellers withdrew the existing cash of The Tile Shop at closing. This pro forma adjustment reflects a dividend of retained earnings, subsequent to payment of the accrued distributions payable to members for tax payments. The distributions payable to members of $3,496,940 at June 30, 2012 were paid to the members before July 15, 2012.

F)	Reflects the payment of $4.38 million of the deferred underwriters’ compensation which was charged to capital at the time of initial public offering made by JWCAC but not payable until the consummation of a business combination.

G)	Represents adjustment to accelerate the recording of the additional equity incentive deferred compensation plan expense of $2.1 million, to increase the liability to the expected settlement amount of $6.0 million, pursuant to a negotiated agreement, on consummation of the Business Combination. The settlement amount was determined considering fair value of The Tile Shop’s common units in a negotiated transaction between the Company and plan participants. The settlement amount is expected to be paid prior to the first anniversary of the Business Combination.

33

On January 1, 2012, the Company granted and issued 233,500 Series 2012 Participating Capital Appreciation Common Units (“Restricted Stock Units”) to two directors. The total compensation expense related to these units totaled $572,168 and is being amortized on a straight line basis over four years, of which $71,521 was accrued at June 30, 2012. Upon consummation of the Business Combination, the Restricted Stock Units vest in full. This pro forma adjustment of $500,647 reflects acceleration of the recording of the equity incentive compensation in respect of the Restricted Stock Units.

H)	Represents adjustment to pay transaction costs of $5.04 million related to the Business Combination, $1,450,000 of which were accrued by the Company at June 30, 2012, and $0.6 million of JWCAC payables.

I)	Reflects the reclassification of The Tile Shop’s historical treasury units.

J)	The Tile Shop is a limited liability company treated as a flow-through entity for US income tax purposes, and accordingly, historically it has not recorded deferred taxes. As of the Business Combination date, the Company, through direct and indirect ownership, will wholly-own the ownership interests of The Tile Shop. The pro forma adjustment records the required deferred taxes, using a 40% statutory rate, based on the tax basis over book basis in the partnership investment (i.e. “outside basis differences”) held by the Company as of the Business Combination date. This adjustment includes a step-up in tax basis allowed pursuant to the tax treatment of the Business Combination.

The deferred tax assets related to the outside basis differences consist of the following as of June 30, 2012:

Historical outside basis differences	$6.2 million
Tax basis step-up generated as part of the Business Combination	$32.2 million
Total	$38.4 million

K)	Members of JWCAC’s Sponsor purchased 1,500,000 shares of common stock of the Company for $15 million.

L)	Reflects the elimination of JWCAC trust income.

M)	Reflects the reclassification of JWCAC’s historical accumulated deficit.

N)	Represents interest expense at a fixed rate of 4% on the Promissory Notes aggregating to $1.4 million for the six months ended June 30, 2012 and $2.8 million for the year ended December 31, 2011.

O)	Reflects the adjustment to increase the income tax provision required for the Company, based on an estimated effective tax rate of 40%.

P)	Pursuant to the 2012 Equity Award Plan described beginning on page 142, the Company issued 1,755,000 options and 250,000 shares of restricted common stock to its employees upon the closing of the Business Combination to retain and incentivize such employees following the Business Combination. Subject to consummation of the Business Combination, 1,175,850 options and 250,000 shares of restricted common stock will be time based awards and will vest over a period of 4 years and 3 years, respectively, and 579,150 options will vest based upon future performance of the Company over a period of 4 years.

This pro forma adjustment reflects a stock compensation charge with respect to options and restricted common stock granted shortly after the closing of the Business Combination.

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Q)	Pro forma earnings per share (EPS), basic and diluted, are computed by the dividing income (loss) by the weighted-average number of shares of common stock outstanding during the period. The effect of the 17,833,333 warrants has not been included in the diluted earnings per common share amount because their effect has been determined to be anti-dilutive for the six months ended June 30, 2012 and year ended December 31, 2011.

Number of Shares
Pro forma shares:
Shares issuable to The Tile Shop members	32,000,000
Shares issuable to JWCAC’s shareholders	9,034,884
Additional shares issuable to members of JWCAC	1,500,000
Weighted average number of shares outstanding – basic and diluted	42,534,884

35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in prospectus. Among other things, those historical consolidated financial statements include more detailed information regarding the basis of presentation for the financial data than are included in the following discussion. This discussion contains forward-looking statements about our business, operations, and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, and intentions. Our future results and financial condition may differ materially from those that we currently anticipate as a result of the factors described in the sections entitled “Risk Factors” and “Information Concerning Forward-Looking Statements.”

Overview

We are a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. We offer a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. We operate 62 stores in 20 states, with an average size of 23,000 square feet. We also sell our products on our website.

We purchase our tile products and accessories directly from producers and manufacture our own setting and maintenance materials, such as thinset, grout, and sealers. We believe that our long-term producer relationships, together with our design, manufacturing and distribution capabilities, enable us to offer a broad assortment of high-quality products to our customers, who are primarily homeowners, at competitive prices. We have invested significant resources to develop our proprietary brands and product sources and believes that we are a leading retailer of stone tiles, accessories, and related materials in the United States.

We believe that the highly-fragmented U.S. retail tile market provides us with a significant opportunity to expand our store base. We have opened nine new stores in the U.S. in 2012, and plan to open an additional three stores during the remainder of 2012 and no fewer than 15 stores in 2013. We believe that there will continue to be additional expansion opportunities in the United States and Canada. We expect store base growth will drive productivity and operational efficiencies.

In 2011, we reported net sales and income from operations of $152.7 and $32.6 million, respectively. From December 31, 2007 to December 31, 2011, our net sales and income from operations increased at compounded annual growth rates of 8.2% and 14.0%, respectively. During that period, we opened 14 new retail locations and focused on cost control and implementing selected price increases in order to maintain its gross profit and income from operations. We plan to continue to focus on store growth and controlling costs.

Net cash flows provided by operating activities were $34.7 million and $32.5 million for 2011 and 2010, respectively, which were used to fund capital expenditures for opening new stores and daily operations. We expect to continue to fund our capital expenditures and daily operations from its operating cash flows. As of June 30, 2012, we had cash of $16.9 million and working capital of $40.6 million.

We plan to continue to invest in strong customer service by leveraging our highly trained staff from our existing store base to train new store staff. In 2011, we began to deploy iPOS, a hand held mobile device that provides our sales associates real-time access to warehouse inventory, the ability to create a new customer order, process payments, edit orders, and look up a customer’s contact information and order history while on the store floor. We completed the deployment of iPOS to all of our stores in 2012. We continue to invest in our marketing and brand management, website improvements, and growing use of social media. We plan to maintain our marketing and brand management by periodically remodeling our in-store displays and developing content about our store and products for smart phones and tablets. In 2011, approximately 50% of our net sales were from repeat customers.

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Our business is subject to seasonal fluctuations and generally has experienced more sales and a greater portion of income from operations during the first two quarters of our fiscal year and slower activity in the fourth quarter due to holidays. We expect this trend to continue for the foreseeable future.

Recent Developments

On October 3, 2012, we and our subsidiaries entered into a credit agreement with Bank of America, N.A. and The Huntington National Bank. The credit agreement provides us with a $100 million senior secured credit facility, comprised of a five-year $25 million term loan and a $75 million revolving line of credit. Borrowings pursuant to the credit agreement bear interest at either a base rate or a LIBOR-based rate, at our option. The LIBOR-based rate ranges from LIBOR plus 1.75% to 2.25%, depending on The Tile Shop’s leverage ratio. The base rate will be equal to the greatest of: (a) the Federal funds rate plus 0.50%, (b) the Bank of America “prime rate,” and (c) the Eurodollar rate plus 1.00%, in each case plus 0.75% to 1.25% depending on The Tile Shop’s leverage ratio. The credit agreement contains customary events of default, conditions to borrowings, and restrictive covenants, including restrictions on our ability to dispose of assets, make acquisitions, incur additional debt, incur liens, make investments, or enter into certain types of related party transactions. The credit agreement also includes financial and other covenants including covenants to maintain certain fixed charge coverage ratios and rent adjusted leverage ratios. In connection with the credit agreement, we and our subsidiaries also (i) entered into a security agreement pursuant to which we and each of our subsidiaries granted to the lenders under the credit agreement a first priority security interest in certain accounts, inventory, equipment, general intangibles, chattel paper, letters of credit, and other assets to secure our obligations and those of our subsidiaries under the credit agreement and (ii) agreed to guaranty the our obligations and those of subsidiaries under the credit agreement.

We have used borrowings pursuant to the credit agreement to pay all outstanding obligations pursuant to the approximately $70 million of promissory notes that we issued in connection with the Business Combination. Additional borrowings pursuant to the credit agreement may be used to support our growth and for working capital purposes.

Key Components of our Consolidated Statements of Income

Net sales

Net sales represents total charges to customers and includes freight charged to customers. Our increase in net sales in recent years has been a result of our store base growth, increase in same store sales, expansion of product lines, and a gradually improving national economy. From 2009 to 2011, our net sales grew 31.4% to $152.7 million.

The table below sets forth information about our same store sales growth from 2009 to June 30, 2012. Our increase in same store sales growth is primarily attributable to increases in volume. Same store sale amounts include total charges to customers less any actual returns. We do not include estimated return provisions or sales allowances in the same store sales calculation, as return reserves are calculated at the consolidated level. In general, we consider a store comparable on the first day of the 13th month of operation. We do not include website sales, which generated approximately $0.8 million in net sales in 2011, in the same store analysis.

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009
Same store sales growth	6.3%	6.7%	6.4%	11.4%	(4.6)%

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We opened five, five, and one new stores in 2011, 2010, and 2009, respectively. Net sales at new stores are generally lowest in the first few months after a location is opened and generally increase over time. We expect a store’s net sales to increase faster during its first three years of operation than in its later years. Store locations opened in existing markets tend to have higher net sales in the first year of operation than store locations opened in new markets, as a portion of such net sales come from more mature stores in those markets.

Cost of sales

Cost of sales (excluding depreciation and amortization) consists primarily of costs associated with purchasing products and delivering them to customers, as well as costs associated with manufacturing of maintenance materials.

Gross profit

Gross profit is net sales less cost of sales. Gross margin is the percentage determined by dividing gross profit by net sales.

In 2011, 2010, and 2009 our gross margin was 73.6%, 73.3%, and 72.7%, respectively. For the six months ended June 30, 2012 and 2011 our gross margin was 73.1%% and 73.8%, respectively. We have been able to maintain stable gross margins as a result of product cost control and expect that our gross margin will continue in the same range.

Selling, general, and administrative expenses

Payroll costs and occupancy expenses have historically been our most significant selling, general, and administrative expenses. Payroll costs exclude costs associated with manufacturing labor costs, as those costs are included in cost of sales. In 2011, 2010, and 2009, our selling, general, and administrative expenses as a percentage of net sales was 52.2%, 50.7%, and 51.8%, respectively. For the six months ended September 30, 2012 and, 2011 selling, general, and administrative expenses as a percentage of net sales was 49.9% and 49.8%, respectively. We expect to continue making investments in our corporate infrastructure commensurate with our growth strategy.

Since the consummation of the Business Combination, we have incurred, and expect to continue to incur, increased incremental general and administrative expenses attributable to operating as a publicly traded company. These costs include those associated with Securities and Exchange Commission reporting, Sarbanes-Oxley compliance, and listing on the Nasdaq Stock Market, as well as increased compensation to our financial personnel, professional fees, insurance costs, director compensation.

Adjusted EBITDA

We calculate Adjusted EBITDA by taking net income calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock-based compensation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

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Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Net Income	$20,789	$18,085	$31,360	$29,709	$23,223	$22,736	$18,460
Interest expense	176	199	443	467	545	592	972
Income taxes	424	425	733	609	675	724	461
Depreciation and amortization	4,793	4,037	8,651	7,237	7,013	6,506	5,789
Stock-based compensation	1,273	593	1,415	450	120	260	150
Adjusted EBITDA	$27,445	$23,339	$42,602	$38,472	$31,576	$30,818	$25,832

Comparison of the Six Months Ended June 30, 2012 and the Six Months Ended June 30, 2011

Net sales

Net sales increased by $14.2 million, or 18.3%, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. This increase is primarily due to net sales of $4.2 million from 11 new stores, an increase of $9.9 million from same store sales growth, and an increase of $0.1 million from website sales.

	Six Months Ended June 30,
	2012	2011
	(dollars in thousands)
Net sales	$92,175	$77,931
Percentage increase	18.3%	11.4%
Same store sales growth	6.3%	6.7%

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Gross profit

Gross profit increased $9.8 million, or 17.1%, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011, primarily due to the increase in net sales. Gross margin decreased 0.7% for the six months ended June 30, 2012 from the six months ended June 30, 2011, primarily due to slightly higher production costs.

	Six Months Ended June 30,
	2012	2011
	(dollars in thousands)
Net sales	$92,175	$77,931
Cost of sales	24,828	20,425
Gross profit	$67,347	$57,506
Gross margin	73.1%	73.8%

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased by $7.2 million, or 18.4%, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. Selling, general, and administrative expenses as a percentage of net sales did not change by a material amount for the six months ended June 30, 2012 compared to six months ended June 30, 2011. The increase in selling, general, and administrative expenses was primarily due to increased payroll costs of $3.1 million, increased rent expense of $0.9 million, and increased depreciation and amortization of $0.8 million, primarily as a result of opening new stores. Selling, general and administrative expense also included an increase in stock compensation expense of $0.7 million due to a revaluation of our equity.

	Six Months Ended June 30,
	2012	2011
	(dollars in thousands)
Selling, general, and administrative expenses	$45,980	$38,825
Percentage increase	18.4%	14.4%
As a percentage of net sales	49.9%	49.8%

Income from operations and operating margin

As a result of the above, income from operations increased by $2.7 million, or 14.4%, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. Operating income margin decreased 0.8% for the six months ended June 30, 2012 compared to the six months ended June 30, 2011.

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	Six Months Ended June 30,
	2012	2011
	(dollars in thousands)
Gross profit	$67,347	$57,506
Selling, general, and administrative expenses	45,980	38,825
Income from operations	$21,367	$18,681
Operating income margin	23.2%	24.0%

Net income

As a result of the changes noted above, net income increased by $2.7 million, or 15.0%, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011.

	Six Months Ended June 30,
	2012	2011
	(dollars in thousands)
Net income	$20,789	$18,085
As a percentage of net sales	22.6%	23.2%

Comparison of 2011 to 2010

Net sales

Net sales increased by $17.4 million, or 12.8%, from 2010 to 2011. This increase is primarily due to a net sales increase of $2.6 million from five new stores, an increase of $14.4 million from same store sales growth, and an increase of $0.4 million from online store sales. In 2011, we also expanded the number of products that we sell.

	Year Ended December 31,
	2011	2010
	(dollars in thousands)
Net sales	$152,717	$135,340
Percentage increase	12.8%	16.4%
Same store sales growth	6.4%	11.4%

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Gross profit

Gross profit increased $13.2 million, or 13.3%, from 2010 to 2011, primarily due to the increase in net sales. Gross margin increased insignificantly by 0.3% from 2010 to 2011.

	Year Ended December 31,
	2011	2010
	(dollars in thousands)
Net sales	$152,717	$135,340
Cost of sales	40,321	36,124
Gross profit	$112,396	$99,216
Gross margin	73.6%	73.3%

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased $11.2 million, or 16.4%, from 2010 to 2011. Selling, general, and administrative expenses as a percentage of net sales increased 1.5% from 2010 to 2011. The increase in selling, general, and administrative expenses was primarily due to increased payroll costs of $5.5 million and additional occupancy costs of $3.4 million, primarily as a result of opening new stores. Occupancy costs are higher for new stores compared to existing stores due to the gradually improving economy and opening new stores in more expensive real estate markets. In 2011, selling, general, and administrative expenses also includes a charge of $1.4 million related to our historical equity incentive deferred compensation plan, or the Deferred Compensation Plan.

	Year Ended December 31,
	2011	2010
	(dollars in thousands)
Selling, general, and administrative expenses	$79,783	$68,555
Percentage increase	16.4%	13.9%
As a percentage of net sales	52.2%	50.7%

Income from operations and operating margin

As a result of the above, income from operations increased by $2.0 million, or 6.4%, from 2010 to 2011. Operating income margin decreased 1.3% from 2010 to 2011.

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	Year Ended December 31,
	2011	2010
	(dollars in thousands)
Gross profit	$112,396	$99,216
Selling, general, and administrative expenses	79,783	68,555
Income from operations	$32,613	$30,661
Operating income margin	21.4%	22.7%

Net income

As a result of the changes noted above, net income increased by $1.7 million, or 5.6%, from 2010 to 2011.

	Year Ended December 31,
	2011	2010
	(dollars in thousands)
Net income	$31,360	$29,709
As a percentage of net sales	20.5%	22.0%

Comparison of 2010 to 2009

Net sales

Net sales increased $19.1 million or 16.4%, from 2009 to 2010. This increase is primarily due to a net sales increase of $3.1 million from five new stores, an increase of $15.8 million from same store sales growth, and an increase of $0.2 million from online store sales.

	Year Ended December 31,
	2010	2009
	(dollars in thousands)
Net sales	$135,340	$116,247
Percentage increase	16.4%	(2.3)%
Same store sales growth	11.4%	(4.6)%

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Gross profit

Gross profit increased by $14.7 million, or 17.4%, from 2009 to 2010, primarily due to the increase in net sales. Gross profit increased by 0.6% from 2009 to 2010, primarily due to minor reductions in product cost.

	Year Ended December 31,
	2010	2009
	(dollars in thousands)
Net sales	$135,340	$116,247
Cost of sales	36,124	31,706
Gross profit	$99,216	$84,541
Gross margin	73.3%	72.7%

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased $8.4 million, or 13.9%, from 2009 to 2010. Selling, general, and administrative expenses as a percentage of net sales decreased 1.1% from 2009 to 2010. The increase in selling, general, and administrative expenses was primarily due to increased payroll costs of $5.1 million and additional occupancy costs of $1.5 million, primarily as a result of opening new stores.

	Year Ended December 31,
	2010	209
	(dollars in thousands)
Selling, general, and administrative expenses	$68,555	$60,171
Percentage increase	13.9%	(2.3)%
As a percentage of net sales	50.7%	51.8%

Income from operations and operating margin

As a result of the above, income from operations increased by $6.3 million, or 25.8%, from 2009 to 2010. Operating margin increased 1.7% from 2009 to 2010.

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	Year Ended December 31,
	2010	2009
	(dollars in thousands)
Gross profit	$99,216	$84,541
Selling, general, and administrative expenses	68,555	60,171
Income from operations	$30,661	$24,370
Operating income margin	22.7%	21.0%

Net income

As a result of the changes noted above, net income increased by $6.5 million or, 27.9% from 2009 to 2010.

	Year Ended December 31,
	2010	2009
	(dollars in thousands)
Net income	$29,709	$23,223
As a percentage of net sales	22.0%	20.0%

Liquidity and Capital Resources

Our principal liquidity requirements have been for working capital and capital expenditures. Our principal sources of liquidity are $16.9 million of cash and cash equivalents at June 30, 2012, our cash follow from operations, and borrowings available under our historical credit facility with Wells Fargo Bank. We expect to use our liquidity for general corporate purposes, including opening new stores, purchasing additional merchandise inventory, and maintaining our existing stores.

Following the consummation of the Business Combination, we paid the outstanding balance under our $3,000,000 revolving credit facility with Wells Fargo Bank and, on October 3, 2012, entered into a $100 million credit facility with Bank of America, N.A., as administrative agent and The Huntington National Bank, as syndication agent. This new credit facility is comprised of a five-year $25 million term loan and a $75 million revolving line of credit, with borrowings under the credit facility bearing interest at either a base rate or a LIBOR-based rate, at our option. The LIBOR-based rate ranges from LIBOR plus 1.75% to 2.25%, depending on The Tile Shop’s leverage ratio. The base rate will be equal to the greatest of: (a) the Federal funds rate plus 0.50%, (b) the Bank of America “prime rate,” and (c) the Eurodollar rate plus 1.00%, in each case plus 0.75% to 1.25% depending on The Tile Shop’s leverage ratio.

We have used borrowings pursuant to our new credit facility to pay all outstanding obligations pursuant to the approximately $70 million of promissory notes that we issued in connection with the Business Combination. Additional borrowings pursuant to the credit agreement may be used to support our growth and for working capital purposes.

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We believe that our cash flow from operations, together with our existing cash and cash equivalents, and borrowings available under our new credit facility will be sufficient to fund our operations and anticipated capital expenditures over at least the next 12 months.

In 2012, we expect to make capital expenditures of approximately $26 million. In addition to general capital requirements, we intend to open 13 new stores during 2012 with an expected aggregate cost of approximately $18 million. We also plan to spend $1.3 million to renovate our existing in-store displays and $2-4 million to expand one of our distribution centers. We have made capital expenditures of approximately $12.1 million during the six months ended June 30, 2012. We intend to open no fewer than 15 stores at an expected aggregate cost of approximately $21 million in 2013.

Our future capital requirements will vary based on the number of additional stores, distribution centers, and manufacturing facilities that we open, the number of stores that we choose to renovate, and the number and size of any acquisition that we chooses to make. Our decisions regarding opening, relocating, or renovating stores, and whether to engage in strategic acquisitions, will be based in part on macroeconomic factors and the general state of the U.S. economy, as well as the local economies in the markets in which our stores are located.

Cash flows

The following table summarizes our cash flow data 2011, 2010, and 2009, and for the six months ended June 30, 2012 and 2011.

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009
	(in thousands)
Net cash provided by operating activities	$32,687	$20,259	$34,723	$32,461	$34,729
Net cash used in investing activates	(12,138)	(8,022)	(18,561)	(14,376)	(8,267)
Net cash used in financing activities	(9,915)	(10,025)	(23,994)	(21,819)	(12,243)

Operating activities

Cash flows from operating activities are significantly influenced by net income, depreciation and amortization of property, plant and equipment, amortization of deferred rent, and changes in working capital.

In the six months ended June 30, 2012, cash provided by operating activities was $32.7 million, driven primarily by our net income of $20.8 million, which was reduced by non-cash charges of $7.2 million, including $4.8 million of depreciation and amortization, $1.3 million of stock-based compensation, and $1.1 million of deferred rent. In addition, these cash inflows were increased by a reduction in working capital of $4.7 million, which included a $0.4 million increase in trade receivables, a $1.9 million decrease in inventories, a $3.4 million increase in prepaid expenses and other current assets, a $5.3 million increase in accounts payable, and a $1.3 million increase in accrued expenses and other liabilities.

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In the six months ended June 30, 2011, cash provided by operating activities was $20.3 million, driven primarily by our net income of $18.0 million, which was reduced by non-cash charges of $5.3 million, including $4.0 million of depreciation and amortization, $0.6 million in stock-based compensation, and $0.7 million of deferred rent. These cash inflows were offset by an increase in net working capital of $3.1 million, which included a $7.5 million increase in inventories, a $1.2 million increase in prepaid expenses and other current assets, a $3.8 million increase in accounts payable, and a $1.8 million increase in accrued expenses and other liabilities.

In 2011, cash provided by operating activities was $34.7 million, driven primarily by our net income of $31.4 million, which was reduced by non-cash charges of $12.8 million, including $8.7 million of depreciation and amortization, $2.5 million of deferred rent, $1.4 million of stock-based compensation, and a $0.2 million loss on disposal of property, plant, and equipment. These cash inflows were offset by an increase in working capital of $9.4 million, which included a $0.2 million decrease in trade receivables, a $8.4 million increase in inventories, a $0.4 million increase in prepaid expenses and other current assets, a $1.8 million decrease in accounts payable, and a $1.0 million increase in accrued expenses and other liabilities.

In 2010, cash provided by operating activities was $32.5 million, driven primarily by our net income of $29.7 million, which was reduced by non-cash charges of $9.3 million, including $7.2 million of depreciation and amortization, $1.5 million of deferred rent, $0.1 million of accretion of special cash distribution units, $0.1 million loss on disposal of property, plant, and equipment, and $0.5 million of stock-based compensation. These cash inflows were offset by an increase in net working capital of $6.6 million, which included a $0.2 million increase in trade receivables, a $9.0 million increase in inventories, a $1.1 million increase in prepaid expenses and other current assets, a $3.4 million increase in accounts payable, and a $0.3 million increase in accrued expenses and other liabilities.

In 2009, cash provided by operating activities was $34.7 million, driven primarily by our net income of $23.2 million, which was reduced by non-cash charges of $9.3 million, including $7.0 million of depreciation and amortization, $2.0 million of deferred rent, and $0.1 million of stock-based compensation. In addition, these cash inflows were increased by a reduction in net working capital of $2.2 million which included a $0.1 million decrease in trade receivables, a $1.7 million decrease in inventories, a $0.3 million increase in prepaid expenses and other current assets, a $0.5 million increase in account payable, and a $0.2 million increase in accrued expenses and other liabilities.

Investing activities

Net cash used in investing activities was $18.6 million, $14.4 million, $8.3 million, $12.1 million, and $8.0 million in 2011, 2010, 2009, and the six months ended June 30, 2012 and 2011, respectively. Net cash used in investing activities in each period included capital purchases of store fixtures, equipment and leasehold improvements for stores opened or remodeled, and routine capital purchases of computer hardware and software.

Financing activities

Net cash used in financing activities was $24.0 million, $21.8 million, $12.2 million, $9.9 million and $10.0 million in 2011, 2010, 2009, and the six months ended June 30, 2012 and 2011, respectively. These cash uses were primarily due to distributions to members of The Tile Shop and principal payments on long-term debt. Cash used in financing activities in 2010 increased compared to 2009 due to higher distributions to members of The Tile Shop as a result of our strong performance in 2010 compared to 2009.

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Off-balance sheet arrangements

As of June 30, 2012 and December 31, 2011, we did not have any “off-balance sheet arrangements” (as such term is defined in Item 303 of Regulation S-K) that could have a current or future effect on our financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual arrangements

The following table summarizes certain of our contractual obligations at December 31, 2011 and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	5+ Years
	(in thousands)
Long-term debt including principal and interest (1)	$3,088	$594	$1,483	$197	$814
Operating lease obligations (2)	215,975	12,226	25,864	25,543	152,342
Capital lease obligations (3)	3,196	467	944	622	1,163
Total contractual obligations (4)	$222,259	$13,287	$28,291	$26,362	$154,319

(1) Includes total interest of $84,000, comprised of $35,000 of interest for the period of less than 1 year, $33,000 of interest for the period of 1-3 years, $7,000 of interest for the period of 4-5 years, and $9,000 of interest for the period of 5+ years.

(2) Includes that base or current renewal period for our operating leases, which contain varying renewal provisions.

(3) Includes total interest of $1,347,000, comprised of $273,000 of interest for the period of less than 1 year, $434,000 of interest for the period of 1-3 years, $275,000 of interest for the period of 4-5 years, and $365,000 of interest for the period of 5+ years.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions, and judgments that affect the reported amount of assets, liabilities, revenues, costs and expenses, and related disclosures. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances, but all such estimates and assumptions are inherently uncertain and unpredictable. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from those estimates and assumptions, and it is possible that other professionals, applying their own judgment to the same facts and circumstances, could develop and support alternative estimates and assumptions that would result in material changes to our operating results and financial condition. Our most critical accounting policies are summarized below. For further information on our critical and other significant accounting policies, see the notes to the condensed consolidated financial statements appearing elsewhere in this prospectus.

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Recognition of revenue

We recognize sales at the time that the customer takes possession of the merchandise. We recognize service revenue, which consists primarily of freight charges for home delivery, when the service has been rendered. We are required to charge and collect sales and other taxes on sales to our customers and remit these taxes back to government authorities. Sales and other taxes are recorded net in the consolidated balance sheets but excluded from the consolidated statements of income. Net sales are reduced by an allowance for anticipated sales returns that we estimate based on historical sales trends and experience. Any reasonably likely changes that may occur in the assumptions underlying our allowance estimates would not be expected to have a material impact on our financial condition or operating performance.

Our revenue recognition accounting methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate future sales returns and exchanges and the associated costs. The customer may receive a refund or exchange the original product for a replacement of equal or similar quality for an indefinite period of time after the original purchase. Products received back under this policy are reconditioned pursuant to state laws and resold.

We have historically not had any material changes to the estimated liability for sales returns and exchanges. However, if actual results are not consistent with its estimates or assumptions, we may be exposed to losses or gains that could be material.

Stock-based compensation

Compensation expense for our historical Deferred Compensation Plan and our current 2012 equity award plan is expensed in accordance with ASC 718 “Stock Compensation”. We have granted cash settled awards that are classified as liabilities and measured at intrinsic value at each reporting date. Changes in the intrinsic value are recognized in the consolidated statements of income.

Property, plant, and equipment

Property, plant and equipment is carried at cost less accumulated depreciation, which is amortized over the useful life of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease period (including expected renewal periods). Property, plant, and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Our investment in store leasehold improvements, including fixtures and equipment, is the most significant component of property, plant, and equipment.

When evaluating property, plant, and equipment for potential impairment, if certain impairment indicators exist, we first compare the carrying value of the asset’s undiscounted estimated future cash flows. If the estimated future cash flows are less than the carrying value of the asset, we calculate an impairment loss. The impairment loss calculation compares the carrying value of the asset to the asset’s estimated fair value, which is based on estimated future discounted cash flows. We recognize impairment if the amount of the asset’s carrying value exceeds the asset’s estimated fair value. Based upon the impairment review, there were no impairment losses to report in the financial statements.

Our impairment loss calculations contain uncertainties because they require management to make assumptions and to apply judgment to estimated future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

We have not made any material changes in the policy that we use to assess impairment losses.

We have not incurred any material impairment losses in the past and do not believe that a reasonable likelihood exists that there will be a material change in the estimates or assumptions used to calculate property, plant, and equipment asset impairment losses. However, if actual results are not consistent with our estimates and assumptions used in estimating future cash flows and asset fair values, we may be exposed to losses that could be material.

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Recent Accounting Pronouncements

There were no recent accounting pronouncements that would have a significant impact on our results of operations, financial condition or liquidity.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks include primarily inflation, interest rate risk, and credit concentration risk.

Inflation

Inflationary factors such as increases in the cost of our products and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general, and administrative expenses as a percentage of revenues if the selling prices of our products do not increase with these increased costs.

Interest rate risk

We are exposed to interest rate risk through the investment of our cash and cash equivalents and in connection with borrowings pursuant to our $100 million credit facility. Borrowings under our credit facility bear interest at either a base rate or a LIBOR-based rate, at our option. The LIBOR-based rate ranges from LIBOR plus 1.75% to 2.25%, depending on The Tile Shop’s leverage ratio. The base rate will be equal to the greatest of: (a) the Federal funds rate plus 0.50%, (b) the Bank of America “prime rate,” and (c) the Eurodollar rate plus 1.00%, in each case plus 0.75% to 1.25% depending on The Tile Shop’s leverage ratio. We invest in short-term investments with maturities of three months or less. Changes in interest rates affect the interest income that we earn in connection with these investments, and therefore impacts our cash flows and results of operations.

We currently do not engage in any significant interest rate hedging activity and currently have no intention to do so in the foreseeable future. However, in an effort to mitigate losses associated with interest rate risk, we may at times in the future enter into derivative financial instruments, although we have not historically done so to a significant extent. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.

Credit concentration risk

Financial instruments, which may subject us to concentration of credit risk, consist principally of cash deposits. We maintain cash balances at financial institutions with strong credit ratings. However, the amounts invested with financial institutions are generally in excess of FDIC insurance limits.

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BUSINESS

Overview

We are a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. We offer a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. We sell over 4,000 products from around the world, including ceramic, porcelain, glass, and stainless steel manufactured tiles and, marble, granite, quartz, sandstone, travertine, slate, and onyx natural tiles, primarily under our proprietary Rush River, Fired Earth, and Superior brand names. We purchase our tile products and accessories directly from producers and manufacture our own setting and maintenance materials, such as thinset, grout, and sealers. We operate 62 stores in 20 states, with an average size of 23,000 square feet. We also sell our products on our website.

We believe that our long-term producer relationships, together with our design, manufacturing and distribution capabilities, enable us to offer a broad assortment of high-quality products to our customers, who are primarily homeowners, at competitive prices. We have invested significant resources to develop our proprietary brands and product sources and believes that we are a leading retailer of stone tiles, accessories, and related materials in the United States.

In 2011, we reported net sales and income from operations of $152.7 million and $32.6 million, respectively. From December 31, 2007 to December 31, 2011, our net sales and income from operations increased at compounded annual growth rates of 8.2% and 14.0%, respectively. During that period, our growth has been driven by a combination of opening 14 new retail locations and an increase in same store sales. We have opened nine new stores in 2012 and intend to open an additional three stores during the remainder of 2012 and no fewer than 15 stores in 2013.

Competitive Strengths

We believe that the following factors differentiate us from our competitors and position us to continue to grow our specialty tile business.

Inspiring Customer Experience.  Our showrooms bring our products to life. Each showroom features up to 60 different mockups, or vignettes, of bathrooms, kitchens, fireplaces, foyers, and other settings that showcase our broad array of products. Each store also features over 1,400 hand-crafted display boards showing tile that we offer for sale. Our stores are spacious, well-lit, and organized by product type to make our customers’ shopping experience easy.

Broad Product Assortment at Attractive Prices.  We offer over 4,000 manufactured and natural tile products, setting and maintenance materials, and accessories. We are able to maintain every-day low prices by purchasing tile and accessories directly from producers and manufacturing our own setting and maintenance materials.

Customer Service and Satisfaction.  Our sales personnel are highly-trained and knowledgeable about the technical and design aspects of our products. We offer weekly do-it-yourself classes in all of our showrooms. In addition, we provide one-on-one installation training as required to meet customer needs. We offer a liberal return policy, with no restocking fees.

Worldwide Sourcing Capabilities.  We have long-standing relationships with producers of our tiles throughout the world and work with them to design products exclusively for us. We believe that these direct relationships differentiate us from our competitors, who generally purchase commodity products through distributors. We are often the largest or exclusive customer for many of our producers.

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Proprietary Branding.  We sell the majority of our products under our proprietary brand names, which helps us to differentiate our products from those of our competitors. We offer products across a range of price points and quality levels that allow us to target discrete market segments and to appeal to diverse groups of customers.

Centralized Distribution System.  We service our retail locations from three distribution centers. Our distribution centers can cost-effectively service stores within a 700-mile radius, providing us with the ability to open new locations in markets where we believe that we have a competitive advantage or see attractive demographics.

Experienced Team.  Our management team has substantial experience in the specialty tile industry and retail sales operations. Robert Rucker, our founder and chief executive officer, has over 25 years of experience in the tile industry. Both Carl Randazzo, senior vice president — retail, and Joseph Kinder, senior vice president — operations, have been with us for over 20 years. William Watts, who serves as our the chairman of our board of directors, is the former chief executive officer of General Nutrition Corporation, the chairman of Mattress Firm, Inc. and a director of Brookstone, Inc.

Historically Attractive Returns on New Store Investment.  Our new stores have historically begun generating operating profit within the first year of operations and we generally recoup our initial net capital investment from a new store’s four-wall profitability within the first 36 months of operations. We measure four-wall profitability as store level operating profit before pre-opening costs and depreciation and amortization.

Growth Strategy

We intend to increase our net sales and profitability through a combination of new store openings and same store sales growth. In the five years ended December 31, 2011, we grew through a combination of opening 20 new retail locations and increases in same store sales. We expect to continue to gain market share. Specific elements of our strategy for continued growth include the following:

Open New Stores.  We believe that the highly-fragmented U.S. retail tile market provides us with a significant opportunity to expand our store base. Since January 1, 2012, we have opened nine new stores and plan to open an additional three stores during the remainder of 2012. We intend to open no fewer than 15 new stores in 2013, primarily in our existing markets and the mid-Atlantic, south eastern, and southern New England regions of the United States. We believe that there will continue to be additional expansion opportunities in the United States and Canada. We expect our store base growth to increase operational efficiencies.

Increase Sales and Profitability of Existing Stores.  We believe that our ongoing investment in new products and our enhanced training program for our sales associates, together with our associate incentive compensation structure, will result in continued same store sales growth.

Sales Model

We appeal to customers who desire high-quality products at an attractive value. We principally sell our products directly to homeowners. We also sell products to contractors, who are primarily small businesses that have been hired by homeowners to complete tile projects. We believe that due to the average cost and relative infrequency of a tile purchase, many of our customers conduct extensive research using multiple channels before making a purchase decision. Our sales strategy emphasizes customer service by providing comprehensive and convenient education tools on our website and in our stores, for our customers to learn about our products and the tile installation process. Our website contains a broad range of information regarding our tile products, setting and maintenance materials, and accessories. Customers can order samples, view catalogs, or purchase products from either our stores or website. Customers can choose to have their purchases delivered or pick them up at one of our stores. We strive to make our customers’ transactions easy and efficient.

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Our stores are designed to emphasize our products in a visually appealing showroom format. Our typical store is approximately 23,000 square feet, with approximately 19,000 square feet devoted to the showroom and the balance being warehouse space, which is used primarily to store customer orders waiting to be picked up or delivered. Our stores are typically accessible from major roadways and have significant visibility to passing traffic. We can adapt to a range of existing buildings, whether free-standing or in shopping centers.

Unlike many of our competitors, we devote a substantial portion of our retail store space to showrooms, including samples of our over 4,000 products and up to 60 different vignettes of bathrooms, kitchens, fireplaces, foyers, and other settings that showcase our products. Our showrooms are designed to provide our customers with a better understanding of how to integrate various types of tile in order to create an attractive presentation in their homes. Each store is also equipped with a consumer training center designed to teach customers how to properly install tile.

A typical store staff consists of a manager and 6 to 15 sales and warehouse associates. Our store managers are responsible for store operations and for overseeing our customers’ shopping experience. Our store associates have flexibility to meet or beat competitor pricing.

We offer financing to customers through a branded credit card provided by a third-party consumer finance company. These credit cards, which can used only in our stores and on our website, provide customers with a 10% discount on all purchases from us. In 2011, approximately 9% of our sales were made using our branded card.

Marketing

Unlike many of our competitors, we do not rely on significant traditional advertising expenditures to drive our net sales. We establish and maintain our credibility primarily through the strength of our products, our store experience, our customer service, and the attractiveness of our pricing. Our advertising expenditures consist primarily of paid internet search.

Our website is designed to educate consumers and to generate in-store and online sales. Visitors to our website can purchase our products directly as well as search a comprehensive knowledge base of tools on tile, including frequently asked questions, installation guides, detailed product information, catalogs, and how-to videos that explain the installation process. Our website and social media efforts have also been devoted to building brand awareness, connecting with potential customers, and building relationships with satisfied customers.

Products

We offer a complete assortment of tile products, generally sourced directly from producers, including ceramic, porcelain, glass, and stainless steel manufactured tiles, and marble, granite, quartz, sandstone, travertine, slate, and onyx natural tiles. We also offer a broad range of setting and maintenance materials, such as thinset, grout and sealers, and accessories, including installation tools, shower and bath caddies, drains, and similar products. We sell most of our products under our proprietary brand names. In total, we offers over 4,000 different tile, setting and maintenance materials, and accessory products. In 2011, our net sales were 53% from stone products, 29% from ceramic products, and 18% from setting and maintenance products.

Producers

We have long-standing relationships with producers of our tiles throughout the world and work with them to design products exclusively for us. We believe that these direct relationships differentiate us from our competitors, who generally purchase commodity products through distributors. We are often the largest or exclusive customer for many of our suppliers, which we believes enables us to obtain better prices in some circumstances.

We currently purchases tile products from approximately 120 different producers. Our top 10 tile suppliers accounted for approximately 55% of our tile purchases in 2011. We believe that alternative and competitive suppliers are available for most of our products. In 2011, approximately 53% of our purchased product was sourced from Asia, 9% from North America, 8% from South America, 29% from Europe, and 1% from other locations. Over 95% of our foreign purchases are negotiated and paid for in U.S. dollars.

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Distribution and Order Fulfillment

We take possession of our products in the country of origin and arrange for transportation to our distribution centers located in Wisconsin, Michigan, and Virginia. We manufacture our setting and maintenance materials at our Wisconsin and Michigan locations.

We fulfill customer orders primarily by shipping our products to our stores where customers can either pick them up or arrange for home delivery. Orders placed on our website are shipped directly to customers’ homes from our distribution centers. We continue to evaluate logistics alternatives to best service our retail store base and our customers. We believe that our existing distribution facilities will continue to play an integral role in our growth strategy, and expects to establish one or more additional distribution centers in the next five years to support geographic expansion of our retail store base.

Market

According to Catalina Research, Inc., or Catalina, the ceramic tile and stone flooring markets together represent approximately 18% of the total U.S. floor coverings market, which includes carpet and area rugs, wood flooring, resilient flooring, and laminate flooring. In its June 2012 Floor Coverings Industry Quarterly Update, Catalina estimates that U.S. sales of ceramic tile and stone flooring increased by 6.0% and 0.2%, respectively, in 2011, with U.S. sales of ceramic tile and stone flooring totaling $3.27 billion in 2011.

The residential tile and stone market is dependent upon home-related, large-ticket discretionary spending, which is influenced by a number of complex economic and demographic factors that may vary locally, regionally, and nationally. The market is impacted by, among other things, home remodeling activity, employment levels, housing turnover (including foreclosures), real estate prices, new housing starts, consumer confidence, credit availability, and the general health of consumer discretionary spending. Many of the economic indicators associated with the tile market and generally associated with consumer discretionary spending remain weak, and although we believe that signs of market stabilization are present, we expect that the tile market will remain in a weakened state throughout 2012. Nevertheless, IBISWorld’s June 2012 Industry Report projects an expected annual growth rate of sales 3.1% in the tile and marble industry over the next five years to approximately $5.9 billion in 2017, and the Joint Center for Housing Studies of Harvard University, or JCHS, predicts a 3.5% compounded annual increase in spending on homeowner improvements from 2010 through 2015. IBISWorld further projects that demand for homeowner improvements will be driven by young professionals with disposable income who are beginning to acquire homes in greater numbers and existing homeowners turning to deferred maintenance projects as disposable income increases with an improved economy. Recent projections by JCHS indicate that homeowner improvement spending for the four-quarter period ending with the fourth quarter of 2012 will be at the highest level since the four-quarter period ending with the third quarter of 2008, at roughly $122.6 billion, representing a 5.9% increase over the four-quarter period ending with the first quarter of 2012.

Further, according to a July 2011 U.S. Floor Covering Industry Report from Catalina, specialty retailers serving the homeowner-based segment of the tile market face intense competition from large national home centers such as Home Depot and Lowe’s, with home centers having increased their market share of total U.S. retail floor coverings sales from 19.6% of total sales in 2002 to 27.5% in 2007, and 32.0% in 2010. Catalina believes that this is a result of increasing price sensitivity on the part of consumers and the ability of large national home centers to take advantage of economies of scale. In addition, the number of specialty floor retail stores has decreased significantly, falling from 16,600 locations in 1997, to 14,500 in 2007, and 12,000 in 2010, according to Catalina. IBISWorld predicts that the market presence of specialty tile and marble stores will continue to shrink under difficult macroeconomic pressures. However, with underperforming firms exiting the market, we estimate that we have gained market share, primarily through new store openings and an increase in same store sales. We expect that these trends will continue, given our sustained growth in the face of a difficult national economy and competitive environment.

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Competition

The retail tile market is highly-fragmented. We compete directly with large national home centers that offer a wide range of home improvement products in addition to tile, such as Home Depot and Lowe’s; regional and local specialty retailers of tile, such as Tile America, World of Tile, Century Tile, and Floor and Décor; factory-direct stores, such as Dal-Tile and Florida Tile; and a large number of privately-owned, single-site stores. We also compete indirectly with companies that sell other types of floor coverings, including wood floors, carpet, and vinyl sheet. The barriers to entry into the retail tile industry are relatively low and new or existing tile retailers could enter our markets and increase the competition that we face. Many of our competitors enjoy competitive advantages over us, such as greater name recognition, longer operating histories, more varied product offerings, and greater financial, technical, and other resources.

We believe that the key competitive factors in the retail tile industry include:

•	product variety;

•	customer service;

•	store location; and

•	price.

We believe that we compete favorably with respect to each of these factors by providing a highly diverse selection of products to our customers, at an attractive value, in appealing and convenient retail store locations, with exceptional customer service and on-site instructional opportunities. Further, while some larger factory-direct competitors manufacture their own products, most of our competitors purchase their tile from domestic manufacturers or distributors when they receive an order from a customer. As a result, we believe that it takes these retailers longer than us to deliver products to customers and that their prices tend to be higher than our prices. We also believe that we offers a broader range of products and stronger in-store customer support than these competitors.

Employees

As of September 30, 2012, we had 744 employees, 738 of whom were full-time and none of whom were represented by a union. Of these employees, 584 work in our stores, 35 work in corporate, store support, infrastructure or similar functions, and 125 work in distribution and manufacturing facilities. We believe that we have good relations with our employees.

Intellectual Property and Trademarks

We have registered and unregistered trademarks for all of our brands, including 13 registered marks and several pending trademark applications marks in the United States. We regard our intellectual property as having significant value and our brands are an important factor in the marketing of our products. Accordingly, we have taken, and continues to take, appropriate steps to protect our intellectual property.

Government Regulation

We are subject to extensive and varied federal, state and local government regulation in the jurisdictions in which we operate, including laws and regulations relating to our relationships with our employees, public health and safety, zoning, and fire codes. We operates each of our stores, offices, and distribution and manufacturing facilities in accordance with standards and procedures designed to comply with applicable laws, codes, and regulations.

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Our operations and properties are also subject to federal, state and local laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of hazardous materials, substances and wastes and relating to the investigation and cleanup of contaminated properties, including off-site disposal locations. We do not incur significant costs complying with environmental laws and regulations. However, we could be subject to material costs, liabilities, or claims relating to environmental compliance in the future, especially in the event of changes in existing laws and regulations or in their interpretation.

Products that we import into the United States are subject to laws and regulations imposed in conjunction with such importation, including those issued and/or enforced by U.S. Customs and Border Protection. We work closely with our suppliers to ensure compliance with the applicable laws and regulations in these areas.

Properties

We operate 62 stores located in 20 states, including nine opened since December 31, 2011. The table below sets forth the locations and square footage of our stores:

Location	Square Footage	Location	Square Footage
Bloomington, Minnesota	12,000	Lombard, Illinois	21,486
Lexington, Kentucky	28,569	Florence, Kentucky	27,752
Roseville, Minnesota	29,412	Overland Park, Kansas	18,847
Louisville, Kentucky	20,000	Moorestown, New Jersey	15,210
West Allis, Wisconsin	22,932	Raleigh, North Carolina	22,213
Shawnee, Kansas	19,032	Springfield, Virginia	30,145
Sunset Hills, Missouri	17,500	Lake Zurich, Illinois	21,280
Schaumburg, Illinois	25,416	Countryside, Illinois	18,929
Indianapolis, Indiana	18,260	Sterling, Virginia	16,500
Ellisville, Missouri	17,750	Wilmington, Delaware	22,180
Plymouth, Minnesota	30,500	Nashville, Tennessee	18,147
Farmington, Michigan	27,000	Madison, Wisconsin	20,500
Sharonville, Ohio	30,975	Kennesaw, Georgia	27,000
Sterling Heights, Michigan	29,520	Omaha, Nebraska	20,412
Independence, Missouri	26,682	Columbia, Maryland	21,350
Rockville, Maryland	34,478	Westbury, New York	17,704
Burnsville, Minnesota	25,786	Manassas, Virginia	26,568
Naperville, Illinois	21,000	North Olmsted, Ohio	20,000
Columbus, Ohio	25,024	Dunwoody, Georgia	21,885
Grand Rapids, Michigan	27,600	Robinson, Pennsylvania	26,541
Westland, Michigan	25,400	Commack, New York	18,932
Ann Arbor, Michigan	28,188	South Indy, Indiana	18,804
Tinley Park, Illinois	22,100	Rochelle Park, New Jersey	21,328
Oakwood Village, Ohio	20,715	King of Prussia, Pennsylvania	25,522
Centerville, Ohio	28,440	Knoxville, Tennessee	22,000
Des Moines, Iowa	24,960	Cheektowaga, New York	25,532
Rochester, New York	25,000	Scarsdale, New York	21,191
Virginia Beach, Virginia	22,000	Brown Deer, Wisconsin	19,848
Glen Allen, Virginia	24,900	Timonium, Maryland*	20,000
Charlotte, North Carolina	33,600	Livingston, New Jersey*	18,176
Coon Rapids, Minnesota	24,186	Edison, New Jersey*	18,197
St. Peters, Missouri	20,200	Jacksonville, Florida*	26,186
Deerfield, Illinois	21,486	Bloomfield Hills, Michigan*	24,080
Woodbury, Minnesota	18,731	Holland, Ohio*	32,312
		Avon, Massachusetts*	18,775

* We have signed leases for these locations, which we expect to open in 2012 or 2013.

We lease all of our stores. Our 10,000 square foot headquarters in Plymouth, Minnesota is attached to our flagship retail store. We own our three distribution centers, located in Spring Valley, Wisconsin; Ottawa Lake, Michigan; and Ridgeway, Virginia, which consist of 51,000, 271,000, and 100,000 square feet, respectively.

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Legal Proceedings

From time to time, we have been and may become involved in legal proceedings arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we are not presently involved in any legal proceeding in which the outcome, if determined adversely to us, would be expected to have a material adverse effect on our business, operating results, or financial condition. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

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MANAGEMENT

The following table provides information regarding our executive officers and directors, including their ages, as of September 30, 2012:

Name	Age	Position/Affiliation
Robert A. Rucker	60	Chief Executive Officer and President; Director
Timothy C. Clayton	57	Chief Financial Officer; Senior Vice President
Joseph Kinder	46	Senior Vice President - Operations
Carl Randazzo	47	Senior Vice President - Retail
Leigh M. Behrman	59	Vice President – Human Resources and Compliance
Peter J. Jacullo III(1)(2)	57	Director
Peter H. Kamin(1)(3)	50	Director
Todd Krasnow(2)(3)	54	Director
Adam L. Suttin(1)	44	Director
William E. Watts(2)	59	Director; Chairman of the Board

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the nominating and corporate governance committee

Robert A. Rucker has been our chief executive office and president, and a member of our board of directors since June 2012. Previously, Mr. Rucker served as The Tile Shop’s chief executive officer and president, and as a member of its board of managers. Mr. Rucker holds a B.E.S. in Psychology and History from the University of Minnesota. We believe that Mr. Rucker is qualified to serve on our board of directors based on his historic knowledge of our Company as its founder and his strategic vision for our Company.

Timothy C. Clayton has been our chief financial officer and senior vice president since August 2012. From June 2012 to August 2012, Mr. Clayton served as a financial consultant to The Tile Shop. Since June 2010, Mr. Clayton has also served as the chief financial officer of Sajan, Inc., a publicly-traded provider of language translation services and software. In addition, since September 2000, Mr. Clayton has been the principal of Emerging Capital, LLC, a management consulting firm, and, in such capacity, has served as the chief financial officer of ADESA, Inc., an automotive services company, and of other firms. Previously, from November 1997 to June 2000, Mr. Clayton was the chief financial officer of Building One Services Corporation, a publicly-traded facilities services company, of which he was also a co-founder. From August 1976 until November 1997, Mr. Clayton served in various capacities at Price Waterhouse, LLP, an independent public accounting firm, including serving as an audit and business advisory services partner from July 1988 to November 1997. Since January 2005, Mr. Clayton has been a director and chairman of the audit committee of Argibank, FSB, a wholesale bank serving the rural agricultural market, and, since January 2003, Mr. Clayton has served on the board of directors of the National Federation of Independent Businesses, a nonpartisan lobbying organization. Mr. Clayton holds a B.A. in accounting from Michigan State University and is a certified public accountant.

Joseph Kinder has been our senior vice president — operations since June 2012. Previously, Mr. Kinder served as The Tile Shop’s supply chain manager from August 1995 until June 2012, as an assistant store manager for The Tile Shop from March 1994 to August 1995, and as a sales person at The Tile Shop from March 1993 to March 1994. Mr. Kinder holds a B.A. in Business from the College of Saint Thomas.

Carl Randazzo has been our senior vice president — retail since June 2012. Previously, Mr. Randazzo served as The Tile Shop’s national sales manager from October 2006 until June 2012, as a regional sales manager for The Tile Shop from June 2004 to October 2006, as a store manager for The Tile Shop from April 1994 to June 2004, and as a sales person at The Tile Shop from October 1992 to April 1994. Mr. Randazzo holds a B.S. in Economics from Arizona State University.

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Leigh M. Behrman has been our vice president — human resources and compliance since June 2012. Previously, Mr. Behrman served as The Tile Shop’s human resources manager from October 2007 until June 2012, as The Tile Shop’s facility manager from June 1999 to October 2007, and as The Tile Shop’s corporate controller from January 1988 to June 1999.

Each officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Peter J. Jacullo III has served as a member of our board of directors since August 2012. Previously, Mr. Jacullo served as a member of The Tile Shop’s board of managers from December 2007 to August 2012. Since July 1987, Mr. Jacullo has been a self-employed investor. Previously, Mr. Jacullo was a vice president and director of the Boston Consulting Group from May 1984 to July 1987, where he was also employed in various other capacities from May 1978 to May 1984. He is currently a director of ANZ Terminals Pty Limited, an Australian-based independent operator of bulk liquid and gas storage facilities with facilities located in Australia and New Zealand, and of Magnatech International Inc., a provider of equipment for the hydraulic hose industry. Mr. Jacullo holds an M.B.A. from the University of Chicago and a B.A. in Economics from Johns Hopkins University. We believe that Mr. Jacullo is qualified to serve on our board of directors in light of the continuity that he provides on our board of directors and his experience as a professional investor.

Peter H. Kamin has served as a member of our board of directors since August 2012. Previously, Mr. Kamin served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Kamin has served as managing partner of 3K Limited Partnership, an investment fund, since January 2012. Previously, Mr. Kamin was the founding partner of ValueAct Capital, an investment fund, from January 2000 to January 2012. Since June 2012, Mr. Kamin has been a director and member of the audit committee of Ambassadors Group, Inc., a publicly-traded educational travel company; since May 2012, Mr. Kamin has been a director and member of the governance committee of MAM Software Group, Inc., a publicly-traded provider of business automation and ecommerce solutions for the automotive aftermarket; and since April 2012, Mr. Kamin has been a director and member of the audit committee of Rand Worldwide, Inc., a provider of technology solutions and professional services to engineering and design companies. Mr. Kamin previously served on the board of directors and as a member of the audit committee of Adesa, Inc., a publicly-traded provider of vehicle auction and remarketing services, from April 2007 to December 2011; on the board of directors and as a member of the audit and compensation committees of Seitel, Inc., a publicly-traded provider of onshore seismic data to the oil and gas industry, from February 2007 to December 2011; and on the board of directors and as a member of the governance committee of Exterran Holdings, Inc., a provider of natural gas compression products and services, from January 2007 to September 2008. Mr. Kamin holds an M.B.A. from the Harvard University Graduate School of Business and a B.A. in Economics from Tufts University. We believe that Mr. Kamin is qualified to serve on our board of directors due to his significant experience as a director of publicly-traded companies and his substantial experience as an investor.

Todd Krasnow has served as a member of our board of directors since August 2012. Previously, Mr. Krasnow served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Krasnow has served as the president of Cobbs Capital, Inc., a private consulting company, since January 2005, and as marketing domain expert with Highland Consumer Fund, a venture capital firm, since June 2007. Previously, Mr. Krasnow was the chairman of Zoots, Inc., a dry cleaning company, from June 2003 to January 2008 and chief executive officer of Zoots, Inc. from February 1998 to June 2003. He served as the executive vice president of sales and marketing of Staples, Inc. from May 1993 to January 1998 and in other sales and marketing positions for Staples, Inc. from March 1986 to May 1993. Since September 2005, Mr. Krasnow has served as a director of Carbonite, Inc., a publicly-traded provider of online backup solutions for consumers and small and medium sized businesses; since December 2005, Mr. Krasnow has served as chairman of Carbonite’s compensation committee and; since September 2009, he has served as a member of Carbonite’s audit committee. Mr. Krasnow is also a director of OnForce, Inc., an online marketplace that enables enterprises to hire information technology service professionals, and Global Customer Commerce, Inc., an internet retailer of blinds and wall coverings; and a member of the advisory boards of C&S Wholesale Grocers, Inc. and Piedmont, Ltd., a Japanese storage company, which conducts business as Quraz. Mr. Krasnow holds an M.B.A. from the Harvard University Graduate School of Business and an A.B. in Chemistry from Cornell University. We believe that Mr. Krasnow is qualified to serve on our board of directors due to his operating and management experience and his expertise in sales and marketing.

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Adam L. Suttin has served as a member of our board of directors since August 2012. Previously, Mr. Suttin served as president of JWC Acquisition Corp. Mr. Suttin co-founded J.W. Childs Associates, L.P., an private equity investment firm, in 1995 and is a partner of that firm. From 1989 to 1995, Mr. Suttin was an investment professional at Thomas H. Lee Company. He is currently a member of the board of directors of Brookstone, Inc., Refrigerator Manufacturers, Inc., Sunny Delight Beverages Co., Esselte Ltd., JA Apparel Corp. (Joseph Abboud), Mattress Firm Holdings, Inc., and The NutraSweet Company. Mr. Suttin hold a B.S. in Business from the Wharton School of the University of Pennsylvania and a B.A.S. in Engineering from the Moore School of Engineering of the University of Pennsylvania. We believe that Mr. Suttin is qualified to serve on our board of directors in light of his experience as a co-founder of J.W. Childs and his experience as a director of various companies.

William E. Watts has served as a member of our board of directors since August 2012. Previously, Mr. Watts served as vice president of JWC Acquisition Corp. Mr. Watts has been an operating partner of J. W. Childs Associates, L.P., an private equity investment firm, since June 2001. From 1991 to 2001, he was president and chief executive officer of General Nutrition Companies. Prior to being named president and chief executive officer, Mr. Watts held the positions of president and chief operating officer of General Nutrition, president and chief operating officer of General Nutrition Center, and senior vice president of retailing and vice president of retail operations of General Nutrition Center. Mr. Watts currently serves as chairman of the board of directors of Mattress Firm Holdings, Inc. and JA Apparel Corp. (Joseph Abboud), and is a member of the board of directors of Brookstone, Inc. Mr. Watts holds a B.A. in Social Science from the State University of New York at Buffalo. We believe that Mr. Watts is qualified to serve on our board of directors in light of his experience as a director of various companies and his experience as chief executive officer of a company with a well-known brand.

Classified Board of Directors

In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our board of directors (including a vacancy created by an increase in the size of the board of directors) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (other than a vacancy created by an increase in the size of the board of directors) serves for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the board of directors serves until the next annual meeting of stockholders at which the class of directors to which such director is assigned by the board of directors is to be elected by stockholders and until such director’s successor is elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our directors are divided among the three classes as follows:

•	The Class I directors are Messrs. Jacullo and Suttin, with terms expiring at the annual meeting of stockholders to be held in 2013;

•	The Class II directors are Messrs. Kamin and Krasnow, with terms expiring at the annual meeting of stockholders to be held in 2014; and

•	The Class III directors are Messrs. Rucker and Watts, with terms expiring at the annual meeting of stockholders to be held in 2015.

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Independence of the Board of Directors

As required under the rules and regulations of The Nasdaq Stock Market, or Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, we have determined that Messrs. Jacullo, Kamin, Krasnow, Suttin, and Watts, representing five of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors will be “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and the listing requirements and rules of Nasdaq.

Committees of the Board of Directors

Our board of directors has established the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process, the audit of our financial statements, and our internal control processes. Among other matters, the audit committee evaluates our independent auditors’ qualifications, independence, and performance; determines the engagement, retention, and compensation of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports to be filed with the SEC; approves the retention of the independent auditors to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls, or audit matters; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the audit committee reviews and approves related person transactions and reviews and evaluates, on an annual basis, the audit committee charter and the committee’s performance.

The current members of our audit committee are Messrs. Jacullo, Kamin, and Suttin, with Mr. Kamin serving as the chair of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Mr. Kamin is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Messrs. Jacullo, Kamin, and Krasnow are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The compensation committee annually reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity compensation plans. Additionally, the compensation committee reviews and evaluates, on an annual basis, the compensation committee charter and the committee’s performance.

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The current members of our compensation committee are Messrs. Jacullo, Krasnow, and Watts, with Mr. Krasnow serving as the chair of the committee. All of the members of TS Holdings’ compensation committee are independent under the applicable rules and regulations of the SEC, Nasdaq, and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee operates under a written charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of candidates for directorships; and the structure and composition of our board of directors and committees thereof. In addition, the nominating and corporate governance committee oversees our corporate governance guidelines, approves our committee charters, oversee compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the audit committee, and oversees the board of directors self-evaluation process. Our nominating and corporate governance committee is also responsible for making recommendations regarding non-employee director compensation to the full board of directors. Additionally, the nominating and corporate governance committee reviews and evaluates, on an annual basis, the nominating and corporate governance committee charter and the committee’s performance.

The current members of our nominating and corporate governance committee are Messrs. Kamin and Krasnow, with Mr. Krasnow serving as the chair of the committee. All of the members of our nominating and corporate governance committee are independent under the applicable rules and regulations of Nasdaq. The nominating and corporate governance committee operates under a written charter.

Compensation Committee Interlocks and Insider Participation

We had no compensation committee nor committee of the board of directors performing an equivalent function during the fiscal year ended December 31, 2011. None of the individuals who currently serves as a member of our compensation committee (i) are, or at any time during the past year or our last completed fiscal year have been, officers or directors of ours, (ii) were formerly officers or directors of our, or (iii) have had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers currently serves, nor in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. During the fiscal year completed December 31, 2011, none of The Tile Shop’s executive officers or employees, other than Mr. Rucker, participated in the deliberations of The Tile Shop’s board of managers concerning executive officer compensation.

Involvement in Certain Legal Proceedings

In October 2011, Mr. Kinder was involved in a domestic dispute (misdemeanor charge stayed) and a verbal altercation with police officers in front of his family (pled guilty to a gross misdemeanor).

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.tileshop.com. We expect that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

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Director Compensation

Prior to consummation of the Business Combination, we paid each of Messrs. Kamin and Krasnow $50,000 per year for service on The Tile Shop’s board of managers and, in January 2012, granted to each of Messrs. Kamin and Krasnow 116,750 Series 2012 Participating Capital Appreciation Common Units, or Series 2012 Units, of The Tile Shop. The Series 2012 Units shared ratably with The Tile Shop’s common unit membership interests, or Common Units, in distributions from The Tile Shop after a certain aggregate distribution threshold had been reached with regard to the Common Units. In January 2012, Mr. Kamin transferred the Series 2012 Units held by him to the Peter H. Kamin GST Trust, of which Mr. Kamin is a trustee. The Series 2012 Units vested in full immediately prior to the consummation of the Business Combination and each of Mr. Krasnow and the Peter H. Kamin GST Trust shared ratably in the consideration payable to the former direct and indirect members of The Tile Shop in connection with the Business Combination as though each such holder’s Series 2012 Units were converted into 41,564 Common Units.

We did not pay any compensation to the members of The Tile Shop’s board of managers for the year ended December 31, 2011, other than to Mr. Rucker in has capacity as president and chief executive officer of The Tile Shop.

Each of our non-employee directors receives an annual fee of $100,000 and the chairperson of our board of directors receives an additional annual fee of $150,000. The fees for the current year were paid upon the consummation of the Business Combination in the form of restricted common stock valued at $10.00 per share and granted pursuant to our 2012 Equity Award Plan, or 2012 Plan. In each subsequent year, we expect that each non-employee director and the chairperson of our board of directors will receive the fees payable to them in their capacities as such one-half in cash and one-half in the form of restricted common stock granted pursuant to the 2012 Plan or a successor plan thereto. The number of shares of our restricted common stock to be granted in each subsequent year will be equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on the Nasdaq Stock Market of our common stock over 30 trading days immediately preceding the date of grant. The restricted stock grants for the current year and for each subsequent year will vest in full on the first anniversary of the date of grant, contingent upon the applicable non-employee director’s continued service on our board of directors.

Notwithstanding the foregoing, each of Messrs. Jacullo and Suttin have agreed to forego all compensation for their service as directors of our Company.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles our policies and decisions with respect to the compensation of our executive officers and employees who are named in the “2011 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers,” who were executive officers of The Tile Shop during 2011, were:

•	Robert A. Rucker, chief executive officer;

•	Joseph Kinder, senior vice president - operations;

•	Carl Randazzo, senior vice president - retail; and

•	Leigh M. Behrman, vice president – human resources and compliance.

We expect that our executive compensation philosophy as a publicly traded company will differ from our historical compensation philosophy as a result on our compensation committee’s continued review and evaluation of our compensation philosophy and structure.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	align compensation incentives with our corporate strategies, business, and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills, and performance ensure our continued success; and

•	ensure that total compensation is fair, reasonable, and competitive.

Historically, the compensation for our named executive officers has consisted of (i) base salary, (ii) performance bonus, (iii) phantom equity units, (iii) perquisites and health and welfare benefits, and (v) 401(k) plan retirement savings opportunities. Effective immediately prior to the consummation of the Business Combination, we terminated our historical Deferred Compensation Plan, pursuant to which we previously granted phantom equity units, and anticipate that we will make a lump-sum cash payment to each former holder of phantom equity units, including certain of our named executive officers, on August 20, 2013 in full satisfaction of all phantom equity units previously held by such individuals.

Effective upon consummation of the of the Business Combination, we adopted the 2012 Plan, and made grants to certain of our named executive officers thereunder. For a further description of the 2012 Plan, see the section entitled “Executive Compensation – Compensation Discussion and Analysis — Executive Compensation Program Components — 2012 Equity Award Plan” beginning on page 67.

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Each of the primary elements of our executive compensation program are discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives. Further, while each of our executive officers has not been, and will not be, compensated with all individual compensation elements, we believe that the compensation provided to each individual executive officer is, and will be, consistent with the overall compensation philosophy and objectives set forth above.

Compensation Determination Process

As we transition from being a privately held company to a publicly traded company, we will evaluate our philosophy and compensation programs as circumstances require and, at a minimum, we will review executive compensation annually. As part of this review process, we expect to apply the values and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive and that it is meeting our retention objectives in light of the cost to us if we were required to replace a key employee.

Historically, The Tile Shop’s board of managers did not review anonymous private company compensation surveys in setting the compensation of our named executive officers. In the future, we anticipate that our compensation committee will determine executive compensation, at least in part, by reference to the compensation information for the executives of a peer group of comparable companies, although no such peer group has yet been determined. Additionally, our compensation committee plans to engage a compensation consultant to provide market data on a peer group of companies in our industry on an annual basis, and we intend to review this information and other information obtained by the members of our compensation committee to help ensure that our compensation program is competitive. We anticipate that our compensation committee may make adjustments in executive compensation levels in the future as a result of this more formal market comparison process.

The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of such executives. As a result of our board of directors and The Tile Shop’s board of managers, as applicable, assessment of Robert Rucker’s roles and responsibilities, there is and has been a significant compensation differential between his compensation levels and those of our other named executive officers.

Executive Compensation Program Components

Base Salary

In general, base salaries of our named executive officers were initially established through arm’s-length negotiation at the time the executive was hired, taking into account such executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are approved and reviewed periodically by our chief executive officer, and in the case of our chief executive officer’s base salary, by our board of directors or The Tile Shop’s board of managers, as applicable, and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience, and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary, equity or equity-linked interests, and the amounts paid to an executive officer’s peers within our Company. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

The actual base salaries earned by all of our named executive officers, who were executive officers of The Tile Shop in 2011, are set forth in the “2011 Summary Compensation Table.”

In anticipation of the consummation of the Business Combination, we entered into offer letter agreements with each of Messrs. Rucker, Kinder, Randazzo, and Behrman, which provide for annual base salaries of $303,991, $200,000, $200,000, and $119,000, respectively. Pursuant to the terms of his offer letter, Mr. Rucker’s base salary will be increased to $500,000 effective January 1, 2013. We also entered into an offer letter agreement with Timothy C. Clayton, our chief financial officer and senior vice president, which provides for an annual base salary of $200,000. For a further description of these offer letter agreements, see the section entitled “Executive Compensation — Offer Letter Agreements” beginning on page 75.

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Annual Cash Bonuses

Historically, annual cash bonuses have been awarded to our named executive officers when The Tile Shop’s board of managers or our chief executive officer determine that such bonuses are merited in light of corporate performance.

Mr. Rucker has historically been awarded an annual cash bonus in an amount sufficient to provide Mr. Rucker will total actual after-tax bonus compensation equal to 3% of our net income, inclusive of the bonus compensation and associated tax adjustment payable to Mr. Rucker, for the corresponding period. Our other named executive officers have historically been awarded annual cash bonuses in an amount determined by our chief executive officer and approved by our board of directors or The Tile Shop’s board of managers, as applicable, reflecting (i) our annual operating performance, (ii) our year-over-year operating growth, (iii) attainment of individual and corporate goals, and (iv) other discretionary factors deemed relevant.

The actual cash bonuses earned by all of our named executive officers, who were executive officers of The Tile Shop in 2011, are set forth in the “2011 Summary Compensation Table.”

Going forward, our compensation committee intends to adopt a cash bonus program for our executive officers, other than Messrs. Rucker and Clayton, pursuant to which each of our executive officers will be eligible to receive bonus compensation in an amount up to 50% of his base salary, subject to attainment of corporate and individual performance targets that will be established by our compensation committee and approved by our board of directors prior to the beginning of each fiscal year. This cash bonus program is expected to become effective for 2013.

We intend to continue Mr. Rucker’s historical bonus compensation arrangement for 2012. Effective for 2013, we intend to provide Messrs. Rucker and Clayton with target cash bonus compensation equal to 100% and 50%, respectively, of his base salary based on our Adjusted EBITDA for the year. Messrs. Rucker’s and Clayton’s respective target bonus compensation would be earned if we achieve the Adjusted EBITDA target set forth in our budget. Messrs. Rucker and Clayton would each be entitled to receive a partial bonus payment if we partially achieves our budgeted Adjusted EBITDA, and a bonus in excess of the target bonus amount if we achieve greater than 100% of our budgeted Adjusted EBITDA. Messrs. Rucker and Clayton would each earn a partial bonus payment if we achieve at least 85% of our budgeted Adjusted EBITDA target and an additional bonus of up to double his target amount if we achieve 115% of our budgeted Adjusted EBITDA, with the actual bonus amounts that Messrs. Rucker and Clayton would be entitled to receive within this range to be determined by our compensation committee.

Equity and Equity-Linked Incentives

Historically, in order to align the interests of our named executive officers with those of our stockholder, we granted certain of our employees and each of its named executive officers, other than Mr. Rucker, phantom equity units pursuant our historical Deferred Compensation Plan that were payable in cash based on the appreciation in the value of The Tile Shop’s Common Units. Due to Mr. Rucker’s significant beneficial equity interest in The Tile Shop, The Tile Shop’s board of managers determined that it was not necessary or appropriate to grant Mr. Rucker any such phantom equity units. These phantom equity units were fully-vested upon grant and payable to the holders thereof upon the earlier of (i) the tenth or fifteenth anniversary of the date of grant, as applicable, or (ii) immediately prior to a change of control of The Tile Shop. Upon the occurrence of either such event, the holder of each unit of phantom equity is entitled to receive, in respect of each such unit, a payment in cash equal to the change in the fair market value of The Tile Shop’s Common Units between the date of grant and (a) the last day of the fiscal year immediately preceding the tenth or fifteenth anniversary of the date of grant, as applicable, or (b) the date of the change of control, as applicable. At all times from January 1, 2009 until the termination of our historical Deferred Compensation Plan in connection with the consummation of the Business Combination, Messrs. Behrman, Kinder, and Randazzo held 100,000, 300,000, and 300,000 phantom equity units of The Tile Shop, respectively. Effective immediately prior to the consummation of the Business Combination, we terminated our Deferred Compensation Plan and anticipate that we will make a lump-sum cash payment to each former holder of phantom equity units, including Messrs. Behrman, Kinder, and Randazzo, on August 20, 2013 in full satisfaction of all phantom equity units previously held by such individuals. Messrs. Behrman, Kinder, and Randazzo will receive payments of $824,000, $2,060,000, and $2,060,000, respectively, on such date.

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Going forward, we intend to use equity incentive awards pursuant to our 2012 Plan to continue to tie the interests of our named executive officers with those of our stockholders. Vesting of these equity incentive awards, which we expect to be primarily in the form of stock option grants for our named executive officers other than Mr. Rucker, will be based in whole or in part on continued employment to encourage the retention of our named executive officers through the vesting period of the awards, and, in some cases, partially based on the annual appreciation of our common stock. In determining the size of both the initial and “refresher” equity awards to our named executive officers, our compensation committee intends to take into account a number of internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to us, and the size of prior awards, as well as external factors such as the levels of unvested equity awards held by our executive officers in relation to their peers at comparable companies.

In August 2012, upon the consummation of the Business Combination, Messrs. Kinder, Randazzo, Clayton, and Behrman received initial grants of options to purchase 330,000, 330,000, 220,000, and 110,000 shares of our common stock, respectively, at an exercise price per share of $10.00. Two-thirds of the total number of shares subject to each such stock option grant are subject to vesting in equal annual installments over four years from the date of grant, based only upon the applicable executive officer’s continued service to us, and that one-third of the total number of shares subject to each such stock option grant to will be subject to vesting in equal annual installments over four years from the date of grant, based both on the appreciation in the price of our common stock and continued service to us. The portion of stock option grants tied to appreciation in the price of our common stock will vest on each anniversary of the date of grant, subject to a 20% increase in the trading price of our common stock over the applicable one-year period, which increase will be measured by reference to the average closing price on the Nasdaq Stock Market of our common stock over the 30 trading days immediately preceding the date of grant or anniversary date thereof, as applicable. We believe that these vesting schedules will appropriately encourage long-term employment with us while allowing our executives to realize compensation in line with the value that they create for our stockholders.

In August 2012, upon the consummation of the Business Combination, we also granted to Mr. Rucker an award of 250,000 restricted shares of our common stock, which award will vest and become unrestricted as to one-third of the total number of shares of common stock on each of December 31, 2013, 2014, and 2015, subject to Mr. Rucker’s continued service as an employee, officer, or director of our Company.

We have provided for the acceleration of vesting of equity awards granted to each of Messrs. Rucker, Clayton, Kinder, Randazzo, and Behrman in the event of a change of control of our Company. In the event of a change of control, if the individual is terminated without cause or is otherwise constructively terminated prior to the first anniversary of the change of control, the vesting of any unvested awards will be accelerated in full immediately prior to such termination. We believe that these acceleration opportunities will further align the interests of our executives with those of our stockholders by providing our executives an opportunity to benefit alongside our stockholders in a corporate transaction.

We do not have any securities ownership requirements for our named executive officers.

2012 Equity Award Plan

In June 2012, our board of directors and stockholders adopted the 2012 Plan, which became effective upon the consummation of the Business Combination. The principal purpose of the 2012 Plan is to attract, retain, and motivate selected employees, consultants, and directors through the granting of stock-based compensation awards.

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The principal features of the 2012 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2012 Plan, which was filed as an exhibit to our registration statement on Form S-4 (File No. 333-182482), which is amended hereby.

Share reserve

Under the 2012 Plan, 2,500,000 shares of our common stock were initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options and restricted stock awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2012 Plan will be increased on the first day of each calendar year beginning in 2013 and ending in 2022, in an amount equal to the least of (A) 2,500,000 shares, (B) six percent (6%) of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding calendar year, and (C) such smaller number of shares of common stock as determined by our board of directors.

The following counting provisions are in effect for the share reserve under the 2012 Plan:

•	to the extent that an award terminates, expires, or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2012 Plan, provided that no such shares may be issued pursuant to an incentive stock option;

•	to the extent shares are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award under the 2012 Plan, such tendered or withheld shares will be available for future grants under the 2012 Plan, provided that no such shares may be issued pursuant to an incentive stock option; and

•	to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2012 Plan.

Notwithstanding the foregoing, no individual may be granted stock-based awards under the 2012 Plan covering more than 2,000,000 shares in any calendar year.

As of September 30, 2012, 2,050,000 shares of common stock were subject to outstanding awards pursuant to the 2012 Plan.

Administration

The compensation committee of our board of directors administers the 2012 Plan, subject to the right of our board of directors to assume authority for administration or delegate such authority to another committee of the board of directors. The compensation committee must consist of at least two members of our board of directors, each of whom is intended to qualify as an “outside director,” within the meaning of Section 162(m) of the Code, a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “independent director” within the meaning of the rules of The Nasdaq Stock Market, or other principal securities market on which shares of our common stock are traded. The composition of our compensation committee meets these requirements. The 2012 Plan provides that the compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of our Company to one or more of our officers.

Subject to the terms and conditions of the 2012 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2012 Plan. The administrator is also authorized to adopt, amend, or rescind rules relating to administration of the 2012 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2012 Plan. The full board of directors will administer the 2012 Plan with respect to awards to non-employee directors.

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Eligibility

Awards under the 2012 Plan may be granted to individuals who are then our officers, employees, directors, or consultants or are the officers, employees, directors, or consultants of our subsidiaries. Only executive officers and employees may be granted incentive stock options, or ISOs.

Awards

The 2012 Plan provides that the administrator may grant or issue stock options and restricted stock or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, and conditions of the award.

•	Nonqualified stock options, or NQSOs, provide for the right to purchase shares of our common stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us or a subsidiary and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQSOs may be granted for any term specified by the administrator, but may not exceed ten years.

•	Incentive stock options are designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2012 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and that the ISO must not be exercisable after a period of five years measured from the date of grant.

•	Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Change of control

In the event of a change of control, the administrator may, in its sole discretion, accelerate vesting of awards issued under the 2012 Plan such that 100% of any such award may become vested and exercisable. Additionally, the administrator has complete discretion to structure one or more awards under the 2012 Plan to provide that such awards will become vested and exercisable on an accelerated basis. The administrator may also make appropriate adjustments to awards under the 2012 Plan and is authorized to provide for the acceleration, termination, assumption, substitution, or conversion of such awards in the event of a change of control or certain other unusual or nonrecurring events or transactions. Under the 2012 Plan, a change of control is generally defined as:

•	the transfer or exchange in a single or series of related transactions by our stockholders of more than 50% of our voting securities to a person or group;

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•	a change in the composition of our board of directors over a two-year period such that 50% or more of the members of the board were elected through one or more contested elections;

•	a merger, consolidation, reorganization, or business combination in which we are involved, directly or indirectly, other than a merger, consolidation, reorganization, or business combination which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

•	the sale, exchange, or transfer of all or substantially all of our assets; or

•	stockholder approval of our liquidation or dissolution.

Adjustments of awards

In the event of any stock dividend, stock split, extraordinary cash dividend, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of our assets to stockholders, or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2012 Plan or any awards under the 2012 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to:

•	the aggregate number and type of shares subject to the 2012 Plan;

•	the terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards);

•	the grant or exercise price per share of, and the aggregate number of shares subject to, any outstanding awards under the 2012 Plan; and

•	the performance goals pertaining to any award.

Amendment and termination

Our board of directors or the compensation committee (with board approval) may terminate, amend, or modify the 2012 Plan at any time and from time-to-time. However, we must generally obtain stockholder approval:

•	to increase the number of shares available under the 2012 Plan (other than in connection with certain corporate events, as described above);

•	to expand the group of participants under the 2012 Plan;

•	to diminish the protections afforded by the 2012 Plan with regard to decreasing the exercise price for options or otherwise materially change the vesting or performance requirements of an award; or

•	to the extent required by applicable law, rule, or regulation (including any applicable stock exchange rule).

Notwithstanding the foregoing, no option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and no options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

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Expiration date

The 2012 Plan will expire on, and no option or other award may be granted pursuant to the 2012 Plan after, August 21, 2012. Any award that is outstanding on the expiration date of the 2012 Plan will remain in force according to the terms of the 2012 Plan and the applicable award agreement.

Securities laws and federal income taxes

The 2012 Plan is designed to comply with certain securities and federal tax laws, including as follows:

•	Securities laws. The 2012 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2012 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules, and regulations.

•	Section 409A of the Internal Revenue Code. Certain awards under the 2012 Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under such plan and all other equity incentive plans for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A, which impose additional state penalty taxes on such compensation.

•	Section 162(m) of the Internal Revenue Code. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. In particular, stock options granted pursuant to the 2012 Plan will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the 2012 Plan sets the maximum number of shares that can be granted to any person within a specified period, and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Section 162(m) transition rule for compensation plans of corporations which are privately-held and which become publicly-held in a business combination, the 2012 Plan will not be subject to Section 162(m) until a specified transition date, which is the earlier of:

•	the first material modification of the 2012 Plan;

•	the issuance of all of the shares of our common stock reserved for issuance under the 2012 Plan;

•	the expiration of the 2012 Plan; or
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•	the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Business Combination occurred.

After the transition date, awards granted under the 2012 Plan, other than options, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. Thus, we expects that such other rights or awards under the 2012 Plan will not constitute performance-based compensation for purposes of Section 162(m).

We have attempted to structure the 2012 Plan in such a manner that, after the transition date the compensation attributable to stock options, and other performance-based awards which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

On August 21, 2012, we filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2012 Plan.

Retirement savings

All of our full-time employees, including our named executive officers, are eligible to participate in The Tile Shop 401(k) plan. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $16,500 in 2011, and to have the amount of this reduction contributed to the 401(k) plan. In 2011, we made a matching contribution of $0.25 for every $1.00 that each applicable employee contributed to the 401(k) plan, up to a maximum of 5% of such employee’s salary. Each year, this matching contribution vests as to 20% of the aggregate matching contributions for such employee, such that all previous and future matching contributions will be vested after the employee has been employed by us for a period of five years.

Perquisites

From time-to-time, we have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and may consider providing additional perquisites in the future. There are no material perquisites to our named executive officers that are contractual obligations pursuant to written agreement. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee.

Tax considerations

Our board of directors will consider the potential future effects of Section 162(m) of the Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the chief executive officer and each of the next three most highly compensated executive officers (other than the chief financial officer, if any), unless the compensation is “performance based” or based on another available exemption. Prior to being a publicly-held corporation, The Tile Shop’s board of managers did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. We expects that our compensation committee will adopt a policy that, where reasonably practicable, will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our executive officers in the future, our compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

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Taxation of “parachute” payments and deferred compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 409A of the Code during 2011, and we have not agreed, nor are otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider received “deferred compensation” that does not meet the requirements of Section 409A of the Code.

2011 Summary Compensation Table

The following table summarizes the compensation earned by each of Messrs. Rucker, Kinder, Randazzo, and Behrman during the fiscal year ended December 31, 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Robert A. Rucker, Chief Executive Officer	2011	262,302	1,032,971	-	788,144	(1)	2,083,417

Joseph Kinder, Senior Vice President - Operations	2011	162,000	91,345	470,000	-		723,345

Carl Randazzo, Senior Vice President - Retail	2011	162,000	135,227	470,000	-		767,227

Leigh M. Behrman, Vice President – Human Resources and Compliance	2011	119,000	45,402	220,000	-		384,402

(1) Includes $782,444 in tax “gross-ups” related to Mr. Rucker’s bonus compensation and $5,700 in insurance premiums payments made on behalf of Mr. Rucker.

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Grants of Plan-Based Awards

The Tile Shop did not grant any plan-based awards during the fiscal year ending December 31, 2011.

Outstanding Equity Awards at Fiscal-Year End

The Tile Shop did not have any outstanding equity awards as of December 31, 2011.

Options Exercises and Stock Vested

None of The Tile Shop’s named executive officers exercised options or had equity awards vest during the fiscal year ending December 31, 2011.

Pension Benefits

The Tile Shop did not sponsor any defined benefit pension or other actuarial plan for its named executive officers during the year ended December 31, 2011.

Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2011, The Tile Shop maintained the historical Deferred Compensation Plan as a deferred compensation plan for its named executive officers, other than Mr. Rucker.

For a further description of the Deferred Compensation Plan, see the section entitled “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Program Components — Equity and Equity-Linked Incentives” beginning on page 66. For a quantitative estimate of the payments that would have accrued to each of our named executive officers under the Deferred Compensation Plan had The Tile Shop undergone a change of control on December 31, 2011, which estimated payments represent the total value the phantom equity units held by each named executive officer as of December 31, 2011, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change of Control” beginning on page 74.

Potential Payments Upon Termination or Change of Control

The following table sets forth quantitative estimates of the payments and benefits that would have accrued to each of our named executive officers if his employment had been terminated by The Tile Shop or if The Tile Shop had undergone a change of control on December 31, 2011, as described above under “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Program Components — Equity and Equity-Linked Incentives” above.

Name of Executive Officer	Termination for Cause ($)(2)(3)	Termination other than for Cause, Disability, or Death ($)(2)(3)	Termination for Disability ($)(2)(3)	Termination for Death ($)(2)(3)	Change of Control ($)(2)

Robert A. Rucker (1)	-	-	-	-	-

Joseph Kinder (1)	-	1,659,600	1,659,000	1,659,000	1,659,000

Carl Randazzo (1)	-	1,659,000	1,659,000	1,659,000	1,659,000

Leigh M. Behrman (1)	-	652,900	652,900	652,900	652,900

____________________________

(1) These amounts to not take into account any amounts to which the applicable named executive officers would been entitled pursuant to the terms of their respective offer letter agreements, entered into in June 2012.

(2) These amounts were calculated using a fair market value of $7.732 for The Tile Shop’s Common Units, established by The Tile Shop’s board of managers based on The Tile Shop’s audited financial statements for the fiscal year ended December 31, 2011.

(3) These amounts would be payable to the applicable named executive officer on the tenth or fifteenth anniversary of the date of grant of the applicable award. 100,000 phantom equity units were granted to each of Messrs. Kinder, Randazzo, and Behrman on June 15, 2006 and an additional 100,000 phantom equity units were granted to each of Messrs. Kinder and Randazzo on each of May 25, 2007 and January 1, 2009.

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Offer Letter Agreements

In June 2012, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Rucker setting forth the terms and conditions of his employment effective upon consummation of the Business Combination. The offer letter agreement provides for an annual base salary of $303,991 for the remainder of the 2012 fiscal year and an annual base salary of $500,000 for the 2013 fiscal year, subject to increases and modifications as determined by our board of directors and its compensation committee. Mr. Rucker’s current base salary is $303,991. Pursuant to the offer letter agreement, Mr. Rucker is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us, subject to execution of a full release in our favor. In such an event, Mr. Rucker is entitled to continued payment of his base salary for twelve months and an additional payment in an amount equal to twelve times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Rucker is also entitled to full vesting acceleration with respect to any unvested equity awards if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change of control.

In June 2012, as the result of arm’s length negotiations, we entered into offer letter agreements with each of Messrs. Kinder, Randazzo, and Behrman setting forth the terms and conditions of each such individual’s respective employment effective upon consummation of the Business Combination. The offer letter agreements provide for an annual base salaries of $200,000, $200,000, and $119,000, respectively, for Messrs. Kinder, Randazzo, and Behrman, subject to increases and modifications as determined by our board of directors and its compensation committee. Messrs. Kinder’s, Randazzo’s, and Behrman’s current base salaries are $200,000, $200,000, and $119,000, respectively. Pursuant to the offer letter agreements, each of Messrs. Kinder, Randazzo and Behrman is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us, subject to execution of a full release in our favor. In such an event, each of Messrs. Kinder, Randazzo and Behrman is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, each of Messrs. Kinder, Randazzo and Behrman is also entitled to full vesting acceleration with respect to any unvested equity awards if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change of control.

In July 2012, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Clayton setting forth the terms and conditions of his employment, effective upon consummation of the Business Combination. The offer letter agreement provides for an annual base salary of $200,000, subject to increases and modifications as determined by our board of directors and its compensation committee. Mr. Clayton’s current base salary is $200,000. Pursuant to the offer letter agreement, Mr. Clayton is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us, subject to execution of a full release in our favor. In such an event, Mr. Clayton is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Clayton is also entitled to full vesting acceleration with respect to any unvested equity awards if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change of control.

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In connection with their offer letter agreements, each of Messrs. Rucker, Clayton, Kinder, Randazzo, and Behrman agreed not to compete, directly or indirectly, with us or solicit any of our employees or business contacts during the term of his employment and for a period of two years, one year, one year, one year, and one year thereafter, respectively. Notwithstanding the foregoing, we may, at our election, extend the term of the non-compete and non-solicit obligations to which Messrs. Clayton, Kinder, and Randazzo are subject to be for a period of two years following termination of employment; provided, that we provide the applicable individual with continued payment of his base salary for twelve months (in lieu of six months) and an additional payment in an amount equal to twelve times (in lieu of six times) our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of such directors, officers and employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, employee, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that the provisions of our certificate of incorporation and bylaws described above and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

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The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Rule 10b5-1 Trading Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, occurring since the beginning of our most recently completed fiscal year, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family (collectively, the “Related Persons”) had or will have a direct or indirect material interest.

Compensation arrangements with our named executive officers and directors are described elsewhere in this prospectus.

Business Combination

In August 2012, we consummated the Business Combination pursuant to the terms of that certain Contribution and Merger Agreement (the “Merger Agreement”), dated as of June 27, 2012, by and among JWCAC, on the one hand, and The Tile Shop, the members of The Tile Shop (the “Members”), Nabron International Inc., a Bahamas corporation (“Nabron” and, together with the Members other than ILTS, LLC the “Sellers”), the Company, Tile Shop Merger Sub, Inc., Delaware corporation and wholly owned subsidiary of the Company, and Peter Jacullo, in his capacity as Sellers’ Representative, on the other hand. Pursuant to the Merger Agreement, (i) the Sellers contributed, directly or indirectly, all of the membership interests in The Tile Shop to the Company in exchange for an aggregate of approximately $75,000,000 in cash, promissory notes in an aggregate principal amount of approximately $70,000,000 (the “Promissory Notes”), and 32,000,000 shares of common stock of the Company and (ii) each share of common stock of JWCAC was exchanged for one share of the Company’s common stock. In connection with the Business Combination, we acquired all of the outstanding equity securities of The Tile Shop and JWCAC. Prior to the consummation of the Business Combination, JWCAC redeemed 5,500,000 shares of its outstanding common stock.

The consideration received, directly or indirectly, by each of the Related Persons in connection with the Business Combination is set forth below:

Related Person	Cash Consideration	Promissory Notes	Shares of Common Stock
Nabron International, Inc.	$37,732,065	$37,479,696	17,445,432
The Tile Shop, Inc. (entity controlled by Mr. Rucker)	$23,792,481	$18,887,729	8,313,792
JWTS, Inc. (entity controlled by Mr. Jacullo)	$11,843,840	$11,764,632	5,476,003
Peter H. Kamin Revocable Trust dated February 2003 (entity controlled by Mr. Kamin)	$584,101	$580,194	270,059
Peter H. Kamin Childrens Trust dated March 2007 (entity controlled by Mr. Kamin)	$350,460	$348,116	162,035
3K Limited Partnership (entity controlled by Mr. Kamin)	$233,639	$232,077	108,023
Peter H. Kamin GST Trust (entity controlled by Mr. Kamin)	$65,239	$73,984	35,361
Todd Krasnow	$298,878	$396,060	143,384

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The Promissory Notes had a three year term, subject to pre-payment at any time without penalty, and bore interest at a rate of 4% per annum, payable quarterly. The largest aggregate outstanding principal amount under these Promissory Note since the beginning of 2011 was $69,771,111, as of the consummation of the Business Combination. On October 3, 2012, we paid the entire outstanding principal balance of the Promissory Notes together with all accrued interest thereon, in an aggregate amount of $70,099,895, which consisted of $69,771,111 of principal and $328,784 of accrued interest thereon, in full satisfaction of our obligations pursuant to the Promissory Notes.

In connection with the consummation of the Business Combination, JWC Acquisition LLC (the “Sponsor”), an affiliate of JWCAC, distributed 208,734 shares of common stock to Mr. Suttin, 39,284 shares of common stock to an trust affiliated with Mr. Suttin, and 151,123 shares of common stock to Mr. Watts.

Private Placement

In August 2012, in connection with the consummation of the Business Combination, we issued and sold an aggregate of 1,500,000 shares of our common stock to a total of nine accredited investors at a purchase price of $10.00 per share, generating total gross proceeds of $15.0 million (the “Private Placement”), including 1,080,000 shares of common stock issued to John W. Childs, a 5% stockholder of the Company, 110,000 shares of common stock issued to Mr. Suttin, and 100,000 shares of common stock issued to Mr. Watts.

Registration Rights

In connection with the Business Combination, the Sellers; the members of the Sponsor (the “Sponsor Members”) and the Company entered into a registration rights agreement under which the Sellers and the Sponsor Members hold registration rights with respect to their shares of our common stock. The holders of a majority in interest of our common stock held by the Sellers are entitled to require us, on up to four occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination. The holders of a majority in interest of our common stock held by the Sponsor Members are entitled to require us, on up to two occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination, any shares issued to the Sponsor Members pursuant to the exercise of the warrant held by them where such shares of common stock are not otherwise registered under the Securities Act, and the shares issued in connection with the Private Placement. The securities that may be registered pursuant to the registration rights agreement are referred to as registrable securities. Demand registration may be made pursuant to the registration rights agreement so long as the estimated market value of the shares of common stock to be registered is at least $10,000,000. The majority in interest of each of the Sellers and the Sponsor Members may elect to exercise these registration rights at any time after the earlier of (i) August 21, 2013 or earlier if the last sales price of our common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination or (ii) our consummation of a liquidation, merger, stock exchange, or similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property. In addition, these stockholders will have certain “piggyback” registration rights on other registration statements that we may file. We will bear the expenses incurred in connection with the filing of any such registration statements.

Lock-Up Agreements

The Sellers have entered into lock-up agreements pursuant to which the Sellers will not sell any of their shares of our common stock issued in connection with the Business Combination until the earlier of (i) August 21, 2013 or earlier if the last sales price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination or (ii) our consummation of a liquidation, merger, stock exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property. These transfer restrictions do not apply to certain permitted transfers, including transfers to family members, entities established for estate planning purposes, controlled corporations, and other entities.

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The Sponsor Members have entered into a lock-up agreement covering (i) 1,744,187 shares of common stock issued to the Sponsor Members prior to the Business Combination that are not subject to return to us (the “Non-Earnout Shares”), (ii) 290,697 shares of our common stock issued to Sponsor Members prior to the Business Combination that are subject to return to us for cancellation (the “Earnout Shares”) and (iii) the shares of our common stock issued in connection with the Private Placement (the “Private Placement Shares”). Under the terms of the lock-up agreement, the Sponsor Members will not sell the Non-Earnout Shares or the Private Placement Shares until August 21, 2013 or earlier if the last sales price of our common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Business Combination or if we consummate a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property. The Sponsor Members have agreed that they will not sell the Earnout Shares until August 21, 2014 or earlier if the last sales price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Business Combination, or if we consummate a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares for cash, securities, or other property that equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). These transfer restrictions do not apply to certain permitted transfers, including transfers to family members, entities established for estate planning purposes, controlled corporations, and other entities. The Earnout Shares will be cancelled on August 21, 2014 unless prior to such time (i) the last sales price of our common stock equals or exceeds $12.00 per share, or (ii) we consummate a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property for an amount which equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar events).

The terms of the lock-up agreements may be amended by us and the other parties to such agreements.

Warrant Agreements

In connection with the Business Combination, the Sellers and an affiliate of the Sponsor entered into an agreement pursuant to which the Sellers or their assignees purchased from such affiliate an aggregate of 4,466,885 Public Warrants, for an aggregate purchase price of $3,419,327. These Public Warrants were acquired by the affiliate following JWCAC’s initial public offering for an aggregate purchase price of $3,419,327.

In connection with the Business Combination, the Sponsor, the Sponsor Members, and the Company entered into an agreement under which (i) immediately prior to the effective time of the Business Combination, the Sponsor distributed to the Sponsor Members all of the shares of JWCAC common stock held by the Sponsor, (ii) immediately prior to the effective time of the Business Combination, each holder of certain warrants other than the Public Warrants (the “Sponsor Warrants”) waived their rights and the rights of their permitted transferees to exercise the Sponsor Warrants for cash and agreed that such Sponsor Warrants may only be exercised on a cashless basis and that prior to such cashless exercise such holders will not sell, assign ,or otherwise transfer any of the Sponsor Warrants other than to certain permitted transferees on terms set forth in the warrant agreement relating thereto; (iii) the Sponsor Warrants are subject to redemption after the underlying shares of our common stock exceed $18 per share, in the same manner that the Public Warrants are subject to redemption; (iv) the Sponsor Members agreed to purchase the Private Placement Shares, (v) the Sponsor Members agreement not to not purchase, directly or indirectly, any public warrants prior to 18 months after the closing of the Business Combination and (vi) each of the Sponsor Members agreed to cause J.W. Childs Associates, L.P. to waive any of its rights to convert any reimbursed advances made by J.W. Childs Associates, L.P. to JWCAC into warrants.

In connection with the Business Combination, we entered into a letter agreement with The Tile Shop, Inc., a Minnesota corporation (“TS, Inc.”) and an entity controlled by Mr. Rucker, pursuant to which TS, Inc. and its affiliates agreed (i) to exercise Public Warrants only on a cashless exercise basis and (ii) that the maximum number of shares of our common stock issuable upon exercise of Public Warrants is the lesser of (A) 434,968 shares of common stock or (B) the number of shares of common stock that may be issued without Mr. Rucker’s beneficial ownership of shares of our common stock exceeding 20 percent.

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The Tile Shop Related Person Transactions

In June 2011, TS Inc., a holder of 5% of the membership interests of The Tile Shop prior to the Business Combination and an entity controlled by Mr. Rucker, sold (i) an aggregate of 1,710,000 Common Units of The Tile Shop to ILTS, LLC, a Delaware limited liability company (“ILTS”), a holder of 5% of the membership interests in The Tile Shop prior to the Business Combination and an entity of which Mr. Jacullo was a manager and (ii) an aggregate of 290,000 Common Units of The Tile Shop to three trusts that are now stockholders of JWTS, Inc., a Delaware corporation (“JWTS”), a holder of 5% of the membership interests in The Tile Shop and an entity controlled by Mr. Jacullo, in each case for $4.4434 per unit. The Common Units purchased by the three trusts were contributed to, and are now held by, JWTS. Immediately prior to the consummation of the Business Combination, TS Inc. sold an additional 1,710,000 and 290,000 Common Units of The Tile Shop to ILTS and JWTS, respectively, for $4.7583 per unit. In connection with these transactions, The Tile Shop released a security interest in the Common Units that were the subject of these sales.

In January 2012, TS, Inc., ILTS and JWTS sold (i) an aggregate of 129,333 Common Units of The Tile Shop to Mr. Krasnow, (ii) an aggregate of 646,667 Common Units of The Tile Shop to the Peter H. Kamin Revocable Trust dated February 2003, the Peter H. Kamin Childrens Trust dated March 2007, and 3K Limited Partnership, entities of which Mr. Kamin is trustee or general partner, as applicable, (iii) an aggregate of 25,867 Common Units of The Tile Shop to Family Office Investors LLC, an entity in which Mark Riser, a member of the board of managers of The Tile Shop prior to the consummation of the Business Combination, is the sole member, and (iv) an aggregate of 19,400 Common Units of The Tile Shop to Warren Garden, in each case for $7.732 per unit. In connection with these transactions, The Tile Shop made certain representations and warranties.

On each of December 31, 2011 and June 21, 2012, The Tile Shop made a $300,000 payment to TS, Inc. in connection with the final redemption of an aggregate of 3,000,000 special cash distribution units of The Tile Shop issued to TS, Inc., which were fully-redeemed by The Tile Shop and no longer outstanding as of June 21, 2012. In lieu of paying such amounts to TS, Inc. in cash, The Tile Shop reduced the outstanding amount under a promissory note, dated December 30, 2002, made by TS, Inc. and payable to The Tile Shop. The original principal amount of this promissory note was $13,241,800 with simple interest accruing at a rate of five percent per annum on any unpaid balance. The largest aggregate outstanding principal amount under this promissory note since the beginning of 2011 was $1,468,291.75, as of January 1, 2011. On June 21, 2012, TS, Inc. made a final payment to The Tile Shop of $919,444.22 in full satisfaction of all obligations pursuant to this promissory note. Taken together, the aggregate payment of $1,519,444.22 made by TS, Inc. pursuant to this promissory note since the beginning of 2011 fiscal year consisted of a payment of $1,468,291.75 of principal and $51,152.47 of accrued interest.

Policies and Procedures for Related Person Transactions

Effective upon consummation of the Business Combination, our board of directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our audit committee and will covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act, and related rules. Our board of directors determined to set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of our equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, as of September 30, 2012, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Common stock subject to options and warrants currently exercisable or exercisable within 60 days of September 30, 2012, are deemed to be outstanding for computing the percentage ownership of the person holding these options and/or warrants and the percentage ownership of any group in which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership based on 42,891,985 shares of our common stock outstanding on September 30, 2012.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota, 55441.

Name of Beneficial Owner	Common Stock	Percent
5% Stockholders
Nabron International, Inc. (1)	17,445,432	41.44%
The Tile Shop, Inc. (2)	9,518,320	19.99%
JWTS, Inc. (3)	6,325,001	14.49%
John W. Childs (4)	4,192,593	9.25%
Noble Resources Limited (5)	2,704,741	5.97%
Executive Officers and Directors:
Robert A. Rucker (2)(6)	9,768,320	19.99%
Timothy C. Clayton	-	*
Joseph Kinder	-	*
Carl Randazzo	-	*
Leigh M. Behrman	-	*
Peter J. Jacullo III (3)	6,325,001	14.49%
Peter H. Kamin (7)	682,520	1.59%
Todd Krasnow (8)	183,434	*
Adam L. Suttin (9)	1,090,966	2.28%
William E. Watts (10)	955,153	2.19%
All executive officers and directors as a group (10 persons)	19,005,394	41.02%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1) Based upon a Schedule 13D filed with the SEC on August 29, 2012 by Nabron International, Inc., a Bahamas company (“Nabron”), Noble Resources Limited, a British Virgin Islands company (“Noble”), Raymond Long Sing Tang (“Tang”), Lars Soren Sorensen (“Sorensen”), and Louise Mary Garbarino (“Garbarino”). Consists of 17,445,432 shares of common stock held by Nabron. Tang, Sorensen, and Garbarino are directors of Nabron and may be deemed to have shared voting and investment power over the securities held by Nabron. The business address of Nabron is 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC98000 Monaco.

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(2) Based upon a Schedule 13D filed with the SEC on August 29, 2012 by The Tile Shop, Inc., a Minnesota corporation (“TS, Inc”) and Robert A. Rucker (“Rucker”). Consists of 8,313,792 shares of common stock held by TS, Inc. and 1,204,528 shares of common stock issuable upon exercise of warrants held by TS, Inc. TS, Inc. and its affiliates have agreed (i) to exercise the warrants held by TS, Inc. only on a cashless exercise basis and (ii) that the maximum number of shares of common stock issuable upon exercise of such warrants will be the lesser of (A) 434,968 shares of common stock or (B) the number of shares of common stock that may be issued without Rucker’s beneficial ownership of shares of our common stock exceeding 20%. Rucker is the sole director of TS, Inc. and may be deemed to have sole voting and investment power over the securities held by TS, Inc.

(3) Based upon a Schedule 13D filed with the SEC on August 29, 2012 by JWTS, Inc., a Delaware corporation (“JWTS”) and Peter J. Jacullo III (“Jacullo”). Consists of 5,574,691 shares of common stock held by JWTS and 750,310 shares of common stock issuable upon exercise of warrants held by JWTS. Jacullo is the sole director of JWTS and may be deemed to have sole voting and investment power over the securities held by JWTS. The business address of JWTS is c/o Peter J. Jacullo III 61 High Ridge Avenue, Ridgefield, Connecticut.

(4) Based upon a Schedule 13D filed with the SEC on August 29, 2012 by John W. Childs (“Childs”). Consists of 1,742,329 shares of common stock held by Childs and 2,450,264 shares of common stock issuable upon exercise of warrants held by Childs. The business address of Childs is Bay Corporate Center – North Entrance, 1000 Winter Street – Suite 4300, Waltham, Massachusetts 02451.

(5) Based upon a Schedule 13D filed with the SEC on August 29, 2012 by Nabron, Noble, Tang, Sorensen, and Gabarino. Consists of 314,399 shares of common stock held by Noble and 2,390,342 shares of common stock issuable upon exercise of warrants held by Noble. Tang, Sorensen, and Garbarino are directors of Noble and may be deemed to have shared voting and investment power over the securities held by Nabron. The business address of Noble is 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC98000 Monaco.

(6) Includes 250,000 shares of restricted common stock held by Rucker.

(7) Consists of 10,000 shares of restricted common stock held by Peter H. Kamin (“Kamin”), 274,926 shares of common stock and 37,005 shares of common stock issuable upon exercise of warrants held by the Peter H. Kamin Revocable Trust dated February 2003, 164,955 shares of common stock and 22,200 shares of common stock issuable upon exercise of warrants held by the Peter H. Kamin Childrens Trust dated March 1997, 32,361 shares of common stock and 13,304 shares of common stock issuable upon exercise of warrants held by the Peter H. Kamin GST Trust, and 109,970 shares of common stock and 14,799 shares of common stock issuable upon exercise of warrants held by 3K Limited Partnership. Kamin is the sole trustee of the Peter H. Kamin Revocable Trust dated February 2003, the sole trustee of the Peter H. Kamin Childrens Trust dated March 1997, a trustee of the Peter H. Kamin GST Trust, and sole general partner of 3K Limited Partnership and may be deemed to have sole voting and investment power over the securities held by these entities.

(8) Consists of 10,000 shares of restricted common stock, 155,331 shares of common stock, and 28,103 shares of common stock issuable upon exercise of warrants held by Todd Krasnow.

(9) Consists of 376,035 shares of common stock and 714,931 shares of common stock issuable upon exercise of warrants held by Adam L. Suttin.

(10) Consists of 25,000 shares of restricted common stock, 280,215 shares of common stock, and 649,938 shares of common stock issuable upon exercise of warrants held by William E. Watts.

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DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation authorizes it to issue up to 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

As of September 30, 2012, 42,891,985 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and our bylaws, which have been filed as exhibits to our registration statement on Form S-4 (File No. 333-182482), which is amended hereby.

Common Stock

Dividend rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive such dividends, if any, as may be declared from time-to-time by our board of directors out of legally available funds.

Voting rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of or Company or other corporate action. No shares of preferred stock are outstanding and we has no present plan to issue any shares of preferred stock.

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Registration Rights

The Sellers and the Sponsor Members hold registration rights with respect to certain of their shares of our common stock. The holders of a majority in interest of our common stock held by the Sellers are entitled to require us, on up to four occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination. The holders of a majority in interest of our common stock held by the Sponsor Members are entitled to require us, on up to two occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination, any shares issued to the Sponsor Members pursuant to the exercise of the warrant held by them where such shares of common stock are not otherwise registered under the Securities Act, and the shares issued in connection with the Private Placement. The securities that may be registered pursuant to the registration rights agreement are referred to as registrable securities. Demand registration may be made pursuant to the registration rights agreement so long as the estimated market value of the shares of common stock to be registered is at least $10,000,000. The majority in interest of each of the Sellers and the Sponsor Members may elect to exercise these registration rights at any time after the earlier of (i) August 21, 2013 or earlier if the last sales price of our common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination or (ii) our consummation of a liquidation, merger, stock exchange, or similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property. In addition, these stockholders will have certain “piggyback” registration rights on other registration statements that we may file. We will bear the expenses incurred in connection with the filing of any such registration statements.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time on or after September 20, 2012. The Public Warrants will expire on August 21, 2017, at 4:30 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a Public Warrant unless common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrant. In the event that the conditions in the two immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

Under the warrant agreement, we are obligated to use our best efforts to maintain the effectiveness of a registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. In addition, we are obligated to use our best efforts to register the shares of common stock issuable upon exercise of a Public Warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

If any such registration statement is not effective the on 60th business day following the closing of the Business Combination or afterward, holders of the Public Warrants will have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when we fail to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, to exercise such Public Warrants on a “cashless basis,” by exchanging the Public Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” will mean the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or our securities broker or intermediary.

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We may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is current and available throughout the 30-day redemption period.

We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her, or its Public Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his, her, or its Public Warrant to do so on a “cashless basis.” If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering his, her, or its Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. For this purpose, the “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe that this feature is an attractive option if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and do not take advantage of this option, Sponsor Members and their permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event that it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of our common stock outstanding immediately after giving effect to such exercise.

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If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the “fair market value”. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) for this purpose “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if at any time while the Public Warrants are outstanding and unexpired, we pay a dividend or makes a distribution in cash, securities, or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock for which the warrants are exercisable), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock, or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification, or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of Public Warrants will have the right to purchase and receive upon the occurrence of certain events, and that if less than 70% of the consideration receivable by the holders of common stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or on the OTC Bulletin Board, or is to be so listed for trading immediately following such event, then the Public Warrant exercise price will be reduced in accordance with a formula specified in the warrant agreement.

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the warrant agreement, which was filed as an exhibit to JWCAC’s registration statement in connection with its initial public offering, for a complete description of the terms and conditions applicable to the Public Warrants.

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The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Sponsor Warrants

The Sponsor Warrants became exercisable on September 20, 2012 and are not be redeemable by us so long as they are held by Sponsor Members or their permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants, except that the Sponsor Warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than Sponsor Members or their permitted transferees, the Sponsor Warrants will be redeemable us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Sponsor Warrants elect to exercise such Sponsor Warrant on a cashless basis, they would pay the exercise price by surrendering their Sponsor Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Sponsor Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor Members or their affiliates and permitted transferees is because it was not known at the time of JWCAC’s initial public offering if the holders of such warrants would be affiliated with us following the Business Combination. Given that certain Sponsor Members remain affiliated with us, their ability to sell our securities in the open market is significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in those securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Immediately prior to the effective time of the Business Combination, each holder of Sponsor Warrants (i) waived the holders’ rights and the rights of the holders’ permitted transferees to exercise the Sponsor Warrants for cash (ii) agreed that such Sponsor Warrants may only be exercised on a cashless basis, (iii) agreed that prior to such cashless exercise such Sponsor Members will not sell, assign or otherwise transfer any of the Sponsor Warrants other than to certain permitted transferees on terms set forth in the warrant agreement relating thereto, and (iv) that the Sponsor Warrants will be subject to redemption after the trading price of the our common stock exceeds $18.00 per share in the same manner that the Public Warrants are subject to redemption.

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Anti-Takeover Provisions

Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairperson of the board, chief executive officer, or president may call a special meeting of stockholders.

Our certificate of incorporation and bylaws require a 75% stockholder vote for the rescission, alteration, amendment, or repeal of the bylaws by stockholders, and provide that stockholders may only remove a director for cause with a 75% stockholder vote. Our certificate of incorporation and bylaws provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors. Our bylaws establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. The combination of the classification of our board of directors, the lack of cumulative voting or the ability of stockholders to take action by written consent, the 75% stockholder voting requirements, the limitations on removing directors without cause, the ability of the board to fill vacancies, and the advance notice provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing its board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our securities that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Acceleration of restricted stock and options upon change of control

Generally, under the 2012 Plan, in the event of certain mergers, a reorganization, or consolidation of our Company with or into another corporation, or the sale of all or substantially all of our assets or all of our capital stock wherein the successor corporation does not assume outstanding options or issue equivalent options, our board of directors may accelerate vesting of restricted stock options outstanding under the 2012 Plan.

Choice of Forum

Our certificate of incorporation and bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation, or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Limitations of Liability and Indemnification

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of its directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

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If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to purchase insurance on behalf of any person whom we is required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of such directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, employee, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that the provisions of our certificate of incorporation and bylaws described above and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

The Nasdaq Stock Market Listing

Our common stock is listed on The Nasdaq Stock Market under the symbol “TTS.” The Public Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “TTSAW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

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MATERIAL U.S. FEDERAL INCOME TAX
CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock issued pursuant to this prospectus. This discussion is not a complete analysis of all the potential U.S. federal income and estate tax consequences relating thereto, nor does it address any gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all of the U.S. federal income and estate tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates, partnerships or other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE INVESTOR. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY INVESTOR FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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•	a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

Distributions on Our Common Stock

If we make distributions on our common stock (other than certain pro rata distributions of our common stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first be applied against and reduce a holder’s tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in the section entitled “—Gain on Disposition of Our Common Stock” below.

As discussed under “Dividend Policy” above, we do not expect to pay dividends in the foreseeable future. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the U.S.) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the U.S. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who claims the benefit of an applicable income tax treaty with respect to a distribution generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

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•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the U.S.;

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our common stock constitutes a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the U.S. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided that the non-U.S. holder has timely filed a U.S. federal income tax return with respect to such losses.

While we believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, if we should at some point become a USRPHC, gain described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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U.S. Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise.

Recent Legislation Relating to Foreign Entities

Recently enacted legislation will impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign banks, custodial agents, intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations (including substantial information regarding U.S. account holders of such institution) or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

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LEGAL MATTERS

The validity of the common stock offered through this prospectus has been passed upon by Foley & Lardner LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of The Tile Shop, LLC and Subsidiary as of December 31, 2011, and for the year ended December 31, 2011 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The audited consolidated financial statements of The Tile Shop, LLC and Subsidiary as of December 31, 2010, and for the years ended December 31, 2010 and 2009 included in this prospectus have been so included in the reliance on a report of McGladrey LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The audited financial statements of JWC Acquisition Corp. (a development stage company) as of December 31, 2011 and 2010, and for the year ended December 31, 2011, and for the periods from July 22, 2010 (inception) through December 31, 2010 and from July 22, 2010 (inception) through December 31, 2011, included in this prospectus have been so included in the reliance on a report of Rothstein Kass, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 18, 2011, the board of managers of The Tile Shop dismissed McGladrey LLP, or McGladrey, as its independent registered public accounting firm effective as of November 25. Further, The Tile Shop engaged Deloitte & Touche LLP, or Deloitte, as its independent registered public accounting firm during the first quarter of 2012. Deloitte is the independent registered public accounting firm of the Company.

McGladrey’s report on The Tile Shop’s consolidated financial statement as of December 31, 2010, and for the fiscal years ended December 31, 2010 and 2009, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2010 and 2009 and the interim period through November 18, 2011, The Tile Shop had no: (i) disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to the matter in their report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 30, 2010 and 2009 and the interim period through November 18, 2011, neither The Tile Shop nor anyone acting on its behalf consulted Deloitte regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus, which amends our prior registration statement on Form S-4 (File No. 333-182482). This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JWC ACQUISITION CORP.
(a development stage company)

Page
Condensed Consolidated Balance Sheets as of June 30, 2012 and December 31, 2011	F-2
Condensed Consolidated Statement of Operations for the six months ended June 30, 2012, six months ended June 30, 2011 and the period July 22, 2010 (date of inception) to June 30, 2012	F-3
Condensed Consolidated Statement of Stockholders’ Equity for the period July 22, 2010 (date of inception) to June 30, 2012	F-4
Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2012, six months ended June 30, 2011 and the period July 22, 2010 (date of inception) to June 30, 2012	F-5
Notes to Condensed Consolidated Interim Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-15
Consolidated Balance Sheets as of December 31, 2011 and December 31, 2010	F-17
Consolidated Statement of Operations for the year ended December 31, 2011, the period July 22, 2010 (date of inception) to December 31, 2010 and the period July 22, 2010 (date of inception) to December 31, 2011	F-18
Consolidated Statement of Changes in Stockholders’ Equity for the period July 22, 2010 (date of inception) to December 31, 2011	F-19
Consolidated Statement of Cash Flows for the year ended December 31, 2011, the period July 22, 2010 (date of inception) to December 31, 2010 and the period July 22, 2010 (date of inception) to December 31, 2011	F-20
Notes to Consolidated Financial Statements	F-21

F-1

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)
Condensed Consolidated Balance Sheets

	June 30, 2012 (Unaudited)	December 31, 2011 (Audited)
Assets:
Current assets:
Cash	$90,466	$416,255
Prepaid insurance	20,453	81,817
Other current assets	2,591	340
Total current assets	113,510	498,412
Restricted cash equivalents held in trust	124,950,000	125,123,670
Total assets	$125,063,510	$125,622,082
Liabilities and Stockholders' Equity:
Current liabilities:
Loan payable to related party	$30,049	$30,049
Franchise tax payable	18,000	161,902
Accounts payable and other liabilities	536,201	129,351
Total current liabilities	584,250	321,302
Deferred offering costs	4,375,000	4,375,000
Total liabilities	4,959,250	4,696,302
Commitment and contingencies
Common stock subject to possible redemption: 11,510,425 shares (at redemption value) at June 30, 2012 and 11,592,577 shares (at redemption value) at December 31, 2011	115,104,250	115,925,770
Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 14,534,884 shares issued and outstanding at June 30, 2012 and December 31, 2011 (includes 11,510,425 and 11,592,577 shares subject to possible redemption, respectively)	1,453	1,453
Additional paid-in capital	6,333,474	5,511,954
Accumulated deficit during the development stage	(1,334,917)	(513,397)
Total stockholders' equity, net	5,000,010	5,000,010
Total liabilities and stockholders' equity	$125,063,510	$125,622,082

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-2

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)
Condensed Consolidated Statements of Operations
(Unaudited)

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	July 22, 2010 (date of inception) to June 30, 2012
Revenue	$—	$—	$—
General, administrative and transaction expenses	941,264	297,555	1,628,332
Loss from operations	(941,264)	(297,555)	(1,628,332)
Interest income	119,744	64,970	293,415
Loss before provision for income taxes	(821,520)	(232,585)	(1,334,917)
Provision for income taxes	—	—	—
Net loss attributable to common shares outstanding	$(821,520)	$(232,585)	$(1,334,917)
Net loss	$(821,520)	$(232,585)	$(1,334,917)
Interest earned in Trust Account, attributable to common stock subject to possible redemption, net of tax	—	—	—
Net loss applicable to common shareholders	$(821,520)	$(232,585)	$(1,334,917)
Two Class Method
Weighted average number of common shares outstanding subject to possible redemption	11,510,425	12,500,000	10,331,453
Net loss per common share outstanding for shares subject to possible redemption – basic and diluted	$—	$—	$—
Weighted average number of common shares, excluding shares subject to possible redemption	3,024,459	2,046,689	2,078,919
Net loss per common share, excluding shares subject to possible redemption – basic and diluted	$(0.27)	$(0.11)	$(0.64)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-3

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)
Condensed Consolidated Statement of Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Issuance of founder shares to Sponsor at $0.010 per founder share	2,464,286	$246	$24,754	—	$25,000
Return and cancellation on October 25, 2010 of 124,170 of founder shares	(124,170)	(12)	12	—	—
Sale on November 23, 2010 of 12,500,000 units, net of offering expenses (including 11,659,490 shares subject to possible redemption	12,500,000	1,250	124,998,750	—	125,000,000
Underwriters' discount and offering expenses	—	—	(7,585,823)	—	(7,585,823)
Proceeds from private placement of 5,333,333 warrants	—	—	4,000,000	—	4,000,000
Proceeds subject to possible redemption of 11,659,490 shares at November 23, 2010	—	—	(116,594,900)	—	(116,594,900)
Decrease in carrying amount of redeemable shares to 11,640,520 shares subject to possible redemption at December 31, 2010	—	—	189,700	—	189,700
Net loss	—	—	—	(33,968)	(33,968)
Balances as of December 31, 2010	14,840,116	$1,484	$5,032,493	$(33,968)	$5,000,009
Forfeiture of common stock issued to initial stockholders on January 8, 2011	(305,232)	(31)	31	—	—
Decrease in carrying amount of redeemable shares to 11,592,577 shares subject to possible redemption at December 31, 2011	—	—	479,430	—	479,430
Net loss	—	—	—	(479,429)	(479,429)
Balances as of December 31, 2011	14,534,884	$1,453	$5,511,954	$(513,397)	$5,000,010
Decrease in carrying amount of redeemable shares to 11,510,425 shares subject to possible redemption at June 30, 2012 (Unaudited)	—	—	821,520	—	821,520
Net loss (Unaudited)	—	—	—	(821,520)	(821,520)
Balances as of June 30, 2012 (Unaudited)	14,534,884	$1,453	$6,333,474	$(1,334,917)	$5,000,010

At June 30, 2012 (unaudited), December 31, 2011 and December 31, 2010 there are 11,510,425, 11,592,577 and 11,640,520, respectively, of common shares subject to possible redemption that are included in the above presentation of common shares issued and outstanding.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

F-4

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	July 22, 2010 (date of inception) to June 30, 2012
Cash Flows From Operating Activities:
Net loss	$(821,520)	$(232,585)	$(1,334,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets & liabilities:
Prepaid insurance	61,364	61,364	(20,453)
Other current assets	(2,251)	13	(2,591)
Franchise tax payable	(143,902)	61,151	18,000
Accounts payable and other liabilities	406,850	(157,627)	536,201
Proceeds from loan payable to related party	—	—	30,049
Net cash used in operating activities	(499,459)	(267,684)	(773,711)
Cash Flows from Investing Activities:
Proceeds from sale of cash equivalents held in trust	293,414	—	293,414
Cash equivalents held in trust account	—	—	(124,950,000)
Interest earned on cash equivalents held in trust	(119,744)	(64,970)	(293,414)
Cash provided by (used in) investing activities	173,670	(64,970)	(124,950,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	—	25,000
Payment of note payable to related party	—	—	(25,000)
Proceeds from sale of shares to Sponsor	—	—	25,000
Proceeds from public offering	—	—	125,000,000
Proceeds from private placement	—	—	4,000,000
Payment of offering costs	—	—	(3,210,823)
Net cash provided by financing activities	—	—	125,814,177
Increase (decrease) in cash	(325,789)	(332,654)	90,466
Cash at beginning of period	416,255	865,355	—
Cash at end of period	$90,466	$532,701	$90,466
Supplemental Disclosure of Non-Cash Financing Activities:
Deferred offering costs	$—	$—	$4,375,000

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-5

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. Organization and Business Operations and Going Concern Consideration

Incorporation

JWC Acquisition Corp. (the “Company”) was incorporated in Delaware on July 22, 2010.

Sponsor

The company’s sponsor is JWC Acquisition, LLC, a Delaware limited liability company (the “Sponsor”). Members of the Sponsor owning a majority of the Sponsor’s equity interests are affiliated with J.W. Childs Associates, L.P. (“Associates”), a private equity firm founded in 1995 by John W. Childs, the Company’s Chairman and Chief Executive Officer, and Adam L. Suttin, the Company’s President.

Business Purpose

The Company was formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”). As more fully described in Note 8 — Proposed Business Combination, the Company has entered into a Contribution and Merger Agreement dated as of June 27, 2012, by and among the Company, The Tile Shop, LLC, a Delaware limited liability company (“The Tile Shop”), ILTS, LLC, a Delaware limited liability company (“ILTS”), The Tile Shop, Inc., a Minnesota corporation (“TS Inc”), JWTS, Inc., a Delaware corporation (“JWTS”), and each of the other members of The Tile Shop (together with TS Inc, JWTS and ILTS, the “Members”), Nabron International Inc., a Bahamas corporation (“Nabron” and, together with the Members other that ILTS, the “Sellers”), Tile Shop Holdings, Inc., a Delaware corporation (“TS Holdings”), Tile Shop Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of TS Holdings (“Merger Sub”) and Peter Jacullo, in his capacity as Sellers’ representative, pursuant to which (i) the Sellers will contribute, directly or indirectly, all of the membership interests in The Tile Shop to TS Holdings in exchange for cash and common stock and promissory notes of TS Holdings, and (ii) the Company will merge with and into Merger Sub, with the Company surviving, and each share of common stock of the Company will be exchanged for one share of TS Holdings common stock, the result of which TS Holdings will hold all of the outstanding equity of The Tile Shop and the Company.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective November 17, 2010. The Company consummated the Public Offering on November 23, 2010, and simultaneously with the closing of the Public Offering, the Sponsor purchased $4,000,000 of warrants in a private placement (Note 4).

On November 23, 2010, $124,950,000 from the Public Offering and private placement was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) can either be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The funds in the Trust Account are held in the name of JWC Acquisition Security Corporation, a wholly-owned subsidiary of the Company qualified as a Massachusetts security corporation (See Note 2).

Except for a portion of interest income earned on the Trust Account balance that may be released to the Company to pay any franchise and income taxes and up to $1.25 million to fund working capital requirements, and any amounts necessary for the Company to purchase up to 15% of the Company’s public shares if the Company seeks stockholder approval of the Initial Business Combination, none of the funds held in the Trust Account will be released until the earlier of: (i) the consummation of the Initial Business Combination (less deferred offering costs payable to the underwriters); or (ii) the redemption of 100% of the shares of common stock included in the units sold in the Public Offering if the Company is unable to consummate an Initial Business Combination within 21 months from the closing of the Public Offering (subject to the requirements of law).

F-6

Business Combination

An Initial Business Combination is subject to the following size, focus and stockholder approval provisions:

Size  — The prospective target business will not have a limitation to size; however, the Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses in the consumer products and specialty retail sectors but the Company may pursue opportunities in other business sectors.

Tender Offer/Stockholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will consummate its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company honor the redemption for any of its public shares if such requested redemptions would cause the Company’s net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a stockholder vote or a tender offer in connection with an Initial Business Combination, a public stockholder will have the right to redeem their shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable upon the closing of the Initial Business Combination. As a result, such shares of common stock were recorded at conversion/tender value and classified as temporary equity in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks stockholder approval prior to the Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Amended and Restated Certificate of Incorporation permits the release to the Company from the Trust Account amounts necessary to purchase up to 15% of the shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

Liquidation

If the Company does not consummate an Initial Business Combination by August 23, 2012, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after such redemption shall be distributed to the former public stockholders, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

F-7

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units to be offered in the Public Offering discussed in Note 3).

Going Concern

In the event that the Company does not consummate an Initial Business Combination by August 23, 2012, the proceeds held in the Trust Account will be distributed to the Company’s public stockholders. The potential mandatory liquidation raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

2. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements as of June 30, 2012 and the results of operations and cash flows for the periods presented, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements of the Company. In the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

These unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the period ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2012. The December 31, 2011 balance sheet included herein has been derived from those audited consolidated financial statements. The accounting policies used in preparing these unaudited condensed consolidated interim financial statements are consistent with those used in preparing the December 31, 2011 audited consolidated financial statements.

The condensed consolidated interim financial statements include the accounts of JWC Acquisition Corp. and its wholly-owned subsidiary, JWC Acquisition Security Corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. The Company has neither engaged in any operations nor generated any income to date. All activity through the date the condensed consolidated interim financial statements were issued relates to the Company’s organizational activities, activities relating to the Public Offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the Trust Account after the Public Offering.

Restricted Cash Equivalents Held in Trust

A total of $124,950,000, which includes $120,950,000 of the net proceeds from the Public Offering and $4,000,000 from the private placement, was placed in the Trust Account. As of June 30, 2012, the restricted cash equivalents held in trust were $124,950,000. Restricted cash equivalents held in trust are with Citibank, N.A., and Continental Stock Transfer & Trust Company serves as the trustee. The restricted cash equivalents held in trust at June 30, 2012 are invested in the Western Assets Institutional Liquid Reserves Money Market Fund, which meets the requirements of Rule 2a-7 under the Investment Company Act.

F-8

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method. As the Company reported a net loss for the three and six months ended June 30, 2012, the effect of the 17,833,333 warrants (including 5,333,333 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted loss per common share because their effect would be anti-dilutive. As a result, dilutive loss per common share is equal to basic loss per common share.

The Company’s condensed consolidated statement of operations includes a presentation of income per share for common stock in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for the number of shares subject to possible redemption is calculated by dividing the interest earned in the Trust Account, net of applicable income taxes and franchise taxes and net of up to $1.25 million of interest earned which may be released for working capital purposes, attributable to common shares subject to possible redemption, by the weighted average number of common shares subject to possible redemption.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

2. Significant Accounting Policies – (continued)

Income Taxes

The Company complies with GAAP which requires an asset and liability approach to financial reporting for income taxes. Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates the uncertainty in tax positions taken or expected to be taken in the course of preparing the Company’s condensed consolidated interim financial statements to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions deemed not to meet the “more likely than not” threshold would be recorded as a tax expense in the current period. The Company has no uncertain tax positions at June 30, 2012 and December 31, 2011.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the three and six months ended June 30, 2012, and for the period from July 22, 2010 (inception) through June 30, 2012.

The Company files a U.S. federal income tax return and may file income tax returns in various U.S. states and foreign jurisdictions. Generally, the Company is subject to income tax examinations by major taxing authorities since inception.

F-9

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is incorporated in the State of Delaware and is therefore required to pay franchise taxes to the State of Delaware on an annual basis.

Transaction Costs

Transaction costs are amounts incurred by the Company in connection with advisory and due diligence on target acquisitions. Such costs are expensed as incurred. During the six months ended June 30, 2012, approximately $569,000 of transaction costs were expensed.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting, and underwriting fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the receipt of the capital at the closing of the Public Offering on November 23, 2010.

Redeemable Common Stock

As discussed in Note 1, all of the 12,500,000 common shares sold as part of units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Amended and Restated Certificate of Incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against paid-in capital.

Accordingly, at June 30, 2012 and December 31, 2011, 11,510,425 and 11,592,577, respectively, of the 12,500,000 public shares are classified outside of permanent equity at the redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable (approximately $10.00 at June 30, 2012).

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair value of the Company’s assets and liabilities, including the cash equivalents held in trust,approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated interim financial statements.

3. Public Offering

Public Units

On November 23, 2010, the Company sold 12,500,000 units at a price of $10.00 per unit in the Public Offering. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant (the “Public Warrants”). The Company granted the underwriters a 45-day option to purchase up to 1,875,000 additional units solely to cover over-allotments, if any. This option was not exercised.

Public Warrant Terms and Conditions:

Exercise Conditions  — Each Public Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $11.50 per share commencing on the later of: (i) the consummation of an Initial Business Combination, or (ii) 12 months from the date of the prospectus for the offering, provided that the Company has an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants (or the Public Warrants are exercisable on a cashless basis) and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the completion of an Initial Business Combination, unless earlier redeemed. The Public Warrants are redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

F-10

Registration Risk  — In accordance with the warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to common stock which would be issued upon exercise of the Public Warrants. In the event that a registration is not effective at the time of exercise, the holders of Public Warrants shall not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants or be subjected to any other contractual penalty for failure to permit such exercise. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the shares of common stock included in the units.

Accounting  — Since the Company is not required to net cash settle the Public Warrants, the Public Warrants will be recorded at fair value and classified within stockholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40.

Underwriting Agreement

The Company paid an underwriting discount of 2.0% of the public unit offering price to the underwriters at the closing of the Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable upon the Company’s consummation of an Initial Business Combination. Such amount is reflected as deferred offering costs of $4,375,000 on the consolidated balance sheet. The underwriters will not be entitled to any interest accrued on the deferred discount. This deferred offering cost will be paid from the amounts held in the Trust Account. If the Company does not consummate an Initial Business Combination, the underwriters will forfeit any rights or claims to their deferred underwriting discounts and commissions including any accrued interest thereon, then in the Trust Account, and the deferred underwriters’ discounts and commissions will be distributed on a pro rata basis, together with any accrued interest thereon and net of franchise and income taxes payable income taxes on such interest, to the public stockholders.

4. Related Party Transactions

Founder Shares  — In August 2010, the Sponsor purchased 2,464,286 shares of common stock (the “Founder Shares”) for $25,000, or $0.01 per share. Subsequently, on October 25, 2010, the Sponsor returned an aggregate of 124,170 of the Founder Shares to the Company, which the Company cancelled. Thereafter, on October 25, 2010, the Sponsor transferred an aggregate of 23,400 of the Founder Shares to John K. Haley and Sonny King, each of whom agreed to serve on the Company’s board of directors following the closing of the Public Offering. The fair value of the securities transferred was nominal.

On November 23, 2010, members of the Sponsor purchased an aggregate of 5,333,333 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $4,000,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Forfeiture  — As a result of the underwriters’ over-allotment option not being exercised for the Public Offering, the Sponsor and the Company’s independent directors, John K. Haley and Sonny King (collectively, the “Initial Stockholders”), forfeited an aggregate of 305,232 Founder Shares on January 8, 2011. After giving effect to the forfeitures, the Initial Stockholders own 14% of the Company’s issued and outstanding shares.

In addition, 290,697 of the Founder Shares in an amount equal to 2.0% of the Company’s issued and outstanding shares after the Public Offering (“Earnout Shares”), will be subject to forfeiture by the Initial Stockholders in the event the last sales price of the Company’s stock does not equal or exceed $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 24 months following the closing of the Company’s Initial Business Combination.

F-11

Rights  — The Founder Shares are identical to the shares of common stock included in the units sold in the Public Offering except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Initial Stockholders have agreed to waive their redemption rights with respect to the Founder Shares and public shares they purchase in connection with the Initial Business Combination and will also waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by August 23, 2012.

Voting  — If the Company seeks stockholder approval of its Initial Business Combination, the Initial Stockholders have agreed to vote the Founder Shares in accordance with the majority of the votes cast by the public stockholders and to vote any public shares purchased during or after the Public Offering in favor of the Initial Business Combination.

Liquidation  — Although the Initial Stockholders and their permitted transferees waived their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by August 23, 2012, they will be entitled to redemption rights with respect to any public shares they may own.

Sponsor Warrants  — Each Sponsor Warrant is exercisable into one share of common stock at $11.50 per share. The proceeds from the sale of the Sponsor Warrants were added to the proceeds from the Public Offering held in the Trust Account. The Sponsor Warrants are identical to the warrants included in the units sold in the Public Offering except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis. Since the Company is not required to net-cash settle the Sponsor Warrants, management has determined that the Sponsor Warrants are recorded at fair value and classified within stockholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40.

Transfer Restrictions

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the completion of the Initial Business Combination or earlier if the last sales price of the Company’s common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days from the date of consummation of an Initial Business Combination. The members of the Sponsor have agreed not to transfer, assign or sell any of the Sponsor Warrants, including the common stock issuable upon exercise of the Sponsor Warrants, until 30 days after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to the registration rights agreement. These security holders will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933, as amended (the “Securities Act”). In addition, these security holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, (A) one year after the completion of the Initial Business Combination or earlier if, subsequent to the Initial Business Combination, the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination or (B) when the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Company’s Initial Business Combination which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective common stock underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination. The Company will bear the costs and expenses of filing any such registration statements.

F-12

5. Other Related Party Transactions

Administrative Services

The Company has agreed to pay $5,000 a month in total for office space and general and administrative services to Associates. Services commenced promptly after the date the Company’s securities were first quoted on the OTCBB and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. No payments have been made under this agreement, and as of June 30, 2012 and December 31, 2011, $100,000 and $70,000, respectively, is due to Associates and is included in accounts payable and other liabilities.

Loan Payable

During the period from July 22, 2010 (date of inception) to June 30, 2012, Associates paid vendor bills on behalf of the Company in the aggregate amount of $30,049. This amount is payable on demand without interest. Such amount is outstanding at both June 30, 2012 and December 31, 2011.

6. Income Taxes

Components of the Company’s deferred tax assets are as follows:

June 30, 2012
Net operating loss carryforwards	$182,000
Amortizable start-up costs	272,000
Less, valuation allowance	(454,000)
$—
December 31, 2011
Net operating loss carryforwards	$62,000
Amortizable start-up costs	101,000
Less, valuation allowance	(163,000)
$—

Management has recorded a full valuation allowance against its deferred tax assets because it does not believe it is more likely than not that sufficient taxable income will be generated. The effective tax rate differs from the statutory rate of 34% due to the establishment of the valuation allowance. The net operating loss carry-forward expires in 2032.

7. Stockholders’ Equity

Common Stock  — The authorized common stock of the Company includes up to 400,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2012 and December 31, 2011, there were 14,534,884 shares of common stock outstanding.

Preferred Shares  — The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2012 and December 31, 2011, there were no shares of preferred stock outstanding.

8. Proposed Business Combination

On June 27, 2012, the Company entered into the Contribution and Merger Agreement. The transactions contemplated by the Contribution and Merger Agreement are collectively referred to as the “Proposed Business Combination”.

Pursuant to the terms of the Contribution and Merger Agreement, the Sellers (other than Nabron) will contribute their membership interests in The Tile Shop to TS Holdings, constituting all of the membership interests of The Tile Shop other than the membership interests held by ILTS, and Nabron will contribute its membership interests in ILTS to TS Holdings (collectively, the “Contribution”), resulting in The Tile Shop becoming wholly owned by TS Holdings, in exchange for (i) a cash payment of $100,000,000, (ii) 29,500,000 shares of TS Holdings common stock and (iii) unsecured and subordinated promissory notes issued by TS Holdings in an aggregate principal amount of $80,000,000 less the amount of indebtedness (including capital lease obligations) of The Tile Shop and its subsidiary at closing and cash payments due to certain current and former employees under an equity incentive plan of The Tile Shop.

F-13

Concurrently with the Contribution, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving, and (i) each outstanding share of the Company’s common stock will be exchanged for one share of TS Holdings common stock, (ii) each outstanding warrant which is currently exercisable for one share of the Company’s common stock will be exercisable for one share of TS Holdings common stock and (iii) each outstanding share of common stock of Merger Sub will be exchanged for one share of the Company with the Company becoming a wholly owned subsidiary of TS Holdings. Prior to the Merger, each outstanding unit of the Company will be separated into its component common stock and warrant, each of which will be treated as described above.

After the completion of the Proposed Business Combination, TS Holdings will hold directly or indirectly all of the outstanding equity of The Tile Shop and the Company, and the former members of The Tile Shop and the former stockholders of the Company will own approximately 67% and 33%, respectively, of the issued and outstanding shares of TS Holdings common stock, assuming that none of the Company’s stockholders exercise their redemption rights in connection with the Proposed Business Combination.

The board of directors of the Company and the board of managers of The Tile Shop have unanimously approved the Proposed Business Combination. The Contribution and Merger Agreement is subject to the approval of the Company’s stockholders, in accordance with the Company’s second amended and restated certificate of incorporation and the Delaware General Corporation Law. If approved, the Proposed Business Combination is expected to be consummated promptly following the receipt of approval from the Company’s stockholders and the satisfaction or waiver of the other conditions contained in the Contribution and Merger Agreement.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
JWC Acquisition Corp. and Subsidiary

We have audited the accompanying consolidated balance sheets of JWC Acquisition Corp. and Subsidiary (a corporation in the development stage) (collectively, the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2011 and for the periods from July 22, 2010 (date of inception) to December 31, 2010 and from July 22, 2010 (date of inception) to December 31, 2011. We have also audited the Company’s internal control over financial reporting as of December 31, 2011 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s report on internal control over financial reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audit over internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of the JWC Acquisition Corp. and Subsidiary (a corporation in the development stage) as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011 and for the periods from July 22, 2010 (date of inception) to December 31, 2010 and from July 22, 2010 (date of inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

F-15

The accompanying consolidated financial statements have been prepared assuming that JWC Acquisition Corp. and Subsidiary will continue as a going concern. As discussed in Note 1 to the financial statements, JWC Acquisition Corp. and Subsidiary will face a mandatory liquidation if a business combination is not consummated by August 23, 2012, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein Kass

Roseland, New Jersey
March 15, 2012

F-16

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)
Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
Assets:
Current assets:
Cash	$416,255	$865,355
Prepaid insurance	81,817	204,545
Other current assets	340	159
Total current assets	498,412	1,070,059
Investments held in trust	125,123,670	124,966,373
Total assets	$125,622,082	$126,036,432
Liabilities and Stockholders' Equity:
Current liabilities:
Loan payable to related party	$30,049	$30,049
Franchise tax payable	161,902	19,800
Accounts payable and other liabiliites	129,351	206,374
Total current liabilities	321,302	256,223
Deferred offering costs	4,375,000	4,375,000
Total liabilities	4,696,302	4,631,223
Commitment and contingencies
Common stock subject to possible redemption: 11,592,577 shares (at redemption value) at December 31, 2011 and 11,640,520 shares (at redemption value) at December 31, 2010	115,925,770	116,405,200
Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 14,534,884 shares issued and outstanding at December 31, 2011 and 14,840,116 shares issued and outstanding at December 31, 2010	1,453	1,484
Additional paid-in capital	5,511,954	5,032,493
Accumulated deficit during the development stage	(513,397)	(33,968)
Total stockholders' equity, net	5,000,010	5,000,009
Total liabilities and stockholders' equity	$125,622,082	$126,036,432

The accompanying notes are an integral part of these consolidated financial statements.

F-17

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statement of Operations

	Year Ended December 31, 2011	July 22, 2010 (date of inception) to December 31, 2010	July 22, 2010 (date of inception) to December 31, 2011
Revenue	$—	$—	$—
General and administrative expenses	636,726	50,341	687,067
Loss from operations	(636,726)	(50,341)	(687,067)
Interest income	157,297	16,373	173,670
Loss before provision for income taxes	(479,429)	(33,968)	(513,397)
Provision for income taxes	—	—	—
Net loss attributable to common shares outstanding	$(479,429)	$(33,968)	$(513,397)
Net loss	$(479,429)	$(33,968)	$(513,397)
Interest earned in Trust Account, attributable to common stock subject to possible redemption, net of tax	—	—	—
Net loss applicable to common shareholders	$(479,429)	$(33,968)	$(513,397)
Weighted average number of common shares outstanding – basic and diluted	14,540,738	5,617,533	11,971,993
Net loss per common share outstanding, basic and diluted	$(0.03)	$(0.01)	$(0.04)
Two Class Method
Weighted average number of common shares outstanding subject to possible redemption	11,592,577	2,993,524	9,824,903
Net loss per common share for shares subject to possible redemption	$0.01	$0.01	$0.02
Weighted average number of common shares, excluding shares subject to possible redemption	2,948,161	2,624,009	2,147,090
Net loss per common share, excluding shares subject to possible redemption – basic and diluted	$(0.16)	$(0.01)	$(0.24)

The accompanying notes are an integral part of these consolidated financial statements.

F-18

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During the Development Stage	Total Stockholders' Equity
	Shares	Amount
Issuance of founder shares to Sponsor at $0.010 per founder share	2,464,286	$246	$24,754	—	$25,000
Return and cancellation on October 25, 2010 of 124,170 of founder shares	(124,170)	(12)	12	—	—
Sale on November 23, 2010 of 12,500,000 units, net of offering expenses (including 11,659,490 shares subject to possible redemption	12,500,000	1,250	124,998,750	—	125,000,000
Underwriters' discount and offering expenses	—	—	(7,585,823)	—	(7,585,823)
Proceeds from private placement of 5,333,333 warrants	—	—	4,000,000	—	4,000,000
Proceeds subject to possible redemption of 11,659,490 shares at November 23, 2010	—	—	(116,594,900)	—	(116,594,900)
Decrease in carrying amount of redeemable shares to 11,640,520 shares subject to possible redemption at December 31, 2010	—	—	189,700	—	189,700
Net loss	—	—	—	(33,968)	(33,968)
Balances as of December 31, 2010	14,840,116	$1,484	$5,032,493	$(33,968)	$5,000,009
Forfeiture of common stock issued to initial stockholders on January 8, 2011	(305,232)	(31)	31	—	—
Decrease in carrying amount of redeemable shares to 11,592,577 shares subject to possible redemption at December 31, 2011	—	—	479,430	—	479,430
Net loss	—	—	—	(479,429)	(479,429)
Balances as of December 31, 2011	14,534,884	$1,453	$5,511,954	$(513,397)	$5,000,010

The accompanying notes are an integral part of these consolidated financial statements.

F-19

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)
Consolidated Statement of Cash Flows

	Year Ended December 31, 2011	July 22, 2010 (date of inception) to December 31, 2010	July 22, 2010 (date of inception) to December 31, 2011
Cash Flows From Operating Activities:
Net loss	$(479,429)	$(33,968)	$(513,397)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets & liabilities:
Prepaid insurance	122,728	(204,545)	(81,817)
Other current assets	(181)	(159)	(340)
Franchise tax payable	142,102	19,800	161,902
Accounts payable and other liabilities	(77,023)	46,500	129,351
Proceeds from loan payable to related party	—	30,049	30,049
Net cash used in operating activities	(291,803)	(142,323)	(274,252)
Cash Flows from Investing Activities:
Change in investments held in trust	(157,297)	(124,966,373)	(125,123,670)
Cash used in investing activities	(157,297)	(124,966,373)	(125,123,670)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	25,000	25,000
Payment of note payable to related party	—	(25,000)	(25,000)
Proceeds from sale of shares to Sponsor	—	25,000	25,000
Proceeds from public offering	—	125,000,000	125,000,000
Proceeds from private placement	—	4,000,000	4,000,000
Payment of offering costs	—	(3,050,949)	(3,210,823)
Net cash provided by financing activities	—	125,974,051	125,814,177
Increase (decrease) in cash	(449,100)	865,355	416,255
Cash at beginning of period	865,355	—	—
Cash at end of period	$416,255	$865,355	$416,255
Supplemental Disclosure of Non-Cash Financing Activities:
Deferred offering costs included in accrued expenses	$—	$159,874	$—
Deferred offering costs	$—	$4,375,000	$4,375,000

The accompanying notes are an integral part of these consolidated financial statements.

F-20

JWC ACQUISITION CORP. AND SUBSIDIARY
(A Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations and Going Concern Consideration

Incorporation

JWC Acquisition Corp. (the “Company”) was incorporated in Delaware on July 22, 2010.

Sponsor

The company’s sponsor is JWC Acquisition, LLC, a Delaware limited liability company (the “Sponsor”). Members of the Sponsor owning a majority of the Sponsor’s equity interests are affiliated with J.W. Childs Associates, L.P. (“Associates”), a private equity firm founded in 1995 by John W. Childs, the Company’s Chairman and Chief Executive Officer, and Adam L. Suttin, the Company’s President.

Business Purpose

The Company was formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective November 17, 2010. The Company consummated the Public Offering on November 23, 2010, and simultaneously with the closing of the Public Offering, the Sponsor purchased $4,000,000 of warrants in a private placement (Note 4).

On November 23, 2010, $124,950,000 from the Public Offering and private placement was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) can either be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The funds in the Trust Account are held in the name of JWC Acquisition Security Corporation, a wholly-owned subsidiary of the Company qualified as a Massachusetts security corporation (See Note 6).

Except for a portion of interest income earned on the Trust Account balance that may be released to the Company to pay any franchise and income taxes and to fund working capital requirements, and any amounts necessary for the Company to purchase up to 15% of the Company’s public shares if the Company seeks stockholder approval of the Initial Business Combination, none of the funds held in the Trust Account will be released until the earlier of: (i) the consummation of the Initial Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in the Public Offering if the Company is unable to consummate an Initial Business Combination within 21 months from the closing of the Public Offering (subject to the requirements of law).

Business Combination

An Initial Business Combination is subject to the following size, focus and stockholder approval provisions:

Size  — The prospective target business will not have a limitation to size; however, the Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

F-21

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses in the consumer products and specialty retail sectors but the Company may pursue opportunities in other business sectors.

Tender Offer/Stockholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will consummate its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a stockholder vote or a tender offer in connection with an Initial Business Combination, a public stockholder will have the right to redeem their shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable upon the closing of the Initial Business Combination. As a result, such shares of common stock were recorded at conversion/tender value and classified as temporary equity in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks stockholder approval prior to the Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Amended and Restated Certificate of Incorporation permits the release to the Company from the Trust Account amounts necessary to purchase up to 15% of the shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

Liquidation

If the Company does not consummate an Initial Business Combination by August 23, 2012, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after such redemption shall be distributed to the former public stockholders, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units to be offered in the Public Offering discussed in Note 3).

F-22

Going Concern

In the event that the Company does not consummate a Business Combination by August 23, 2012, the proceeds held in the Trust Account will be distributed to the Company’s public stockholders, excluding the Founders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the warrants contained in the Units offered in the Offering discussed in Note 3). The potential mandatory liquidation raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of December 31, 2011 and the results of operations and cash flows for the periods from July 22, 2010 (inception) through December 31, 2011 and July 22, 2010 (inception) through December 31, 2010, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with the instructions to Form 10-K and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The consolidated financial statements include the accounts of JWC Acquisition Corp. and its wholly-owned subsidiary, JWC Acquisition Security Corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. The Company has neither engaged in any operations nor generated any income to date. All activity through the date the consolidated financial statements were issued relates to the Company’s organizational activities, activities relating to the Public Offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the Trust Account after the Public Offering.

Securities held in Trust

The Company classifies investment in short-term treasury securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities,” as the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that the Company deems to be other than temporary results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “Interest income” line item in the statement of operations. Interest income is recognized when earned.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method. As the Company reported a net loss for the year ended December 31, 2011, the effect of the 17,833,333 warrants (including 5,333,333 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted loss per common share because their effect would be anti-dilutive. As a result, dilutive loss per common share is equal to basic loss per common share.

F-23

The Company’s consolidated statement of operations includes a presentation of income per share for common stock in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for the number of shares subject to possible redemption is calculated by dividing the interest earned in the Trust Account, net of applicable income taxes and franchise taxes, attributable to common shares subject to possible redemption, by the weighted average number of common shares subject to possible redemption.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates the uncertainty in tax positions taken or expected to be taken in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions deemed not to meet the “more likely than not” threshold would be recorded as a tax expense in the current period. The Company has no uncertain tax positions at December 31, 2011.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the year ended December 31, 2011, and for the period from July 22, 2010 (inception) through December 31, 2011.

The Company files a U.S. federal income tax return and may file income tax returns in various U.S. states and foreign jurisdictions. Generally, the Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting, and underwriting fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the receipt of the capital at the closing of the Public Offering on November 23, 2010.

Redeemable Common Stock

As discussed in Note 1, all of the 12,500,000 common shares sold as part of units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Amended and Restated Certificate of Incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

F-24

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against paid-in capital.

Accordingly, at December 31, 2011 and 2010, 11,592,577 and 11,640,520, respectively, of the 12,500,000 public shares are classified outside of permanent equity at the redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable (approximately $10.78 and $10.00 at December 31, 2011 and 2010, respectively).

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures”, approximates the carrying amounts represented in the balance sheet.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. Public Offering

Public Units

On November 23, 2010, the Company sold 12,500,000 units at a price of $10.00 per unit in the Public Offering. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant (the “Public Warrants”). The Company granted the underwriters a 45-day option to purchase up to 1,875,000 additional units solely to cover over-allotments, if any. This option was not exercised.

Public Warrant Terms and Conditions :

Exercise Conditions  — Each Public Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $11.50 per share commencing on the later of: (i) the consummation of an Initial Business Combination, or (ii) 12 months from the date of the prospectus for the offering, provided that the Company has an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants (or the Public Warrants are exercisable on a cashless basis) and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the completion of an Initial Business Combination, unless earlier redeemed. The Public Warrants are redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

Registration Risk  — In accordance with the warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to common stock which would be issued upon exercise of the Public Warrants. In the event that a registration is not effective at the time of exercise, the holders of Public Warrants shall not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants or be subjected to any other contractual penalty for failure to permit such exercise. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the shares of common stock included in the units.

F-25

Accounting  — Since the Company is not required to net cash settle the Public Warrants, the Public Warrants will be recorded at fair value and classified within stockholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40.

Underwriting Agreement  — The Company paid an underwriting discount of 2.0% of the public unit offering price to the underwriters at the closing of the Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable upon the Company’s consummation of an Initial Business Combination. Such amount is reflected as deferred offering costs of $4,375,000 on the consolidated balance sheet. The underwriters will not be entitled to any interest accrued on the deferred discount.

4. Related Party Transactions

Founder Shares and Sponsor Warrants  — In August 2010, the Sponsor purchased 2,464,286 shares of common stock (the “Founder Shares”) for $25,000, or $0.01 per share. Subsequently, on October 25, 2010, the Sponsor returned an aggregate of 124,170 of the Founder Shares to the Company, which the Company cancelled. Thereafter, on October 25, 2010, the Sponsor transferred an aggregate of 23,400 of the Founder Shares to John K. Haley and Sonny King, each of whom agreed to serve on the Company’s board of directors following the closing of the Public Offering. The fair value of the securities transferred was nominal.

On November 23, 2010, members of the Sponsor purchased an aggregate of 5,333,333 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $4,000,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Forfeiture  — As a result of the underwriters’ over-allotment option not being exercised for the Public Offering, the Sponsor and the Company’s independent directors, John K. Haley and Sonny King (collectively, the “Initial Stockholders”), forfeited an aggregate of 305,232 Founder Shares on January 8, 2011. After giving effect to the forfeitures, the Initial Stockholders own 14% of the Company’s issued and outstanding shares.

In addition, 290,697 of the Founder Shares in an amount equal to 2.0% of the Company’s issued and outstanding shares after the Public Offering (“Earnout Shares”), are subject to forfeiture by the Initial Stockholders in the event the last sales price of the Company’s stock does not equal or exceed $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 24 months following the closing of the Company’s Initial Business Combination.

Rights  — The Founder Shares are identical to the shares of common stock included in the units sold in the Public Offering except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Initial Stockholders have agreed to waive their redemption rights with respect to the Founder Shares and public shares they purchase in connection with the Initial Business Combination and will also waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by August 23, 2012.

Voting  — If the Company seeks stockholder approval of its Initial Business Combination, the Initial Stockholders have agreed to vote the Founder Shares in accordance with the majority of the votes cast by the public stockholders and to vote any public shares purchased during or after the Public Offering in favor of the Initial Business Combination.

Liquidation  — Although the Initial Stockholders and their permitted transferees waived their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by August 23, 2012, they will be entitled to redemption rights with respect to any public shares they may own.

Sponsor Warrants  — Each Sponsor Warrant is exercisable into one share of common stock at $11.50 per share. The proceeds from the sale of the Sponsor Warrants were added to the proceeds from the Public Offering held in the Trust Account. The Sponsor Warrants are identical to the warrants included in the units sold in the Public Offering except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis. Since the Company is not required to net-cash settle the Sponsor Warrants, management has determined that the Sponsor Warrants are recorded at fair value and classified within stockholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40.

F-26

Transfer Restrictions  — The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the completion of the Initial Business Combination or earlier if the last sales price of the Company’s common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days from the date of consummation of an Initial Business Combination. The members of the Sponsor have agreed not to transfer, assign or sell any of the Sponsor Warrants, including the common stock issuable upon exercise of the Sponsor Warrants, until 30 days after the completion of an Initial Business Combination.

Registration Rights  — The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to the registration rights agreement. These security holders will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933, as amended (the “Securities Act”). In addition, these security holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, (A) one year after the completion of the Initial Business Combination or earlier if, subsequent to the Initial Business Combination, the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination or (B) when the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Company’s Initial Business Combination which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective common stock underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination. The Company will bear the costs and expenses of filing any such registration statements.

5. Other Related Party Transactions

Administrative Services  — The Company has agreed to pay $5,000 a month in total for office space and general and administrative services to Associates. Services commenced promptly after the date the Company’s securities were first quoted on the OTCBB and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. No payments have been made under this agreement, and as of December 31, 2011, $70,000 is due to Associates and is included in accounts payable and other liabilities.

Loan Payable  — During the period from July 22, 2010 (date of inception) to December 31, 2010, Associates paid vendor bills on behalf of the Company in the aggregate amount of $30,049. This amount is payable on demand without interest. This balance is still outstanding as of December 31, 2011.

6. Trust Account

A total of $124,950,000, which includes $120,950,000 of the net proceeds from the Public Offering and $4,000,000 from the private placement, was placed in the Trust Account.

As of December 31, 2011 and 2010, investment securities in the Company’s Trust Account consist of $125,123,670 and $124,966,373, respectively, invested in the “Western Institutional US Treasury Reserves” money market fund, a fund which invests exclusively in U.S. government securities. The carrying amount approximates fair value at December 31, 2011 and 2010.

7. Fair Value Measurements

The Company has adopted ASC 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

F-27

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011 and 2010, respectively, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Restricted cash equivalents held in Trust Account	$125,123,670	$125,123,670	$—	$—

Description	December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Restricted cash equivalents held in Trust Account	$124,966,373	$124,966,373	$—	$—

8. Income Taxes

Components of the Company’s deferred tax assets are as follows:

December 31, 2011
Net operating loss carryforwards	$62,000
Amortizable start-up costs	101,000
Less, valuation allowance	(163,000)
$—

December 31, 2010
Net operating loss carryforwards	$14,000
Less, valuation allowance	(14,000)
$—

Management has recorded a full valuation allowance against its deferred tax assets because it does not believe it is more likely than not that sufficient taxable income will be generated. The effective tax rate differs from the statutory rate of 34% due to the establishment of the valuation allowance. The net operating loss carry-forward expires in 2031.

9. Stockholders’ Equity

Common Stock  — The authorized common stock of the Company includes up to 400,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2011 and 2010, there were 14,534,884 and 14,840,116 shares of common stock outstanding, respectively.

Preferred Shares  — The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2011 and 2010, there were no shares of preferred stock outstanding.

F-28

The Tile Shop, LLC and Subsidiary

Condensed Consolidated Balance Sheets
as of June 30, 2012, December 31, 2011 and June 30, 2011
(unaudited)

	June 30, 2012	December 31, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$16,917,963	$6,283,477	$16,328,902
Trade receivables, net	1,126,300	738,814	938,863
Inventories	41,787,066	43,743,872	42,883,358
Prepaid expenses	7,083,352	3,838,402	4,246,480
Note receivable from member	—	1,205,134	300,000
Other current assets	570,647	381,631	333,222
Total current assets	67,485,328	56,191,330	65,030,825
Property, plant and equipment, net	69,405,648	62,065,287	56,405,939
Notes receivable from member	-	-	1,168,293
Other assets	791,640	748,876	757,579
TOTAL ASSETS	$137,682,616	$119,005,493	$123,362,636
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$15,625,102	$10,317,497	$15,427,318
Current portion of long term debt	574,286	559,286	559,287
Accrued wages and salaries	3,228,347	2,617,219	2,995,516
Other accrued liabilities	3,771,921	3,399,474	3,879,863
Current portion of capital lease obligation	216,589	194,200	173,012
Distributions payable to members	3,496,940	4,251,346	2,532,289
Total current liabilities	26,913,185	21,339,022	25,567,285
Long-term debt	1,977,857	2,445,000	2,569,999
Capital lease obligation – non current	1,538,257	1,654,448	1,754,846
Deferred rent	16,736,308	15,583,409	13,894,495
Deferred compensation and other liabilities	4,100,620	2,836,683	2,257,019
TOTAL LIABILITIES	51,266,227	43,858,562	46,043,644
Commitments and contingencies
Members’ equity:
Common units, no par value; authorized: 50,000,000 units; issued: 38,800,000, 38,800,000 and 39,200,000 units, respectively	—	—	—
Additional paid-in-capital	8,177,885	8,177,885	8,261,885
Treasury units	(261,168)	(261,168)	(261,168)
Retained earnings	78,499,672	67,230,214	69,318,275
TOTAL MEMBERS’ EQUITY	86,416,389	75,146,931	77,318,992
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$137,682,616	$119,005,493	$123,362,636

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-29

The Tile Shop, LLC and Subsidiary

Condensed Consolidated Statements of Income
for the six months ended June 30, 2012 and 2011
(unaudited)

	Six months ended
	June 30, 2012	June 30, 2011
Net sales	$92,174,629	$77,930,831
Cost of sales	24,828,251	20,424,899
Gross profit	67,346,378	57,505,932
Selling, general and administrative expenses	45,979,490	38,825,344
Income from operations	21,366,888	18,680,588
Interest expense	175,616	199,341
Other income	21,665	29,155
Income before income taxes	21,212,937	18,510,402
Provision for income taxes	423,620	425,431
Net income	$20,789,317	$18,084,971

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-30

The Tile Shop, LLC and Subsidiary

Condensed Consolidated Statements of Members’ Equity
for the six months ended June 30, 2012 and year ended December 31, 2011
(unaudited)

	Common units		Additional paid- in capital	Treasury units	Retained earnings	Total
	Units	Par value
Balance at December 31, 2010	39,200,000	$—	$8,261,885	$(261,168)	$61,436,401	$69,437,118
Redemption of common units	(400,000)	—	(84,000)	—	(1,400,200)	(1,484,200)
Distributions to members	—	—	—	—	(24,165,867)	(24,165,867)
Net income	—	—	—	—	31,359,880	31,359,880
Balance at December 31, 2011	38,800,000	—	8,177,885	(261,168)	67,230,214	75,146,931
Distributions to members	—	—	—	—	(9,519,859)	(9,519,859)
Net income	—	—	—	—	20,789,317	20,789,317
Balance at June 30, 2012	38,800,000	$—	$8,177,885	$(261,168)	$78,499,672	$86,416,389

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-31

The Tile Shop, LLC and Subsidiary

Condensed Consolidated Statements of Cash Flows
for the six months ended June 30, 2012 and 2011
(unaudited)

	June 30, 2012	June 30, 2011
Cash Flows From Operating Activities
Net income	$20,789,317	$18,084,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,792,634	4,037,143
Loss on disposals of property, plant and equipment	2,925	30,347
Deferred rent	1,152,899	650,164
Stock-based compensation	1,273,059	592,897
Changes in operating assets and liabilities	4,676,313	(3,136,334)
Net cash provided by operating activities	32,687,147	20,259,188
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(12,137,585)	(8,021,669)
Net cash used in investing activities	(12,137,585)	(8,021,669)
Cash Flows From Financing Activities
Repayments of long-term debt and capital lease obligations	(545,945)	(524,919)
Distributions to members	(10,274,265)	(9,500,292)
Payment towards special cash distribution units	(300,000)	—
Receipts on note from member	1,205,134	—
Net cash used in financing activities	(9,915,076)	(10,025,211)
Net change in cash and cash equivalents	10,634,486	2,212,308
Cash and cash equivalents beginning of period	6,283,477	14,116,594
Cash and cash equivalents end of period	$16,917,963	$16,328,902

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-32

The Tile Shop, LLC and Subsidiary

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1: Organization and Nature of Business

The Tile Shop, LLC was formed on December 30, 2002, as a Delaware Limited Liability Company (LLC) and began operations on January 1, 2003. Under the terms of the LLC operating agreement, The Tile Shop, LLC has an indefinite life.

The Tile Shop, LLC and its Subsidiary (the “Company”) are engaged in the sale of tile and flooring products. The Company also fabricates or manufactures certain of its products in Michigan and Wisconsin. The Company’s primary market is retail sales to consumers; however, the Company does have sales to contractors. As of June 30, 2012 the Company had 61 stores and an on-line retail operation. The retail stores are located in Minnesota, Wisconsin, Kansas, Illinois, Michigan, Ohio, Indiana, Maryland, Missouri, Kentucky, New York, Virginia, Iowa, North Carolina, New Jersey, Tennessee, Nebraska, Delaware, Georgia, and Pennsylvania. The Company also has distribution centers located in Wisconsin, Michigan, and Virginia.

Note 2: Summary of Selected Significant Accounting Polices

Basis of preparation: The accompanying condensed consolidated financial statements have been prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (“US GAAP”) to reflect the financial position, results of operations and cash flows of the Company. These financial statements have been prepared on a going concern basis, which assumes the realization of assets and satisfaction of liabilities in the normal course of business.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company’s most recent audited consolidated financial statements and related notes for the fiscal year ended December 31, 2011. The same accounting policies are followed in preparing six month financial data as are followed in preparing annual data. See the notes in the audited financial statements for the year ended December 31, 2011 for those polices. In the opinion of management, all adjustments necessary for the fair presentation of six month operating results are reflected herein and are of a normal, recurring nature.

Basis of consolidation:   The accompanying condensed consolidated financial statements include the accounts of The Tile Shop, LLC and its wholly-owned subsidiary, The Tile Shop Michigan, LLC. All intercompany balances and transactions have been eliminated upon consolidation.

Use of estimates:   The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amount of assets and liabilities reported on the Company’s condensed consolidated balance sheets and the amounts of income and expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition and related reserves for sales returns, useful lives of property, plant and equipment, allowance for trade receivables, determining impairment of long-lived assets, valuation of inventory, and accruals for compensation plans. Actual results may differ from these estimates.

Trade Receivables:   Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables. Management determines the allowance for doubtful accounts on a specific identification basis as well as by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Inventories:   Inventories are stated at the lower of cost (determined on the first-in, first-out method) or market. Inventories consist primarily of merchandise held for sale. Inventories were comprised of the following as of June 30, 2012, December 31, 2011 and June 30, 2011 respectively:

F-33

The Tile Shop, LLC and Subsidiary

Notes to Condensed Consolidated Financial Statements (unaudited)

	June 30, 2012	December 31, 2011	June 30, 2011
Finished goods	$35,305,252	$38,380,074	$33,837,999
Raw materials	1,191,855	1,219,951	2,575,169
Finished goods in transit	5,289,959	4,143,847	6,470,790
Total	$41,787,066	$43,743,872	$42,883,358

Income taxes and distributions:   As a LLC, the Company is taxed as a partnership, which provides that, in lieu of corporate income taxes, the members separately account for the Company’s items of income, deductions, losses and credits. Therefore, these condensed consolidated financial statements do not include any provision for federal income taxes on the Company’s taxable income. The provision for income taxes represents primarily minimum fees in several states and income tax in the state of Michigan. Earnings and losses are included in the income tax returns of the members. The Company intends to distribute funds to the members to assist the members in paying the taxes on income generated by the Company.

Members are responsible for income taxes on their allocated share of taxable income, which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities.

The Company has adopted guidance on accounting for uncertainty in income taxes. Management evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the condensed consolidated financial statements to comply with the provisions of this guidance.

Revenue recognition:   Sales are recognized upon pick up or delivery of products which is when transfer of title to a customer occurs, the sales price is fixed and determinable, and collection is reasonably assured. The Company is required to charge and collect sales and other taxes on sales to its customers and remit the taxes back to the government authorities. Sales and other taxes are recorded in the condensed consolidated balance sheets but excluded from the condensed consolidated statements of income.

Shipping costs charged to customers are included in sales and totaled $717,650, and $392,924 for the six months ended June 30, 2012 and 2011, respectively. Shipping costs charged to the Company are included in cost of sales and totaled $1,285,688, and $1,023,212 for six months ended June 30, 2012 and 2011, respectively.

The Company accrues a liability for estimated sales returns and exchanges in the period that the related sales are recognized. The customer may receive a refund or exchange the original product for a replacement of equal or similar quality for an indefinite period of time after the original purchase. The Company regularly assesses and adjusts the estimated liability based on updated return rates for actual trends. A revision of estimated claim rates or revisions to the Company’s exchange policies may have a material effect on future results of operations.

Stock-based compensation:   The Company has given equity linked compensation to certain employees. The Company accounts for equity linked compensation in accordance with Financial Accounting Standards Board’s Accounting Standard Codification (“ASC”) 718 “ Stock Compensation ”. ASC 718 addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.

F-34

The Tile Shop, LLC and Subsidiary

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 2: Summary of Selected Significant Accounting Polices  – (continued)

The Company has granted cash settled awards which are classified as liability awards as required under ASC 718. At each reporting date, the liability awards are measured at intrinsic value with resulting changes recognized currently in the condensed consolidated statements of income.

Segments:   The Company’s operations consist primarily of the retail sale of tile and floors product in various metropolitan areas in the United States through company-operated stores or online through its website.

The Company’s chief operating decision maker (“CODM”) only reviews the consolidated results of Company and accordingly the Company has concluded it has one reportable segment.

Note 3: Fair Value of Financial Instruments:

These condensed consolidated financial statements include the following financial instruments: cash and cash equivalents, trade receivables, accounts payable, accrued expenses, capital leases and debt. At June 30, 2012 and 2011, the carrying amount of the Company’s cash and cash equivalents, trade receivables, accounts payable and accrued expenses, approximated their fair values due to their short maturities. The carrying value of the Company’s borrowings and capital lease obligation approximates fair value based upon the market interest rates available to the Company for debt and capital lease obligations with similar risk and maturities.

Note 4: Related Party Transactions

Name of related party	Relationship
Mr. Robert Rucker	Key Management Personnel (“KMP”)

The Special Cash Distribution Units issued by the Company were owned by a related KMP. The units received annual payments of $300,000 for a term of 10 years through 2012 and were fully paid as of June 30, 2012. This liability was included under “Other accrued liabilities” and “Deferred compensation and other liabilities” for the current and non-current portion, respectively, in the condensed consolidated balance sheets. The units have been discounted to estimated fair value and are accreted annually. To the extent there is any notes receivable from KMP outstanding, any annual payments on the special cash distribution units must first be used to pay off such amounts. At December 31, 2011 and June 30, 2011 the Special Cash Distribution Unit liability was $277,136 and $533,151 respectively.

The Company had a note receivable from KMP. The note is due in annual installments of $300,000 of principal and interest at a rate of 2.6% per annum with a final installment due in 2012 which was fully received as of June 30, 2012. The loan requires any distributions received with respect to the aforementioned Special Cash Distribution Units be used to repay the loan. The note receivable balance from the KMP totaled $1,205,134 and $1,468,293 as of December 31, 2011 and June 30, 2011, respectively.

Note 5: Equity Incentive Plan

In 2006, the Company created an equity incentive deferred compensation plan for certain key employees. The plan provisions called for granting participation units to key employees to allow them to participate in the increased value of the Company. Under the plan, the units granted are payable in cash on the 10 th or 15 th anniversary of the award, except in the event of death or a change in control in the Company, in which case settlement would occur on date of death of employee or date of change or control. On the settlement date, the participants will be paid cash equal to the difference between Fair Market Value as determined in accordance with the plan (“FMV”) of the Company’s common units as of the valuation date immediately preceding the exercise date less the initial FMV multiplied by the number of units.

F-35

The Tile Shop, LLC and Subsidiary

Notes to Condensed Consolidated Financial Statements (unaudited)

In June 2006, 600,000 units were granted, which are exercisable on the 10 th anniversary of award. The initial FMV of the units was set at $1.203 per unit. The second grant of 200,000 units occurred on May 25, 2007 at an initial FMV of $2.1245 per unit which are exercisable on the 15 th anniversary of the award. The final grant under the plan was on made January 1, 2009 for 200,000 units, which are exercisable on the 15 th anniversary of the award. The initial FMV for these units was set at $3.1725 per unit. All the units vested immediately.

In 2008, two participants having a total of 200,000 units separated from the Company and their settlement amount of $221,470 was fixed using the FMV on the date of their separation. The settlement amount will be paid in January 2016 and accordingly the accompanying condensed consolidated balance sheets reflect the discounted value of the settlement.

As of June 30, 2012, December 31, 2011 and June 30, 2011, the Company has 1,000,000 units outstanding under the plan.

These awards are accounted for under ASC 718 and classified as liabilities. The Company measures the liability at intrinsic value at each reporting period until the award is settled. Fluctuations in the intrinsic value of the liability award were recorded as increases or decreases in compensation expense immediately as the awards were fully vested at the grant date. The intrinsic value is calculated based on the difference between FMV of the Company’s common unit, based on an analysis of enterprise value at each valuation date, and the initial FMV determined in accordance with the plan. The Company has recognized compensation expense of $1,201,538, and $592,897 for the six months ended June 30, 2012, and 2011, respectively, related to this plan.

On January 1, 2012, the Company granted and issued 233,500 Series 2012 Participating Capital Appreciation Common Units (“Restricted Stock Units”) to two new directors. The Restricted Stock Units are a new series of common units designated by the Board under the LLC Agreement. These awards will vest equally over a four year period on the anniversary of issuance. If a significant event occurs prior to the fourth anniversary of the effective date, and the directors are still serving as a Manager of the Company at the time that such significant event occurs, then all of the Restricted Stock Units that have not vested at the time that such significant event occurs shall automatically vest immediately prior to the closing of such significant event, and the directors shall be entitled to retain all of the Restricted Stock Units. The Restricted Stock Units are subject to a recapture amount of $300 million as of the issue date, reduced from time to time by the aggregate amount of distributions (not including tax distributions) made, from and after the issue date, by the Company to the common holders with respect to their common units. No distributions shall be paid to the Series 2012 holders with respect to their Series 2012 units until the date that the common holders collectively have received distributions (not including tax distributions) of $300 million.

These awards are accounted for under ASC 718 and classified as liabilities and measured at intrinsic value. The intrinsic value of the awards as of June 30, 2012 was $2.45 per unit and is calculated based on the difference between fair value of the Company’s common unit, based on an analysis of enterprise value at June 30, 2012, and the implied strike price per Restricted Stock Unit. The Company has recognized compensation cost of $71,521 for the six months ended June 30, 2012 related to this plan.

Note 6: Members’ Equity

At June 30, 2012, a total of 38,800,000 units (Common Units) were held by the members of The Tile Shop, LLC. Under the terms of the LLC operating agreement, allocation of profit, losses, capital gains, and distributions are in the following priorities:

•	Profit and loss: Profit and loss shall be allocated to the members in accordance with their respective number of Common Units specific allocations prescribed in the LLC agreement.

•	Gain from capital event: Any gain from a capital event is allocated to the Managing Members in proportion of their interest and thereafter in manner similar to allocation of profit and loss.

F-36

The Tile Shop, LLC and Subsidiary

Notes to Condensed Consolidated Financial Statements (unaudited)

•	Distributions: On or before April 15, June 15, September 15, and January 15 of each year, The Company shall distribute to each member, cash equal to the its taxable income estimated to be allocable to such member for the immediately-preceding quarter, multiplied by 43%.

Note 7: Contribution and Merger

On June 27, 2012, the Company entered into a Contribution and Merger Agreement with JWC Acquisition Corp. (JWCAC), and the other parties thereto, which provides for a business combination of JWCAC and the Company under Tile Shop Holdings, Inc. (TS Holdings), a newly-formed subsidiary of the Company. As a result of the proposed transaction, TS Holdings would own directly or indirectly all of the equity in the Company and JWCAC. It is anticipated that former JWCAC stockholders, on the one hand, and the former owners of The Tile Shop, LLC, on the other hand, will hold approximately 33% and 67%, respectively, of the issued and outstanding shares of common stock of TS Holdings immediately following the closing, subject to adjustments in the Contribution and Merger Agreement. The transaction is subject to various approvals and has not been consummated. The Company has incurred expenses of $1,450,000 related to the above transaction which is recorded in “Prepaid expenses” in the condensed consolidated balance sheet as of June 30, 2012. Upon consummation of the transaction the incurred amount will be offset to “Additional paid-in-capital”.

F-37

The Tile Shop, LLC and Subsidiary

Notes to Condensed Consolidated Financial Statements (unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
The Tile Shop, LLC and Subsidiary
Plymouth, Minnesota

We have audited the accompanying consolidated balance sheet of The Tile Shop, LLC and Subsidiary (the “Company") as of December 31, 2011, and the related consolidated statements of income, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2011 consolidated financial statements present fairly, in all material respects, the financial position of The Tile Shop, LLC and Subsidiary as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 29, 2012

F-38

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members
The Tile Shop, LLC and Subsidiary

We have audited the accompanying consolidated balance sheets of The Tile Shop, LLC and subsidiary as of December 31, 2010, and the related consolidated statements of income, members’ equity, and cash flows for each of the two years ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tile Shop, LLC and subsidiary as of December 31, 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Minneapolis, MN
June 29, 2012

F-39

The Tile Shop, LLC and Subsidiary

Consolidated Balance Sheets
December 31, 2011 and 2010

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$6,283,477	$14,116,594
Trade receivables, net of allowance of $91,000 and $136,000, respectively	738,814	946,707
Inventories	43,743,872	35,357,912
Prepaid expenses	3,838,402	3,448,670
Note receivable from member	1,205,134	300,000
Other current assets	381,631	385,011
Total current assets	56,191,330	54,554,894
Property, plant and equipment, net	62,065,287	52,892,766
Note receivable from member	—	1,168,293
Other assets	748,876	273,832
TOTAL ASSETS	$119,005,493	$108,889,785
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$10,317,497	$12,107,136
Current portion of long term debt	559,286	549,286
Accrued wages and salaries	2,617,219	2,038,519
Other accrued liabilities	3,399,476	2,977,889
Current portion of capital lease obligation	194,200	157,402
Distributions payable to members	4,251,346	1,829,484
Total current liabilities	21,339,022	19,659,716
Long-term debt	2,445,000	3,026,727
Capital lease obligation – non current	1,654,448	1,848,647
Deferred rent	15,583,409	13,244,331
Deferred compensation and other liabilities	2,836,683	1,673,246
TOTAL LIABILITIES	43,858,562	39,452,667
Commitments and contingencies
Members’ equity:
Common units, no par value; authorized: 50,000,000 units; issued: 38,800,000 and 39,200,000 units, respectively	—	—
Additional paid-in-capital	8,177,885	8,261,885
Treasury units	(261,168)	(261,168)
Retained earnings	67,230,214	61,436,401
Total members’ equity	75,146,931	69,437,118
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$119,005,493	$108,889,785

The accompanying notes are an integral part of these consolidated financial statements.

F-40

The Tile Shop, LLC and Subsidiary

Consolidated Statements of Income
For the years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Net sales	$152,717,010	$135,340,379	$116,247,211
Cost of sales	40,320,790	36,123,876	31,706,023
Gross profit	112,396,220	99,216,503	84,541,188
Selling, general and administrative expenses	79,782,947	68,555,635	60,170,956
Income from operations	32,613,273	30,660,868	24,370,232
Interest expense	442,613	467,431	544,711
Other expense (income), net [including interest income of $137,000, $182,000 and $66,000, respectively]	77,773	(124,255)	(72,286)
Income before income taxes	32,092,887	30,317,692	23,897,807
Provision for income taxes	733,007	608,621	674,902
Net income	$31,359,880	$29,709,071	$23,222,905

F-41

The Tile Shop, LLC and Subsidiary

Consolidated Statements of Members’ Equity
For the years ended December 31, 2011, 2010 and 2009

	Common units		Additional paid-in capital
	Units	Par value		Treasury units	Retained earnings	Total
Balance at December 31, 2008	39,200,000	$—	$8,261,885	$(261,168)	$41,585,003	$49,585,720
Distributions to members	—	—	—	—	(10,808,901)	(10,808,901)
Net income	—	—	—	—	23,222,905	23,222,905
Balance at December 31, 2009	39,200,000	—	8,261,885	(261,168)	53,999,007	61,999,724
Distributions to members	—	—	—	—	(22,271,677)	(22,271,677)
Net income	—	—	—	—	29,709,071	29,709,071
Balance at December 31, 2010	39,200,000	—	8,261,885	(261,168)	61,436,401	69,437,118
Redemption of common units	(400,000)	—	(84,000)	—	(1,400,200)	(1,484,200)
Distributions to members	—	—	—	—	(24,165,867)	(24,165,867)
Net income	—	—	—	—	31,359,880	31,359,880
Balance at December 31, 2011	38,800,000	$—	$8,177,885	($261,168)	$67,230,214	$75,146,931

F-42

The Tile Shop, LLC and Subsidiary

Consolidated Statements of Cash Flows

For the years ended December 31, 2011, 2010 and 2009The Tile Shop, LLC and Subsidiary

	2011	2010	2009
Cash Flows From Operating Activities
Net income	$31,359,880	$29,709,071	$23,222,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,651,137	7,237,148	7,013,238
Loss (gain) on disposals of property, plant and equipment	216,011	55,751	(6,129)
Deferred rent	2,467,700	1,493,828	2,053,800
Stock based compensation	1,414,840	450,000	120,000
Accretion of special cash distribution units	43,985	63,496	81,521
Changes in operating assets and liabilities:
Trade receivables	207,893	(199,867)	147,544
Inventories	(8,385,960)	(9,015,578)	1,703,391
Prepaid expenses and other current assets	(386,352)	(1,087,961)	(350,305)
Accounts payable	(1,889,772)	3,441,739	508,198
Accrued expenses and other liabilities	1,023,147	313,349	234,369
Net cash provided by operating activities	34,722,509	32,460,976	34,728,532
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(18,561,450)	(14,395,342)	(8,293,330)
Proceeds from the sale of property, plant and equipment	—	19,330	26,675
Net cash used in investing activities	(18,561,450)	(14,376,012)	(8,266,655)
Cash Flows From Financing Activities
Repayments of long-term debt and capital lease obligations	(729,130)	(514,476)	(460,470)
Borrowings on long-term debt	—	1,522,442	—
Distributions to members	(21,744,005)	(22,783,016)	(11,730,982)
Redemption of common units	(1,484,200)	—	—
Payment towards special cash distribution units	(300,000)	(300,000)	(300,000)
Receipts on note from member	263,159	256,489	248,690
Net cash used in financing activities	(23,994,176)	(21,818,561)	(12,242,762)
Net change in cash and cash equivalents	(7,833,117)	(3,733,597)	14,219,115
Cash and cash equivalents beginning of year	14,116,594	17,850,191	3,631,076
Cash and cash equivalents end of year	$6,283,477	$14,116,594	$17,850,191
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$442,613	$468,971	$463,190
Income taxes	526,600	543,439	233,450

F-43

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

Note 1.  Organization and Nature of Business

The Tile Shop, LLC was formed on December 30, 2002, as a Delaware Limited Liability Company (“LLC”), and began operations on January 1, 2003. Under the terms of the LLC operating agreement, The Tile Shop, LLC, has an indefinite life.

The Tile Shop, LLC and its Subsidiary (the “Company”) are engaged in the sale of tile and flooring products. The Company also fabricates or manufactures for sale certain of its products in Michigan and Wisconsin. The Company’s primary market is retail sales to consumers; however, the Company does have sales to contractors. As of December 31, 2011, the Company had 53 stores and an on-line retail operation. The retail stores are located in Minnesota, Wisconsin, Kansas, Illinois, Michigan, Ohio, Indiana, Maryland, Missouri, Kentucky, New York, Virginia, Iowa, North Carolina, New Jersey, Tennessee, Nebraska, Delaware, Georgia, and Pennsylvania. The Company also has distribution centers located in Wisconsin, Michigan, and Virginia.

Note 2.  Summary of Significant Accounting Policies

Basis of preparation:

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (“US GAAP”) to reflect the financial position, results of operations and cash flows of the Company. These financial statements have been prepared on a going concern basis, which assumes the realization of assets and satisfaction of liabilities in the normal course of business.

Basis of consolidation:

The accompanying consolidated financial statements include the accounts of The Tile Shop, LLC and its wholly-owned subsidiary, The Tile Shop Michigan, LLC. All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amount of assets and liabilities reported on the Company's balance sheets and the amounts of income and expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition and related reserves for sales returns, useful lives of property, plant and equipment, allowance for trade receivables, determining impairment on long-lived assets, valuation of inventory, and accruals for compensation plans. Actual results may differ from these estimates.

Cash and cash equivalents:

The Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents.

Trade receivables:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables. Management determines the allowance for doubtful accounts on a specific identification basis as well as by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. As of December 31, 2011 and 2010, the allowance for doubtful accounts was $91,000 and $136,000, respectively.

F-44

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

Note 2.  Summary of Significant Accounting Policies  – (continued)

The changes in the allowance for doubtful accounts for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Balance at the beginning of the year	$136,000	$230,645
Charged to operations	—	20,932
Write-offs, net of collections	(40,161)	(55,077)
Reversal	(4,839)	(60,500)
Balance at the end of the year	$91,000	$136,000

Inventories:

Inventories are stated at the lower of cost (determined on the first-in, first-out method) or market. Inventories consist primarily of merchandise held for sale. Inventories comprised of the following as of December 31, 2011 and 2010:

	2011	2010
Finished goods	$38,380,074	$30,143,265
Raw materials	1,219,951	1,062,200
Finished goods in transit	4,143,847	4,152,447
Total	$43,743,872	$35,357,912

Property, plant and equipment:

Property, plant and equipment are carried at cost less accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures which extend asset useful lives are capitalized. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease periods (including expected renewal periods). Depreciation is provided on the straight-line method at rates based on the estimated useful lives of individual assets or classes of assets as follows:

Asset life (in years)
Buildings	40
Building improvements	15 – 22
Furniture and fixtures	3 – 7
Machinery and equipment	5 – 7
Computer equipment	5 – 7
Purchased computer software	3 – 5
Vehicles	3 – 5

Assets acquired under capital leases are capitalized as assets by the Company at the lower of the estimated fair value of the leased property or the present value of the related lease payments. Assets under capital leases are depreciated over the shorter of the lease term (including expected renewal periods) or the estimated useful life of the assets.

The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is included in the results of operations.

Impairment of long-lived assets:

The Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying value of those assets may exceed their current fair values. The investments in building improvements and related equipment represent the Company’s most significant long-lived assets. If impairment indicators are present, the Company evaluates store-level results to determine whether projected future cash flows over the remaining lease terms are sufficient to recover the carrying value of the fixed asset investment in each individual store. If projected future cash flows are less than the carrying value of the fixed asset investment, an impairment charge is recognized to the extent that the fair value, as determined by discounted cash flows or appraisals, is less than the carrying value of such assets. The carrying value of building improvements as well as certain other property and equipment are subject to impairment write-downs as a result of such evaluation. Management has determined that no impairment of property, plant and equipments occurred during the years ended December 31, 2011 and 2010.

F-45

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

Income taxes and distributions:

As a LLC, the Company is taxed as a partnership, which provides that, in lieu of corporate income taxes, the members separately account for the Company’s items of income, deductions, losses and credits. Therefore, these consolidated financial statements do not include any provision for federal income taxes on the Company’s taxable income. The provision for income taxes represents income taxes primarily due to minimum fees in several states and income tax in the state of Michigan. Earnings and losses are included in the income tax returns of the members. The Company intends to distribute funds to the members to assist the members in paying the taxes on income generated by the Company.

Members are responsible for income taxes on their allocated share of taxable income, which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities.

The Company has adopted guidance on accounting for uncertainty in income taxes. Management evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance.

Revenue recognition:

Sales are recognized upon pick up or delivery of products which is when transfer of title to a customer occurs, the sales price is fixed or determinable, and collection is reasonably assured. The Company is required to charge and collect sales and other taxes on sales to its customers and remit the taxes back to the government authorities. Sales and other taxes are recorded in the consolidated balance sheets but excluded from the consolidated statements of income.

Shipping costs charged to customers are included in sales and totaled $884,825, $734,482 and $487,053 for the years ended December 31, 2011, 2010 and 2009, respectively. Shipping costs charged to the Company are included in cost of sales and totaled $1,943,430, $1,611,846 and $912,814 for the years ended December 31, 2011, 2010 and 2009, respectively.

The Company accrues a liability for sales returns and exchanges in the period that the related sales are recognized. The customer may receive a refund or exchange the original product for a replacement of equal or similar quality for an indefinite period of time after the original purchase. The Company regularly assesses and adjusts the estimated liability for updated return rates based on actual trends and projected claim costs. A revision of estimated claim rates and claim costs or revisions to the Company’s exchange policies may have a material effect on future results of operations.

Selling, general and administration expenses:

Selling, general and administration expenses (“SG&A”) includes payroll, advertising, distribution, facilities cost along with general and administrative expenses, which are recognized as expense when incurred.

Advertising costs charged to SG&A were approximately $1,104,000, $1,085,000 and $834,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Leases:

The Company classifies all leases at the inception date as either a capital lease or an operating lease. Leases of assets under which there is transfer of substantially the entire risk and rewards incidental to ownership as per ASC 840 “Leases” are classified as capital leases. All other leases are classified as operating leases.

Assets under capital leases are capitalized and lease payments are allocated to the lease obligation and interest on the obligation amount.

F-46

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

Rent expense on operating leases is generally charged to expense in accordance with the terms of the agreement. For leases that contain fixed escalation of the minimum rent, rent expense is recognized on a straight-line basis through the end of the lease term. The start of the lease term is the earlier of the lease commencement date or the date the Company takes possession of the asset. The difference between the straight-line rent amounts and amounts payable under the leases is recorded as deferred rent.

Cash or lease incentives received upon entering into certain leases (tenant incentives) are recognized on a straight-line basis as a reduction to rent expense of the property through the end of the lease term. The unamortized portion of the tenant allowance is included as a deferred rent liability.

Stock based compensation:

The Company has given equity linked incentives to certain employees. The Company accounts for equity linked incentives in accordance with ASC 718 “ Stock Compensation ”. ASC 718 addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.

The Company has granted cash settled awards which are classified as liabilities as required under ASC 718. At each reporting date the liability is measured at intrinsic value with resulting changes recognized in the consolidated statements of income.

Concentration of risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and bank deposits. By their nature, all such instruments involve risks including credit risks of non-performance by counterparties. A substantial portion of the Company's cash and cash equivalents and bank deposits are invested with banks with high investment grade credit ratings.

Segments:

The Company’s operations consist primarily of the retail sale of tile and flooring products in various metropolitan areas in the United States through company-operated stores or online through its website. The Company’s chief operating decision maker (“CODM”) only reviews the consolidated results of Company and accordingly the Company has concluded it has one reportable segment.

Note 3. Property, Plant and Equipment

The major classes of property, plant and equipment as of December 31, 2011 are as follows:

	Owned assets	Leased assets	Total
Land	$328,116	$—	$328,116
Buildings and building improvements	7,551,079	2,473,195	10,024,274
Leasehold improvements	31,333,082	—	31,333,082
Furniture and fixtures	47,481,484	—	47,481,484
Machinery and equipment	10,625,183	—	10,625,183
Computer equipment	4,394,159	—	4,394,159
Purchased computer software	2,447,312	—	2,447,312
Vehicles	2,069,982	—	2,069,982
Construction in progress	4,293,793	—	4,293,793
	110,524,190	2,473,195	112,997,385
Less accumulated depreciation and amortization	(49,248,192)	(1,683,906)	50,932,098
Property, plant and equipment, net	$61,275,998	$789,289	$62,065,287

F-47

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

The major classes of property, plant and equipment as of December 31, 2010 are as follows:

	Owned assets	Leased assets	Total
Land	$303,116	$—	$303,116
Buildings and building improvements	6,872,444	2,473,195	9,345,639
Leasehold improvements	27,124,381	—	27,124,381
Furniture and fixtures	44,100,985	—	44,100,985
Machinery and equipment	9,453,523	—	9,453,523
Computer equipment	3,998,873	—	3,998,873
Purchased computer software	2,186,405	—	2,186,405
Vehicles	1,989,232	—	1,989,232
Construction in progress	2,782	—	2,782
	96,031,741	2,473,195	98,504,936
Less accumulated depreciation and amortization	(44,035,591)	(1,576,579)	(45,612,170)
Property, plant and equipment, net	$51,996,150	$896,616	$52,892,766

Depreciation and amortization expense, including amortization of assets recorded under capital leases, amounted to $8,651,137, $7,237,148 and $7,013,238 for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 4. Long-term Debt

The summary of long-term debt as of December 31, 2011 and 2010 is as follows:

	2011	2010
Variable interest rate (0.47% and 0.86% at December 31, 2011 and 2010 respectively) bonds, which mature April 1, 2023, collateralized by buildings and equipment	$1,790,000	$2,125,000
Commercial bank credit facility	1,214,286	1,451,013
	3,004,286	3,576,013
Less: current maturities	(559,286)	(549,286)
	$2,445,000	$3,026,727

The Company has a $3,000,000 commercial credit facility with a bank which expires on August 31, 2013. Borrowings under this arrangement bear interest at 2.0 percent above the daily one-month LIBOR rate (2.295 percent at December 31, 2011) and are secured by substantially all Company assets.

The credit facility is subject to certain restrictive financial covenants including, among others, (1) maintaining a certain debt to modified tangible net worth ratio, (2) maintaining a level of quarterly profitability and (3) maintaining a certain level of modified tangible net worth. As of December 31, 2011 the Company was in compliance with all covenants or obtained a waiver.

Approximate annual aggregate maturities of debts are as follows:

Years ending December 31:
2012	$559,286
2013	1,360,000
2014	90,000
2015	95,000
2016	95,000
Thereafter	805,000
$3,004,286

F-48

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

Note 5.  Leases

Operating leases:

The Company leases buildings and office space under various operating lease agreements. In addition to rent, the leases require payment of real estate taxes, insurance, and common area maintenance. The leases generally have an initial lease term of 10 to 15 years and contain renewal options and escalation clauses. For leases that contain fixed escalation of the minimum rent, rent expense is recognized on a straight-line basis through the end of the lease term. The difference between the straight-line rent amounts and amounts payable under the leases is recorded as deferred rent.

For the years ended December 31, 2011, 2010 and 2009, rent expense was approximately $11,389,000, $9,571,000 and $8,608,000, respectively.

Future annual minimum rentals under non-cancelable operating leases are as follows:

Years ending December 31:
2012	$12,225,661
2013	12,956,192
2014	12,907,547
2015	12,800,299
2016	12,742,768
Thereafter	152,342,182
$215,974,649

Capital leases:

The Company has several leases for store facilities that are accounted for as capital leases. These leases expire at various dates through 2022. Assets acquired under capital leases are included in property, plant and equipment. Future annual minimum rentals under capital leases are as follows:

Years ending December 31:
2012	$467,125
2013	471,855
2014	471,855
2015	405,257
2016	217,015
Thereafter	1,162,965
Total minimum payments	3,196,072
Less: amount representing interest	(1,347,424)
Present value of net minimum capital lease payments	$1,848,648

Obligation under capital leases	2011
Current	$194,200
Long-term	$1,654,448

Note 6.  Savings and Retirement Plans

The Company has a savings and retirement plan for eligible employees. The plan was adopted pursuant to Section 401(k) of the Internal Revenue Code. Contributions to the plan are discretionary for both the Company and its employees. The Company may make contributions to the plans that match employee contributions, subject to certain limitations. The Company made plan contributions of approximately $296,000, $217,000 and $211,000 in each of year ended December 31, 2011, 2010 and 2009, respectively, which is recorded as expense in the consolidated statements of income.

F-49

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

Note 7. Fair Value of Financial Instruments:

These consolidated financial statements include the following financial instruments: cash and cash equivalents, trade receivables, accounts payable, accrued liabilities, capital leases and debt. At December 31, 2011 and 2010, the carrying amount of the Company’s cash and cash equivalents, trade receivables, accounts payable, and accrued liabilities approximated their fair values due to their short maturities. The carrying value of the Company’s borrowings and capital lease obligations approximates fair value based upon the market interest rates available to the Company for debt and capital lease obligations with similar risk and maturities.

Note 8. Related Party Transactions

Name of related party	Relationship
Robert Rucker	Key Management Personnel (“KMP”)

The Company had the following transactions with Robert Rucker:

a)	The Special Cash Distribution Units issued by the Company are owned by KMP. The units receive annual payments of $300,000 for a term of 10 years through 2012. This liability is included under “Accrued liabilities” and “Deferred compensation and other liabilities” for the current and non-current portion, respectively, in the consolidated balance sheets. The units are redeemable at the Company’s option any time in whole or from time to time in part or upon the occurrence of a significant event. The units have been discounted to estimated fair value and are accreted annually. To the extent there is any note receivable from KMP outstanding, any annual payments on the Special Cash Distribution units must first be used to pay off such amounts. As of December 31, 2011 and 2010, the Special Cash Distribution Unit liability was $277,136 and $533,151, respectively.

b)	The Company has a note receivable from KMP. The note is due in annual installments of $300,000 of principal and interest at a rate of 2.6% per annum with a final installment due in 2012. The loan requires any distributions received by KMP with respect to the aforementioned Special Cash Distribution Units to be used to repay the loan. The note receivable balance from KMP totaled $1,205,134 and $1,468,293 as of December 31, 2011 and 2010, respectively.

Note 9.  Equity Incentive Plan

In 2006, the Company created an equity incentive deferred compensation plan for certain key employees. The plan provisions called for granting participation units to key employees to allow them to participate in the increased value of the Company. Under the plan, the units granted are payable in cash on the 10 th or 15 th anniversary of the award, except in the event of death or a change in control in the Company, in which case settlement would occur on date of death of employee or date of change of control. On the settlement date, the participants will be paid cash equal to the difference between Fair Market Value, as determined in accordance with the plan, (“FMV”) of the Company’s common units as of the valuation date immediately preceding the exercise date less the initial FMV multiplied by the number of units.

In June 2006, 600,000 units were granted, which are exercisable on the 10 th anniversary of award. The initial FMV of the units was determined to be $1.203 per unit. The second grant of 200,000 units occurred on May 25, 2007 at an initial FMV of $2.1245 per unit which are exercisable on the 15 th anniversary of the award. The final grant under the plan was on made January 1, 2009 for 200,000 units, which are exercisable on the 15 th anniversary of the award. The initial FMV for these units was determined to be $3.1725 per unit. All the units vested immediately.

In 2008, two participants having a total of 200,000 units separated from the Company and their settlement amount of $221,470 was fixed using the FMV on the date of their separation. The settlement amount will be paid on January 2016 and accordingly the accompanying balance sheets reflect the discounted value of the settlement.

As of December 31, 2011 and 2010, the Company has 1,000,000 units outstanding under the plan.

F-50

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

The awards are accounted for under ASC 718 and classified as liabilities. The Company measures the liability at intrinsic value at each reporting period until the award is settled. Fluctuations in the intrinsic value of the liability award were recorded as increases or decreases in compensation expense immediately as the awards were fully vested at the grant date. The intrinsic value is calculated based on the difference between FMV of the Company’s Common Units, based on an analysis of enterprise value at each valuation date and the initial

FMV determined in accordance with the plan. The Company has recognized compensation expense of $1,414,840, $450,000 and $120,000 for the years ended December 31, 2011, 2010 and 2009, respectively, related to this plan.

Note 10.  Members’ Equity

At December 31, 2011 and 2010, a total of 39,100,000 and 39,800,000 units, respectively, of membership were held by the members of The Tile Shop, LLC, with the Managing Members holding 38,800,000 and 39,200,000 units (Common Units), respectively, and the Special Member holding 300,000 and 600,000 units (Special Cash Distribution units), respectively, with no voting rights. Under the terms of the Company operating agreement allocation of profit, losses, capital gains, and distributions are in the following priorities:

(a)	Profit and loss: profit and loss is allocated to the Managing Members in accordance with their respective number of Common Units as prescribed in the LLC agreement. No profit and loss is allocated among the members with respect to any Special Cash Distribution units.

(b)	Gain from capital event: Any gain from a capital event is allocated first to the Managing Members in proportion of their interest.

(c)	Distributions: On or before April 15, June 15, September 15, and January 15 of each year, the Company shall distribute to each member, cash equal to the its taxable income estimated to be allocable to such member for the immediately-preceding quarter, multiplied by 43%.

The holders of Special Cash Distribution Units are entitled to receive distributions prior to and in preference to any common units (other than distributions payable solely to Common Units and other than tax distributions).

Note 11.  Subsequent Events:

On January 1, 2012, the Company granted and issued 233,500 Series 2012 Participating Capital Appreciation Common Units (“Restricted Stock Units”) to its directors. The Restricted Stock Units are a new series of common units designated by the Board under the LLC Agreement. These awards will vest equally over a four year period on the anniversary of issuance. If a significant event occurs prior to the fourth anniversary of the effective date, and the directors are still serving as a Manager of the Company at the time that such significant event occurs, then all of the Restricted Stock Units that have not become vested at the time that such Significant Event occurs shall automatically vest immediately prior to the closing of such significant event, and the directors shall be entitled to retain all of the Restricted Stock Units. The Restricted Stock Units are subject to a recapture amount of $300 million as of the issue date, reduced from time to time by the aggregate amount of distributions (not including tax distributions) made, from and after the issue date, by the Company to the common holders with respect to their common units. No distributions shall be paid to the Series 2012 holders with respect to their Series 2012 units until the date that the common holders collectively have received distributions (not including tax distributions) of $300 million.

On June 27, 2012, the Company entered into a Contribution and Merger Agreement with JWC Acquisition Corp. (JWCAC), and the other parties thereto, which provides for a business combination of JWCAC and the Company under Tile Shop Holdings, Inc. (TS Holdings), a newly-formed subsidiary of the Company. As a result of the proposed transaction, TS Holdings would own directly or indirectly all of the equity in the Company and JWCAC. It is anticipated that former JWCAC stockholders, on the one hand, and the former owners of The Tile Shop, LLC, on the other hand, will hold approximately 33% and 67%, respectively, of the issued and outstanding shares of common stock of TS Holdings immediately following the closing, subject to adjustments in the Contribution and Merger Agreement.

F-51

The Tile Shop, LLC and Subsidiary

Notes to the Consolidated Financial Statements

The Company has evaluated subsequent events through June 29, 2012, the date on which these consolidated financial statements were issued.

F-52

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$16,473.75	*
Accounting fees and expenses	15,000
Legal fees and expenses	15,000
Financial printing and miscellaneous expenses	5,000

Total	$51,473.75

* Previously paid in connection with the filing of the Registrant’s registration statement on Form S-4 (File No. File No. 333-182482), which is amended hereby.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some of our employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.

In August 2012, in connection with the consummation of the Business Combination, we issued and sold an aggregate of 32,000,000 shares of our common stock and promissory notes in the aggregate principal amount of approximately $70,000,000 to the Sellers (a total of 11 accredited investors) in consideration of the Sellers’ direct or indirect contribution of membership interest in The Tile Shop to us.

In August 2012, in connection with the consummation of the Business Combination, we issued and sold an aggregate of 1,500,000 shares of our common stock to a total of nine accredited investors at a purchase price of $10.00 per share, generating total gross proceeds of $15.0 million.

The sales of these securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act. The purchasers of the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. The registrant believes that all recipients of securities in these transactions were accredited investors, sophisticated investors, or had adequate access, through their relationships with the registrant, to information about the registrant. The sales of these securities were made without any general solicitation or advertising. No underwriters were involved in the issuance of these securities.

II-1

Item 16.	Exhibits.

Exhibit Number	Description
2.1(1)	Contribution and Merger Agreement, dated June 27, 2012, by and among JWC Acquisition Corp., The Tile Shop, LLC, members of The Tile Shop, LLC, Nabron International, Inc., Tile Shop Holdings, Inc., Tile Shop Merger Sub, Inc., and Sellers’ Representative
3.1(2)	Certificate of Incorporation of Tile Shop Holdings, Inc.
3.2(2)	Bylaws of Tile Shop Holdings, Inc.
4.1(2)	Specimen Common Stock Certificate
4.2(2)	Warrant Agreement, dated as of November 17, 2010, by and between JWC Acquisition Corp. and Continental Stock Transfer & Trust Company
4.3(1)	Form of Promissory Note by and between Tile Shop Holdings, Inc. and each Seller
5.1(1)	Opinion of Foley & Lardner LLP
10.1(2)	Registration Rights Agreement, dated June 27, 2012, by and among JWC Acquisition Corp., Tile Shop Holdings, Inc., certain members of JWC Acquisition, LLC, Nabron International, Inc., The Tile Shop, Inc., JWTS, Inc. and certain other members of The Tile Shop, LLC
10.2(2)	Warrant Purchase Agreement, dated June 27, 2012, by and among JWC Warrant Holdings, LLC, Nabron International, Inc., The Tile Shop, Inc., JWTS, Inc., and certain other members of The Tile Shop, LLC
10.3(2)	Sponsor Lock-Up Agreement, dated June 27, 2012, by and among Tile Shop Holdings, Inc., JWC Acquisition Corp. and the members of JWC Acquisition, LLC
10.4(2)	Sellers Lock-Up Agreement, dated June 27, 2012, by and among Nabron International, Inc., The Tile Shop, Inc., ILTS, LLC, JWTS, Inc., certain other members of The Tile Shop, LLC, Tile Shop Holdings, Inc. and JWC Acquisition Corp.
10.5(2)	Sponsor Agreement, dated June 27, 2012, by and among the Sponsor and its members and Tile Shop Holdings, Inc.
10.6(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Robert A. Rucker
10.7(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Joseph Kinder
10.8(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Carl Randazzo
10.9(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Leigh H. Behrman
10.10(1)+	2012 Equity Award Plan and form of Incentive Stock Option, Nonqualified Stock Option, and Stock Restriction Agreement under the 2012 Equity Award Plan
10.11(3)+	Form of Indemnification Agreement by and between Tile Shop Holdings, Inc. and each of its directors and executive officers
10.12(4)+	Offer Letter Agreement, dated July 28, 2012, by and between Tile Shop Holdings, Inc. and Timothy C. Clayton
10.13(5)	Credit Agreement, dated as of October 3, 2012, by and among the Company, The Tile Shop, certain subsidiaries of The Tile Shop, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer
10.14(6)	Security Agreement, dated as of October 3, 2012, by and among the Company, The Tile Shop, ILTS, LLC, JWC Acquisition Corp., The Tile Shop of Michigan, LLC, and Bank of America, N.A., as Administrative Agent
10.15(7)	Guaranty Agreement, dated as of October 3, 2012, by and among the Company, The Tile Shop, ILTS, LLC, JWC Acquisition Corp., The Tile Shop of Michigan, LLC, and Bank of America, N.A., as Administrative Agent
16(2)	Letter regarding change in certifying accountant

II-2

21(2)	Subsidiaries of Tile Shop Holdings, Inc.
23.1	Consent of McGladrey LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Rothstein Kass
23.4	Consent of Foley & Lardner LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)

+ Indicated a management contract or compensatory plan.

(1) Previously filed as the same number exhibit to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 23, 2012, which is amended hereby.

(2) Previously filed as the same number exhibit to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 2, 2012, which is amended hereby.

(3) Previously filed as Exhibit 10.13 Registrant’s Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 23, 2012, which is amended hereby.

(4) Previously filed as Exhibit 10.14 Registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 31, 2012, which is amended hereby.

(5) Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

(6) Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

(7) Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

Item 17.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-3

(6)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any “free writing prospectus” relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other “free writing prospectus” relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth, Minnesota on this 26th day of October, 2012.

TILE SHOP HOLDINGS, INC.

By:	/s/ Robert A. Rucker
Name: Robert A. Rucker
Title: Chief Executive Officer

II-5

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert A. Rucker and Timothy C. Clayton as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form S-1 of Tile Shop Holdings, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Rucker	Chief Executive Officer and Director	October 26, 2012
Robert A. Rucker	(Principal Executive Officer)

/s/ Timothy C. Clayton	Chief Financial Officer	October 26, 2012
Timothy C. Clayton	(Principal Financial Officer; Principal Accounting
Officer)

/s/ Peter J. Jacullo III	Director	October 26, 2012
Peter J. Jacullo III

/s/ Peter H. Kamin	Director	October 26, 2012
Peter H. Kamin

/s/ Todd Krasnow	Director	October 26, 2012
Todd Krasnow

/s/ Adam L. Suttin	Director	October 26, 2012
Adam L. Suttin

/s/ William E. Watts	Director and Chairman of the Board	October 26, 2012
William E. Watts

II-6

Exhibit Number	Description
2.1(1)	Contribution and Merger Agreement, dated June 27, 2012, by and among JWC Acquisition Corp., The Tile Shop, LLC, members of The Tile Shop, LLC, Nabron International, Inc., Tile Shop Holdings, Inc., Tile Shop Merger Sub, Inc., and Sellers’ Representative
3.1(2)	Certificate of Incorporation of Tile Shop Holdings, Inc.
3.2(2)	Bylaws of Tile Shop Holdings, Inc.
4.1(2)	Specimen Common Stock Certificate
4.2(2)	Warrant Agreement, dated as of November 17, 2010, by and between JWC Acquisition Corp. and Continental Stock Transfer & Trust Company
4.3(1)	Form of Promissory Note by and between Tile Shop Holdings, Inc. and each Seller
5.1(1)	Opinion of Foley & Lardner LLP
10.1(2)	Registration Rights Agreement, dated June 27, 2012, by and among JWC Acquisition Corp., Tile Shop Holdings, Inc., certain members of JWC Acquisition, LLC, Nabron International, Inc., The Tile Shop, Inc., JWTS, Inc. and certain other members of The Tile Shop, LLC
10.2(2)	Warrant Purchase Agreement, dated June 27, 2012, by and among JWC Warrant Holdings, LLC, Nabron International, Inc., The Tile Shop, Inc., JWTS, Inc., and certain other members of The Tile Shop, LLC
10.3(2)	Sponsor Lock-Up Agreement, dated June 27, 2012, by and among Tile Shop Holdings, Inc., JWC Acquisition Corp. and the members of JWC Acquisition, LLC
10.4(2)	Sellers Lock-Up Agreement, dated June 27, 2012, by and among Nabron International, Inc., The Tile Shop, Inc., ILTS, LLC, JWTS, Inc., certain other members of The Tile Shop, LLC, Tile Shop Holdings, Inc. and JWC Acquisition Corp.
10.5(2)	Sponsor Agreement, dated June 27, 2012, by and among the Sponsor and its members and Tile Shop Holdings, Inc.
10.6(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Robert A. Rucker
10.7(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Joseph Kinder
10.8(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Carl Randazzo
10.9(2)+	Offer Letter Agreement, dated June 24, 2012, by and between Tile Shop Holdings, Inc. and Leigh H. Behrman
10.10(1)+	2012 Equity Award Plan and form of Incentive Stock Option, Nonqualified Stock Option, and Stock Restriction Agreement under the 2012 Equity Award Plan
10.11(3)+	Form of Indemnification Agreement by and between Tile Shop Holdings, Inc. and each of its directors and executive officers
10.12(4)+	Offer Letter Agreement, dated July 28, 2012, by and between Tile Shop Holdings, Inc. and Timothy C. Clayton
10.13(5)	Credit Agreement, dated as of October 3, 2012, by and among the Company, The Tile Shop, certain subsidiaries of The Tile Shop, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer
10.14(6)	Security Agreement, dated as of October 3, 2012, by and among the Company, The Tile Shop, ILTS, LLC, JWC Acquisition Corp., The Tile Shop of Michigan, LLC, and Bank of America, N.A., as Administrative Agent
10.15(7)	Guaranty Agreement, dated as of October 3, 2012, by and among the Company, The Tile Shop, ILTS, LLC, JWC Acquisition Corp., The Tile Shop of Michigan, LLC, and Bank of America, N.A., as Administrative Agent
16(2)	Letter regarding change in certifying accountant
21(2)	Subsidiaries of Tile Shop Holdings, Inc.
23.1	Consent of McGladrey LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Rothstein Kass
23.4	Consent of Foley & Lardner LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)

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+ Indicated a management contract or compensatory plan.

(1) Previously filed as the same number exhibit to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 23, 2012, which is amended hereby.

(2) Previously filed as the same number exhibit to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 2, 2012, which is amended hereby.

(3) Previously filed as Exhibit 10.13 Registrant’s Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 23, 2012, which is amended hereby.

(4) Previously filed as Exhibit 10.14 Registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 31, 2012, which is amended hereby.

(5) Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

(6) Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

(7) Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012.

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